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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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UnitedHealth Group Incorporated
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Our Mission

Our Culture

The people of UnitedHealth Group are aligned around core values that inspire our behavior as individuals and as an organization:

Integrity.
Honor commitments.
Never compromise ethics.

Compassion.
Walk in the shoes of people we serve and those with whom we work.

Relationships.
Build trust through collaboration.

Innovation.
Invent the future, learn from the past.

Performance.
Demonstrate excellence in everything we do.

9900 Bren Road East
Minnetonka, Minnesota 55343

April 26, 2021

Dear Shareholder:

We cordially invite you to participate in our 2021 Annual Meeting of Shareholders to be held on Monday, June 7, 2021, at 11:00 a.m. Eastern Time. With the COVID-19 pandemic continuing to affect millions of people, we will once again hold our Annual Meeting virtually.

Over the past, unprecedented year, our 335,000 team members have distinguished themselves through their unwavering commitment to the health and safety of the people we are privileged to serve and have worked to deliver on our mission of helping people live healthier lives and helping the health system work better for everyone.

We released our inaugural Sustainability Report in 2020 to provide clarity to our stakeholders on our practices and progress. These efforts support and strengthen our ability to further fulfill our mission.

As a shareholder of UnitedHealth Group, you play an important role in our company by considering and taking action on the matters set forth in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.

Attached you will find a notice of meeting and proxy statement containing information about the items upon which you will be asked to vote and the meeting itself, including different methods you can use to vote your proxy, including by internet, telephone and mail.

Every shareholder vote is important, and we encourage you to vote as promptly as possible. Instructions on how to participate in the Annual Meeting are included in the proxy statement.

Sincerely,

Andrew Witty Chief Executive Officer	Stephen Hemsley Chair of the Board

2021 Notice of Annual Meeting

Items of Business

  •
  Proposal 1:  Elect the nine nominees set forth in the attached proxy statement to the Company's Board of Directors.

  •
  Proposal 2:  Conduct an advisory vote to approve the compensation paid to the Company's named executive officers as disclosed in the attached proxy statement (a "Say on Pay") vote.

  •
  Proposal 3:  Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2021.

  •
  Proposal 4:  Approve an amendment to the UnitedHealth Group 1993 Employee Stock Purchase Plan.

  •
  Proposal 5:  Consider the shareholder proposal set forth in the attached proxy statement, if properly presented at the Annual Meeting.

Items of business may also include transacting any other business that properly may come before the Annual Meeting or any adjournments or postponements of the meeting.

Access to the Annual Meeting

In light of the continued impact of the coronavirus (COVID-19) pandemic, the 2021 Annual Meeting will be held in virtual format only. If you plan to participate in the Annual Meeting, please see the "Questions and Answers About the Annual Meeting and Voting" section in the attached proxy statement. Shareholders will be able to participate in, vote, view the list of shareholders of record and submit questions from any location.

Proxy Voting

Important.    Even if you plan to participate in the Annual meeting, we still encourage you to submit your proxy by internet, telephone or mail prior to the meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures under Question 12 of the "Questions and Answers About the Annual Meeting and Voting" section in the attached proxy statement.

By Order of the Board of Directors,

Dannette L. Smith
Secretary to the Board of Directors
April 26, 2021

June 7, 2021
11:00 a.m. Eastern Time
Our Annual Meeting can be accessed virtually at: www.virtualshareholder meeting.com/UNH2021

Record Date
April 9, 2021

Only shareholders of record of the Company's common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY VIA THE INTERNET ON JUNE 7, 2021:
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report are available at www.unitedhealthgroup.com/ proxymaterials.

Proxy Summary

Business Results

We are a diversified health care company with a mission to help people live healthier lives and help make the health system work better for everyone. We work with health care professionals and other key partners to expand access to quality health care, so people get the care they need at an affordable price. We support the patient-physician relationship and empower people with the information, guidance and tools they need to make personal health choices and decisions. Our two complementary businesses — Optum and UnitedHealthcare — are driven by this unified mission and a vision to improve health care access, affordability, experiences and outcomes for the individuals and organizations we are privileged to serve. The breadth and scope of our diversified company help to consistently improve health care quality, access and affordability. We performed strongly in 2020 as we addressed uncertainties caused by the pandemic and undertook actions to address the impacts of the pandemic on health care professionals and our customers.

Financial

  •
  Revenues increased 6.2% to $257.1 billion in 2020 from $242.2 billion in 2019;

  •
  Operating earnings increased 13.8% year-over-year to $22.4 billion; net earnings increased 11.3% year-over-year to $15.4 billion; and cash flows from operations grew 20.1% year-over-year to $22.2 billion;

  •
  Diluted earnings per share increased 11.9% to $16.03 per share from $14.33 in 2019. Adjusted earnings per share1 increased 11.7% to $16.88 per share from $15.11 per share in 2019;

  •
  Return on equity at 24.9% in 2020 compared to 25.7% in 2019, reflecting the Company's strong overall operating performance and efficient capital structure;

  •
  Total shareholder return in 2020 was 21%, and 65% from 2018-2020, reflecting continued strong fundamental performance; and

  •
  Our annual cash dividend rate increased to $5.00 per share, representing a 16% increase over the annual cash dividend rate of $4.32 per share since the second quarter of 2019.

Awards and Recognition

  •
  UnitedHealth Group was the top ranked company in the insurance and managed care sector on Fortune's 2021 "World's Most Admired Companies" list. This is the eleventh consecutive year UnitedHealth Group has ranked No. 1 overall in its sector. The Company ranked No. 1 on all nine key attributes of reputation — innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment value, quality of products and services and global competitiveness.

  •
  The Company was named to the "All-Star" list of Fortune's 2021 top 50 most admired companies;

  •
  UnitedHealth Group has been named to both the Dow Jones Sustainability World and North America Indices since 1999;

  •
  UnitedHealth Group received a perfect score of 100 on the Human Rights Campaign Foundation's Corporate Equality Index 2021, earning the distinction of one of the "Best Places to Work for LGBTQ Equality";

  •
  UnitedHealth Group was named one of America's Most JUST Companies by JUST Capital and Forbes in 2020. The JUST 100 rankings measure how U.S. companies perform on issues Americans care about most, including worker pay and treatment, customer respect, product quality and environmental impact;

  •
  In 2020 and for the ninth consecutive year, The Civic 50, a Points of Light initiative that highlights companies that improve the quality of life in the communities where they do business, ranked UnitedHealth Group one of America's 50 most community-minded companies;

  •
  The Carbon Disclosure Project named UnitedHealth Group to its Leadership Band in 2020 for efforts to reduce greenhouse gas emissions;

  •
  The National Business Group on Health honored UnitedHealth Group with a 2020 "Best Employers: Excellence in Health & Well-Being" top-tier Platinum award;

  •
  The Disability Equality Index® named UnitedHealth Group one of the best places to work for disability inclusion in 2021; and

  •
  UnitedHealth Group has been ranked No. 6 in the nation on the 2021 Military Friendly® Employers list.

1
Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix B in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

2021 Proxy Statement    |    Proxy Summary    1

Corporate Governance

UnitedHealth Group is committed to meeting high standards of ethical behavior, corporate governance and business conduct. Our company, our Board of Directors (the "Board") and our people are committed to the shared cultural values of integrity, compassion, innovation, relationships and performance. This commitment has led us to implement many governance best practices.

Board Structure and Composition

Our directors are elected annually by a majority vote of our shareholders. Our current Board structure separates the positions of Chair of the Board and CEO. We have a Chair of the Board and a Lead Independent Director, and seven of our nine director nominees are independent.

Public Company Board Service Limits

Our directors may serve on no more than three other public company boards and our CEO may serve on no more than one other public company board.

One Share, One Vote

The Company does not have a dual-class share structure. Each share of Company common stock is entitled to one vote.

Proxy Access

A shareholder or group of shareholders who have owned at least 3% of our common stock for at least three years, and who comply with specified procedural and disclosure requirements, may include in our proxy materials shareholder-nominated director candidates representing up to 20% of the Board.

Board Refreshment, Tenure and Diversity

Since January 2017, we have appointed six new directors to the Board. Five of these directors are standing for election this year, four of whom are independent, advancing both the skill and experience profile of the Board as well as its diversity.

Chief Executive Officer Succession Planning

Our succession plan, which is reviewed annually by our Board, addresses both an unexpected loss of our CEO and longer-term succession.

Absence of Rights Plan

We do not have a shareholder rights plan, commonly referred to as a "poison pill."

Shareholder Special Meeting and Written Consent Rights

Shareholders hold the rights to call a special meeting and to act by written consent.

Prohibition on Short Sales, Hedging and Pledging Transactions in Company Securities

Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock. Additionally, our insider trading policy prohibits directors and executive officers from engaging in pledging transactions and discourages our employees from pledging transactions.

Stock Ownership Guidelines

All of our executive officers and directors were in compliance with our stock ownership guidelines as of April 9, 2021. Andrew Witty, our CEO, is required to own shares equal to eight times his base salary by the fifth anniversary of his appointment as CEO.

Stock Retention Policy

We generally require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award. Our directors are generally required to hold all equity awards granted until completion of service on the Board, or until they have met our stock ownership requirements.

Political Contributions Disclosure

We publicly disclose our political contributions and public advocacy efforts and the contributions of our federal and state political action committees.

See the "Corporate Governance" portion of this proxy statement for further information on our governance practices.

2021 Proxy Statement    |    Proxy Summary    2

COVID-19 Response

During 2020 and 2021, our Board has been actively engaged in overseeing UnitedHealth Group's response to the COVID-19 pandemic. While the pandemic continues to have a profound impact on the health of people around the world, we are committed to ensuring the safety and health of the people we serve, supporting our colleagues and their families, assisting communities and underserved populations, and ensuring the strength and reliability of the health care system. From the pandemic's outset, we took immediate and decisive action, including: accelerating philanthropic giving that benefits broader communities; providing needed liquidity for the health system and addressing financial imbalances resulting from the COVID-19 pandemic; and supporting public-private partnerships to advance COVID-19 research, testing, treatment, and vaccine distribution. Our ongoing efforts to fight the pandemic underscore the company's mission: helping people live healthier lives and helping make the health system work better for everyone.

A complete summary of the actions we have taken to respond to the pandemic can be found in Appendix A of this proxy statement.

Chief Executive Officer Succession

On February 3, 2021, Andrew Witty was appointed the Company's CEO, succeeding David Wichmann. Prior to his appointment as the Company's CEO, Mr. Witty was named President, UnitedHealth Group, in November 2019, in addition to his role as CEO of Optum, which he started in July 2018. Mr. Witty had also previously served as a member of the UnitedHealth Group Board of Directors from August 2017 until March 2018.

Since 2017, the Board had the opportunity to observe and evaluate Mr. Witty in many different settings, including Board and management meetings, investor presentations and individual discussions with directors.

The Board determined that Mr. Witty had the right vision, business and leadership skills, enterprise knowledge and support, broad health care experience and expertise in growth, innovation, technology, operations and global markets to be CEO.

Executive Compensation

Our executive compensation program uses a mix of base salary, annual cash incentives, equity awards and broad-based benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance. Shareholders again expressed strong support for our executive compensation program at our 2020 Annual Meeting of Shareholders, with more than 95% of the votes cast in favor of our Say-on-Pay proposal.

Compensation Program Principles
Enhance the value of the business	Reward long-term growth and focus management on sustained success and shareholder value creation	Pay-for-performance	Standard benefits and limited perquisites

Information regarding compensation paid to each of our named executive officers in 2020 is described in the "Compensation Discussion and Analysis" section.

2021 Proxy Statement    |    Proxy Summary    3

Strong Governance Standards for Executive Compensation

We maintain strong governance standards in the oversight of our executive compensation policies and practices, including:

  •
  Performance-based compensation arrangements, including performance-based equity awards, which use a variety of performance measures, with different measures used for annual and long-term plans.

  •
  Double trigger change in control arrangements for equity grants.

  •
  No excise tax gross ups in the event of a change in control.

  •
  Our 2020 Stock Incentive Plan continues the prohibition of the repricing of stock options and stock appreciation rights without shareholder approval.

  •
  Annual advisory shareholder votes to approve the Company's executive compensation.

  •
  Stock ownership guidelines requiring executive officers to beneficially own specified amounts of the Company's common stock within five years of their appointment as an executive officer.

  •
  A stock retention policy generally requiring executive officers to hold, for at least one year, one third of the net shares acquired upon vesting or exercise of any equity award.

  •
  A clawback policy entitling the Board of Directors to seek reimbursement from senior executives if they are involved in fraud or misconduct causing a material restatement or in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions.

  •
  Under the 2020 Stock Incentive Plan, equity-based compensation awards to employees are generally subject to four-year vesting provisions, with a one-year minimum vesting requirement, subject to an exception for a limited number of shares not to exceed 5%.

  •
  Our Compensation and Human Resources Committee uses an independent compensation consultant who performs no other consulting or services for the Company.

  •
  Tally sheets setting forth the current and historical compensation of each Section 16 officer are provided to the Compensation and Human Resources Committee at each quarterly meeting.

This proxy statement and our Annual Report for the year ended December 31, 2020, are first being mailed to the Company's shareholders and made available at www.unitedhealthgroup.com/proxymaterials on or about April 26, 2021. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

Voting Matters and Vote Recommendations

Items of Business		Board's Recommendation	Details
1	Election of nine directors	FOR	Page 5

2	Advisory Approval of Executive Compensation	FOR	Page 66

3	Ratification of Independent Registered Public Accounting Firm	FOR	Page 71

4	Approval of the UnitedHealth Group 1993 Employee Stock Purchase Plan Amendment	FOR	Page 72

5	Shareholder Proposal to Reduce the Share Ownership Threshold for Calling a Special Meeting of Shareholders	AGAINST	Page 77

2021 Proxy Statement    |    Proxy Summary    4

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Board of Directors

PROPOSAL 1: Election of Directors

Our Board of Directors has nominated nine directors for election at the 2021 Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2021 Annual Meeting. After 12 years of exceptional service as an independent director, Mr. Glenn M. Renwick is not standing for re-election at the 2021 Annual Meeting. All then-current directors attended the 2020 Annual Meeting.

Director Nomination Process

Criteria for Nomination to the Board

The Nominating and Corporate Governance Committee performs an assessment of the skills and experiences needed to oversee the interests of the Company. We believe an effective Board consists of a diverse group of individuals who bring a variety of complementary skills and a range of personal and business experience to their positions on the Board. The Nominating and Corporate Governance Committee developed and maintains a skills matrix to assist in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix is consistent with the Company's long-term strategic plan and is regularly reviewed and updated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee evaluates Board candidates against the skills matrix on an annual basis to determine whether to recommend candidates for initial election to the Board and whether to recommend currently serving directors for reelection to the Board.

The skills matrix has two sections — a list of core criteria every member of the Board should meet and a list of skills and attributes to be represented collectively by the Board. The core director criteria are:

  •
  Independence under the Company's Standards for Director Independence and New York Stock Exchange ("NYSE") listing requirements, subject to waiver by the Nominating and Corporate Governance Committee;

  •
  Service on no more than three other public company boards; except our Chief Executive Officer may serve on no more than one other public company board;

  •
  High integrity and ethical standards;

  •
  Standing and reputation in the individual's field;

  •
  Risk oversight ability with respect to the particular skills of the individual director;

  •
  Understanding of and experience with complex public companies or like organizations; and

  •
  Ability to work collegially and collaboratively with other directors and management.

2021 Proxy Statement    |    Proposal 1: Election of Directors    |    Director Nomination Process    5

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Each of our independent director nominees has satisfied all the core director criteria set forth in the skills matrix. Stephen Hemsley and Andrew Witty are not independent directors because Mr. Hemsley, until November 2019, served as an executive of the Company and Mr. Witty is our Chief Executive Officer.

Optimal mix of skills and expertise of director nominees

The skills matrix provides a number of substantive areas of expertise the Board as a whole should represent. The following table includes a list of these areas and the director nominees with expertise in each area.

Director	Corporate Governance	Finance	Health Care Industry	Direct Consumer Markets	Social Media/ Marketing	Diversity	Experience with Large Complex Organizations	Technology/ Business Processes	Clinical Practice	Political/ Health Care Policy/ Regulatory	Capital Markets

Richard T. Burke

Timothy P. Flynn

Stephen J. Hemsley

Michele J. Hooper

F. William McNabb III

Valerie C. Montgomery Rice, M.D.

John H. Noseworthy, M.D.

Gail R. Wilensky, Ph.D.

Andrew Witty

2021 Proxy Statement    |    Director Nomination Process    6

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Tenure of Director Nominees

Our Nominating and Corporate Governance Committee strives to maintain a balance of tenure on the Board. Long-serving directors bring valuable experience with our Company and familiarity with the successes and challenges the enterprise has faced over the years, while newer directors contribute fresh perspectives.

Board Diversity

UnitedHealth Group embraces and encourages a culture of inclusion and diversity. Valuing diversity makes good business sense and helps to ensure our future success, because the customers, clients and consumers we serve are as diverse as the thousands of communities where we live and work across all 50 states in the U.S. and 150 other countries.

Our Board does not establish specific goals with respect to diversity, the Board's diversity is a consideration in the director nomination process and is assessed annually when the Board evaluates overall effectiveness. We are committed to actively seeking women and racially/ethnically diverse director candidates. The Nominating and Corporate Governance Committee maintains an active recruiting pipeline of potential director candidates based upon skills identified in our skills matrix and includes diverse candidates.

Recent Changes in Board Membership

Additions				Departures

2021	2019	2018	2017	2021	2020	2018	2017

Andrew Witty(1)	John H. Noseworthy, M.D.	F. William McNabb III	Timothy P. Flynn	David S. Wichmann	William C. Ballard, Jr.	Andrew Witty	Rodger A. Lawson
			Valerie C. Montgomery Rice, M.D. Andrew Witty David S. Wichmann	Glenn M. Renwick (Not Standing for Re-election at the Annual Meeting)		Kenneth I. Shine, M.D.	Robert J. Darretta
(1)
Andrew Witty first joined the Board as an independent director in August 2017, stepped down in March 2018 to serve as CEO of Optum and rejoined the Board in connection with his appointment as the Company's CEO in February 2021.

2021 Proxy Statement    |    Director Nomination Process    7

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

For this year's election, the Board has nominated nine individuals. All are incumbent nominees who collectively bring tremendous diversity to the Board, including diversity in terms of professional experience, skills and background, as well as diversity of nationality, race and gender. Each nominee is a strategic thinker and has varying, specialized experience in the areas relevant to the Company and its businesses. Moreover, their collective experience covers a wide range of geographies and industries, including health care and clinical practice, insurance, consumer products, technology, capital markets and financial services, and roles in academia, corporate governance, government and intergovernmental organizations. The nine director nominees range in age from 56 to 77; three of the nine director nominees are women; two are African American; one is a citizen of the U.K. and one is a citizen of Canada.

Search Process for New Directors

The Nominating and Corporate Governance Committee screens and recommends candidates for nomination by the full Board. We have for several years maintained an active "evergreen" director candidate pipeline which reflects our continuing commitment to diversity in life, cultural and business experience among director nominees. The Nominating and Corporate Governance Committee has an outside firm on retainer to assist in identifying and evaluating director candidates. The Nominating and Corporate Governance Committee will also consider recommendations submitted by shareholders for director candidates. Recommendations should be directed to the Secretary to the Board of Directors. None of the Company's shareholders recommended candidates for the Board of Directors in connection with the 2021 Annual Meeting.

Prior to the appointment of each of the new independent directors beginning in 2017, the Nominating and Corporate Governance Committee considered a wide slate of potential candidates, including qualified women and racially/ethnically diverse candidates. Each eventual nominee was selected due to his or her overall skills and experience.

Shareholder Director Candidates for Inclusion in our Proxy Statement (Proxy Access)

Our Bylaws provide a shareholder or group of shareholders (of up to 20) who have owned at least 3% of our common stock for at least three years the ability to include in our proxy statement shareholder-nominated director

2021 Proxy Statement    |    Director Nomination Process    8

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

candidates for up to 20% of the Board. To be eligible to use this right, the shareholder(s) and the candidate(s) must satisfy the requirements specified in our Bylaws. Our Bylaws are available at www.unitedhealthgroup.com/who-we-are/corporate-governance. For the 2022 Annual Meeting, director nominations submitted under these Bylaw provisions must be received at our principal executive offices, directed to the Secretary to the Board of Directors, no earlier than November 24, 2021 and no later than December 24, 2021.

Shareholder Nominations of Director Candidates at an Annual Meeting

Our shareholders may also nominate candidates for election to the Board of Directors from the floor of our Annual Meeting of Shareholders, instead of including the director candidate in our proxy statement, by submitting timely written notice to the Secretary to the Board in accordance with our Bylaws. The notice must include the information required by our Bylaws, which are available at www.unitedhealthgroup.com/who-we-are/corporate-governance. For the 2022 Annual Meeting, this notice must be received at our principal executive offices, directed to the Secretary to the Board of Directors, no earlier than February 7, 2022 and no later than March 9, 2022.

Board Leadership Structure

Our Board of Directors believes having independent Board leadership is an important component of our governance structure. As such, our Bylaws require the Company to have either an independent Chair of the Board or a Lead Independent Director. Our Board's leadership structure also separates the positions of CEO and Chair of the Board. The Board believes this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. The Board will continue to evaluate the Board structure on an ongoing basis.

Our Principles of Governance outline the specific duties of the Lead Independent Director, including:

  •
  serving as the principal liaison between the independent directors and the Chair of the Board;

  •
  presiding at all meetings of the Board at which the Chair of the Board is not present and at executive sessions of the Board's independent directors;

  •
  calling meetings of the independent directors as appropriate and, in coordination with the Chair of the Board, all members of the Board;

  •
  facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;

  •
  serving as an ex officio member of each Board committee of which the Lead Independent Director is not a member and working with the Board committee chairs on the performance of their designated roles and responsibilities;

  •
  working with the Chair of the Board to approve the agendas and meeting schedules for Board meetings;

  •
  working with the Chair of the Board on the appropriateness (including quality and quantity) and timeliness of information provided to the Board;

2021 Proxy Statement    |    Board Leadership Structure    9

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
  •
  meeting individually with the Chair of the Board after each regularly scheduled Board meeting; coordinating the preparation of agendas and materials for executive sessions of the Board's Independent Directors, if any;

  •
  assisting the Chair of the Nominating and Corporate Governance Committee in reviewing and reporting on the results of the Board and committee performance self-evaluations;

  •
  communicating to the Chair of the Board any decisions reached, suggestions, views or concerns expressed by Independent Directors in executive sessions or outside of Board meetings;

  •
  meeting periodically with individual independent directors to discuss Board and committee performance, effectiveness and composition;

  •
  where appropriate, supporting the Company in interactions with shareholders and regulators in consultation with the Chief Executive Officer and Chair of the Board; and

  •
  interviewing, along with the Chair of the Nominating and Corporate Governance Committee, all Board candidates and making director candidate recommendations to the Nominating and Corporate Governance Committee.
Director Independence

Our Board of Directors has adopted the Company's Standards for Director Independence, which are available at www.unitedhealthgroup.com/who-we-are/corporate-governance. The Standards for Director Independence requirements exceed the independence standards set by the NYSE.

Our Board of Directors has determined Richard T. Burke, Timothy P. Flynn, Michele J. Hooper, F. William McNabb III, Valerie C. Montgomery Rice, M.D., John H. Noseworthy, M.D., Glenn M. Renwick and Gail R. Wilensky, Ph.D. are each "independent" under the NYSE rules and the Company's Standards for Director Independence, and have no material relationships with the Company that would prevent the directors from being considered independent. Stephen Hemsley, Chair of the Board, and Andrew Witty, CEO, are not independent directors.

In determining independence, the Board of Directors considered, among other factors, the business relationships between the Company and our directors and nominees, their immediate family members (as defined by the NYSE) and their affiliated companies. The Board of Directors considered whether any director or any nominee was a director, partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and also considered charitable contributions the Company or its affiliates made to organizations with which such directors or nominees are or have been associated. In particular, the Board of Directors evaluated the following relationships and determined such relationships were in the normal course of business and did not impair the directors' ability to exercise independent judgment:

  •
  Mr. Burke is an owner of Rainy Partners, LLC. Rainy Partners is a customer of the Company and paid the Company premiums for health insurance of approximately $371,800 in 2020. These premiums were determined on the same terms and conditions as premiums for other comparable customers.

2021 Proxy Statement    |    Director Independence    10

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
  •
  Dr. Montgomery Rice is President and Dean of Morehouse School of Medicine. In 2020, Morehouse School of Medicine paid the Company approximately $351,500 for claims software and medical records review services. The Company paid Morehouse School of Medicine approximately $710,000 for services as a network care provider and approximately $179,800 for a study focused on COVID-19 infection severity by sickle cell trait status in 2020. UnitedHealth Group and the United Health Foundation donated approximately $361,500 in charitable contributions to Morehouse School of Medicine in 2020. Total amounts paid by the Company and the United Health Foundation to Morehouse School of Medicine during 2020 were substantially less than 1% of Morehouse School of Medicine's total revenues for 2020. Dr. Montgomery Rice was not directly involved in these relationships.

  •
  The Board of Directors also considered relationships between the Company and organizations on which our non-employee directors or their immediate family members serve only as directors and determined none of these relationships impair the directors' exercise of independent judgment.
Board Committees

The Board of Directors has established four standing committees as listed in the table below. These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions. Each committee operates under a written charter, and evaluates its charter and conducts a committee performance evaluation annually.

The following table identifies the members of each committee as of April 9, 2021:

Director	Audit	Compensation and Human Resources	Nominating and Corporate Governance	Public Policy Strategies and Responsibility
Richard T. Burke*

Timothy P. Flynn

Stephen J. Hemsley

Michele J. Hooper

F. William McNabb III

Valerie C. Montgomery Rice, M.D.

John H. Noseworthy, M.D.

Glenn M. Renwick**

Gail R. Wilensky, Ph.D.

Andrew Witty

 Chair      Member      Financial Expert

*
Mr. Burke is the Lead Independent Director and an ex-officio member of the Audit Committee, Compensation and Human Resources Committee and Public Policy Strategies and Responsibility Committee. As an ex-officio member, Mr. Burke has a standing invitation to attend each committee meeting, but does not count for quorum purposes or vote on committee matters.

**
After 12 years of exceptional service, Mr. Renwick is not standing for re-election at the 2021 Annual Meeting.

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1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Audit Committee	Meetings Held in 2020: 10
Committee Members:
Glenn M. Renwick (Chair), Michele J. Hooper and F. William McNabb III
Primary Responsibilities:

The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm and oversees financial reporting, internal controls and public disclosure. The Audit Committee reviews and assesses the effectiveness of the Company's policies, procedures and resource commitments in the areas of compliance, ethics, privacy and cyber security, by interacting with personnel responsible for these functions. The Audit Committee also oversees management's processes to identify and quantify material risks facing the Company. The Audit Committee establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters. The Audit Committee operates as a direct line of communication between the Board of Directors and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel.
Independence:

Each of the Audit Committee members is an independent director under the NYSE listing standards and the SEC rules. The Board of Directors has determined Messrs. Renwick and McNabb and Ms. Hooper are "audit committee financial experts" as defined by the SEC rules. After 12 years of exceptional service, Mr. Renwick is not standing for re-election at the Annual Meeting. He will continue to serve as Chair of the Audit Committee until the Annual Meeting. The Board will appoint a new independent Chair of the Audit Committee at its meeting held in connection with the Annual Meeting.

Compensation and Human Resources Committee	Meetings Held in 2020: 6
Committee Members:
Timothy P. Flynn (Chair), John H. Noseworthy, M.D. and Gail R. Wilensky, Ph.D.
Primary Responsibilities:

The Compensation and Human Resources Committee is responsible for overseeing (i) our policies and practices related to total compensation for executive officers, (ii) the administration of our incentive and equity-based plans, (iii) the risk associated with our compensation practices and plans, and (iv) human capital management, including inclusion and diversity initiatives. The Compensation and Human Resources Committee also establishes employment arrangements with our CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and the Company's stock ownership guidelines.
Independence:
Each of the Compensation and Human Resources Committee members is an independent director under the NYSE listing standards and the SEC rules, and a non-employee director under the SEC rules.

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Nominating and Corporate Governance Committee	Meetings Held in 2020: 3
Committee Members:
Michele J. Hooper (Chair), Richard T. Burke and F. William McNabb III
Primary Responsibilities:

The Nominating and Corporate Governance Committee's duties include (i) identifying and nominating individuals to be proposed as nominees for election as directors at each annual meeting of shareholders or to fill Board vacancies, (ii) conducting the Board evaluation process, (iii) evaluating the categorical standards which the Board of Directors uses to determine director independence, and (iv) monitoring and evaluating corporate governance practices. The Nominating and Corporate Governance Committee also oversees Board processes and corporate governance-related risk.
Independence:
Each of the Nominating and Corporate Governance Committee members is an independent director under the NYSE listing standards.

Public Policy Strategies and Responsibility Committee	Meetings Held in 2020: 4
Committee Members:
Gail R. Wilensky, Ph.D. (Chair), Valerie C. Montgomery Rice, M.D. and John H. Noseworthy, M.D.
Primary Responsibilities:

The Public Policy Strategies and Responsibility Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities relating to (i) the Company's public policy, health care reform and modernization activities, (ii) political contributions, government relations, community and charitable activities, and (iii) sustainability performance, including responsible social and environmental practices. The Public Policy Strategies and Responsibility Committee is also responsible for overseeing the risks associated with these activities.
Independence:
Each of the Public Policy Strategies and Responsibility Committee members is an independent director under the NYSE listing standards.

Board Meetings and Annual Meeting Attendance

Directors are required to attend at least 75% of Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All of the nominees are expected to attend the 2021 Annual Meeting. During the year ended December 31, 2020, the Board of Directors held eleven meetings. All current directors attended at least 75% of the meetings of the Board and any Board committees of which they were members in 2020.

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1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Board and Committee Evaluations

The Nominating and Corporate Governance Committee oversees the Board and Committee evaluation process. In addition, the Chair of the Board and the Lead Independent Director meet regularly with individual directors to discuss Board and Committee performance, effectiveness and composition.

As part of director feedback received through the annual evaluation process, the Board continues to place a focus on engaging with management on achievement of the Company's long-term strategies, leadership development and inclusion and diversity topics. In addition, the Nominating and Governance Committee receives information regarding the skills and qualifications current Board or committee members believe future Board or committee members should possess.

Communication with the Board of Directors

The Board of Directors values the input and insights of our shareholders and other interested parties and believes effective communication strengthens the Board's role as an active, informed and engaged fiduciary. The Board has adopted a Board of Directors Communication Policy to facilitate communication between shareholders and other interested parties and the Board. Under this policy, the Board has designated the Company's Secretary to the Board of Directors as its agent to receive and review communications. The Secretary to the Board will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, mass mailings, business solicitations, routine customer service complaints, new product or service suggestions and opinion surveys.

Appropriate matters to raise in communications to the Board include Board composition; Board and CEO succession planning process; executive compensation; uses of capital; and general Board oversight, including corporate governance, accounting, internal controls, auditing and other related matters.

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1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

The policy, including information on how to contact the Board of Directors, may be found in the corporate governance section of our website, www.unitedhealthgroup.com/who-we-are/corporate-governance.

2021 Director Nominees

Our Certificate of Incorporation provides that each member of our Board of Directors is elected annually by a majority of votes cast if the election is uncontested. The Board of Directors has nominated the nine directors set forth as follows for election by the shareholders at the 2021 Annual Meeting. All director nominees except Andrew Witty, who became a director on February 3, 2021, were elected by our shareholders at the 2020 Annual Meeting. If any nominees should become unable to serve as a director for any reason, the persons named below as proxies will elect a replacement.

Following is a brief biographical description of each director nominee. A table listing the areas of expertise in the skills matrix held by each director and which, in part, led the Board to conclude each respective director should continue to serve as a member of the Board, is included on page 6.

The Board of Directors recommends you vote FOR the election of each of the nominees. Executed proxies will be voted FOR the election of each nominee unless you specify otherwise.

Director	Age	Primary Occupation	Director Since

Richard T. Burke	77	Lead Independent Director, UnitedHealth Group	1977

Timothy P. Flynn	64	Former Chair, KPMG International	2017

Stephen J. Hemsley	68	Chair, UnitedHealth Group	2000

Michele J. Hooper	69	President and CEO, The Directors' Council	2007

F. William McNabb III	64	Former Chairman and CEO, The Vanguard Group, Inc.	2018

Valerie C. Montgomery Rice, M.D.	59	President and Dean, Morehouse School of Medicine	2017

John H. Noseworthy, M.D.	69	Former CEO and President, Mayo Clinic	2019

Gail R. Wilensky, Ph.D.	77	Senior Fellow, Project Hope and Former Administrator of CMS	1993

Andrew Witty	56	CEO, UnitedHealth Group	2021

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1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Richard T. Burke

Mr. Burke is Lead Independent Director of the Board of Directors of UnitedHealth Group and has served in this capacity since September 2017. Mr. Burke served as Chair of the Board from 2006 to August 2017, has been a member of our Board since 1977, and was Chief Executive Officer of UnitedHealthcare, Inc., our predecessor corporation, until 1988. In 2020, Mr. Burke became Chief Executive Officer and Chair of Senior Connect Acquisition Corp., a company formed and funded to acquire, by merger or other form of business combination, one or more businesses that provide services to older adults. From 1995 until 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. In the past five years, Mr. Burke served as a director of Meritage Homes Corporation.	Director since: 1977 Age: 77 Committees: Nominating and Corporate Governance Current Outside Public Directorships: Senior Connect Acquisitions Corp.

Timothy P. Flynn

Mr. Flynn was Chairman of KPMG International ("KPMG"), a global professional services organization that provides audit, tax and advisory services, from 2007 until his retirement in October 2011. From 2005 until 2010, he served as Chairman and from 2005 to 2008 as CEO of KPMG LLP in the U.S., the largest individual member firm of KPMG. Prior to serving as Chairman and CEO of KPMG LLP, Mr. Flynn was Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices. He previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum's International Business Council, and a director of the International Integrated Reporting Council.	Director since: 2017 Age: 64 Committees: Compensation and Human Resources (Chair) Current Outside Public Directorships: Alcoa Corporation JPMorgan Chase & Co. Walmart Inc.

Stephen J. Hemsley

Mr. Hemsley is Chair of the Board of UnitedHealth Group and has served in this capacity since November 2019. Mr. Hemsley previously served as Executive Chair of the Board from September 2017 to November 2019, Chief Executive Officer from November 2006 to August 2017, President from May 1999 to November 2014, and Chief Operating Officer from November 1998 to November 2006. He joined the Company in 1997 and has been a member of the Board of Directors since 2000. Mr. Hemsley currently serves as a director of Cargill, Inc.	Director since: 2000 Age: 68 Committees: None Current Outside Public Directorships: None

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1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Michele J. Hooper

Ms. Hooper is President and CEO of The Directors' Council, a private company she co-founded in 2003 that works with corporate boards to increase their independence, effectiveness and diversity. She was President and CEO of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. She previously served as President and CEO of Stadtlander Drug Company, Inc., a provider of disease specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. Ms. Hooper is a nationally recognized corporate governance expert. In the past five years, Ms. Hooper also served as a director of PPG Industries, Inc.	Director since: 2007 Age: 69 Committees: Nominating and Corporate Governance (Chair) Audit Current Outside Public Directorships: United Airlines Holdings, Inc.

F. William McNabb III

Mr. McNabb served as Chairman of The Vanguard Group, Inc. from 2010 until his retirement in 2018 and served as CEO from 2008 to 2017. He joined Vanguard in 1986. In 2010, he became Chairman of the Board of Directors and the Board of Trustees of the Vanguard group of investment companies. Earlier in his career, Mr. McNabb led each of Vanguard's client facing business divisions. Mr. McNabb is active in the investment management industry and served as the Chairman of the Investment Company Institute's Board of Governors from 2013 to 2016. Mr. McNabb is Chairman of the Board of the Zoological Society of Philadelphia and serves on the Wharton Leadership Advisory Board, the Dartmouth Athletic Advisory Board, Columbia Law School's Millstein Center Advisory Board and the Ernst & Young Independent Audit Quality Board. Mr. McNabb is a board member of CECP: The CEO Force for Good.	Director since: 2018 Age: 64 Committees: Audit Nominating and Corporate Governance Current Outside Public Directorships: International Business Machines Corporation

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1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Valerie C. Montgomery Rice, M.D.

Dr. Montgomery Rice is President and Dean of the Morehouse School of Medicine, a medical school in Atlanta, Georgia, and has served in this capacity since 2014. She also served as the Executive Vice President and Dean of the Morehouse School of medicine from 2011 to 2014. Morehouse School of Medicine is among the nation's leading educators of primary care physicians and was recently recognized as the top institution among U.S. medical schools for their social mission. Prior to joining Morehouse School of Medicine, she served as dean of the School of Medicine and Senior Vice President of Health Affairs at Meharry Medical College from March 2006 to June 2009, and as director of the Center for Women's Health Research, one of the nation's first research centers devoted to studying diseases that disproportionately impact women of color, from 2005 to 2011. Dr. Montgomery Rice also served previously as a Council Member of the National Institute of Health and National Center for Advancing Translational Science, and previously on the National Institute of Health's Minority Health and Health Disparities and Office of Research on Women's Health advisory councils, and the Association of American Medical Colleges Council of Deans administrative board. Dr. Montgomery Rice is a member of the National Academy of Medicine and a renowned infertility specialist and women's health researcher.	Director since: 2017 Age: 59 Committees: Public Policy Strategies and Responsibility Current Outside Public Directorships: None

John H. Noseworthy, M.D.

Dr. Noseworthy is the former Chief Executive Officer and President of Mayo Clinic, a world renowned non-profit healthcare organization. He retired at the end of 2018 after a 28 year career at Mayo Clinic, recognized by U.S. News and World Report as best in its honor roll of America's top providers of care for patients with serious and complex problems. Mayo Clinic cares for patients from every state and 143 countries worldwide. Dr. Noseworthy joined Mayo Clinic in 1990 and served in various capacities, including as Chairman of Mayo Clinic's internal Board of Governors, member of the Board of Trustees, Professor of Neurology at Mayo Clinic College of Medicine & Science, Chair of Mayo's Department of Neurology, medical director of the Department of Development and Vice Chair of the Mayo Clinic Rochester Executive Board. Dr. Noseworthy also served as editor-in-chief of Neurology, the official journal of the American Academy of Neurology, from 2007 to 2009. Dr. Noseworthy was a Health Governor of the World Economic Forum from 2012 to 2018 and, in the past five years, also served as a director of Merck & Co.	Director since: 2019 Age: 69 Committees: Compensation and Human Resources Committee Public Policy Strategies and Responsibility Current Outside Public Directorships: None

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1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information

Gail R. Wilensky, Ph.D.

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From 2008 to 2009, Dr. Wilensky was President of the Department of Defense Health Board and chaired its sub-committee on health care delivery. From 2006 to 2008, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007, she also served as a commissioner on the President's Commission on Care for America's Returning Wounded Warriors. From 2001 to 2003, she was the Co-Chair of the President's Task Force to Improve Health Care for our Nation's Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H. W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services), directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is a nationally recognized health care economist.	Director since: 1993 Age: 77 Committees: Public Policy Strategies and Responsibility (Chair) Compensation and Human Resources Current Outside Public Directorships: Quest Diagnostics ViewRay, Inc.

Andrew Witty

Mr. Witty is Chief Executive Officer of UnitedHealth Group and has served in that capacity since February 2021. He was President of UnitedHealth Group from November 2019 to February 2021, Chief Executive Officer of Optum from July 2018 to April 2021, and a UnitedHealth Group director from August 2017 to March 2018. From April 2020 to November 2020, Mr. Witty took an unpaid leave of absence from his positions at UnitedHealth Group and Optum to serve as a Global Envoy for the World Health Organization's COVID-19 efforts. Since March 2021, Mr. Witty has served as an expert lead and member of the steering group of the pandemic preparedness partnership to advise the UK's G7 Presidency. Prior to joining UnitedHealth Group, he was Chief Executive Officer and a board member of GlaxoSmithKline, a global pharmaceutical company, from 2008 to April 2017.	Director since: 2021 Age: 56 Committees: None Current Outside Public Directorships: None

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Director Compensation

We seek to compensate our non-employee directors fairly for work required for a company of our size, complexity and scope and to align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and benefit from the expertise of highly qualified people with backgrounds and experience relevant to our business and those we serve. The Compensation and Human Resources Committee annually reviews the compensation of our non-employee directors and makes recommendations to the Board of Directors. In August 2020, the Compensation and Human Resources Committee, with the advice of its independent compensation consultant, undertook a review of the structure, philosophy and overall mix of the director compensation program as compared to the Company's compensation peer group and also the four large publicly traded managed care and health care and services companies included in the peer group. Following this review, the Compensation and Human Resources Committee recommended, and the Board approved, a decrease in the annual cash retainer for the Chair of the Board to align the Chair's compensation with the approximate market median, effective September 1, 2020. No other changes were made to the compensation of the non-employee directors.

The following table highlights the material elements of our director compensation program:

Compensation Element	Compensation Value ($)

Annual Cash Retainer	125,000

Annual Chair of the Board Cash Retainer	220,000

Annual Audit Committee Chair Cash Retainer	25,000

Annual Compensation and Human Resources Committee Chair Cash Retainer	20,000

Annual Nominating and Corporate Governance Committee Chair Cash Retainer	20,000

Annual Public Policy Strategies and Responsibility Committee Chair Cash Retainer	20,000

Annual Lead Independent Director Cash Retainer	75,000

Annual Equity Award	205,000 aggregate fair value of deferred stock units

Equity Conversion Program	At the director's election, cash compensation may be converted into DSUs, or if the director has met the stock ownership guidelines, into common stock

Cash Compensation

Cash retainers are payable on a quarterly basis in arrears on the first business day following the end of each fiscal quarter and are subject to pro rata adjustment if the director did not serve the entire quarter. Directors may elect to receive deferred stock units ("DSUs") or common stock (if the director has met the stock ownership guidelines) in lieu of their cash compensation or may defer receipt of their cash compensation to a later date pursuant to the

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Directors' Compensation Deferral Plan ("Director Deferral Plan"). The cash retainers are in consideration of general service and responsibilities and required meeting preparation. Effective September 1, 2020, the Board approved the reduction of the annual cash retainer for the non-executive Chair of the Board role from $270,000 to $220,000.

Equity-Based Compensation

Non-employee directors receive annual grants of DSUs under the 2020 Stock Incentive Plan having an aggregate fair value of $205,000. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of DSUs granted is determined by dividing $51,250 (the quarterly value of the annual equity award) by the closing price of our common stock on the grant date, rounded up to the nearest share. The grants are in consideration of general service and responsibilities and required meeting preparation and serve to align the interests of our directors with those of our shareholders.

The DSUs immediately vest upon grant and must be retained until completion of the director's service on the Board. Upon completion of service, the DSUs convert into an equal number of shares of the Company's common stock. A director may defer receipt of the shares for up to ten years after completion of service pursuant to the Director Deferral Plan. Non-employee directors who have met their stock ownership requirement may elect to receive common stock in lieu of DSUs and/or in-service distributions on pre-selected dates.

If a director elects to convert his or her cash compensation into common stock or DSUs, such conversion grants are made on the day the eligible cash compensation becomes payable to the director. The director receives the number of shares of common stock or DSUs, as applicable, equal to the cash compensation foregone, divided by the closing price of our common stock on the date of grant, rounded up to the nearest share. The DSUs immediately vest upon grant. A director may only elect to receive common stock if he or she has met the stock ownership guidelines.

The Company pays dividend equivalents in the form of additional DSUs on all outstanding DSUs. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to Company shareholders and are subject to the same vesting conditions as the underlying grant.

Stock Ownership and Retention Guidelines

Under our stock ownership guidelines, we require non-employee directors to achieve ownership of shares of the Company's common stock (excluding stock options, but including vested DSUs and vested restricted stock units) having a fair market value equal to five times the directors' annual base cash retainer. Non-employee directors must comply with the stock ownership guidelines within five years of their appointment to the Board of Directors. All of our non-employee directors have met the stock ownership requirement or have served as a director for less than five years. Our directors are required to hold all equity awards granted until completion of service on the Board or until they have met our stock ownership requirements.

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Director Deferral Plan

Under the Director Deferral Plan, subject to compliance with applicable laws, non-employee directors may elect annually to defer receipt of all or a percentage of their compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a predetermined collection of unaffiliated mutual funds as measuring investments. The Director Deferral Plan does not provide for matching contributions by the Company.

Other Compensation

We reimburse directors for any reasonable out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to directors if the director is not eligible for subsidized coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the Board of Directors, directors may continue to obtain health care coverage under benefit continuation coverage, and after the lapse of such coverage, under the Company's post-employment medical plan for up to a total of 96 months if they are otherwise eligible.

The Company maintains a program through which it will match up to $15,000 of charitable donations made by each director for each calendar year. The directors do not receive any financial benefit from this program because the charitable income tax deductions accrue solely to the Company. Donations under the program may not be made to family trusts, partnerships or similar organizations.

Our corporate aircraft use policy prohibits personal use of corporate aircraft by any independent director. However, because there is no incremental cost to the Company, the policy permits a director's family member to on occasion accompany the director on a business flight on Company aircraft provided a seat is available.

The following table provides information for the year ended December 31, 2020, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2020.

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2020 Director Compensation Table

Name(1)	Fees Earned or Paid In Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

William C. Ballard, Jr.	94,507	137,873	11,778	244,158

Richard T. Burke	200,000	205,592	27,042	432,634

Timothy P. Flynn	—	339,962	22,331	362,293

Stephen J. Hemsley	—	534,818	22,977	557,795

Michele J. Hooper	145,000	205,592	15,361	365,953

F. William McNabb III	—	330,784	—	330,784

Valerie C. Montgomery Rice, M.D.	78,125	252,390	18,543	349,058

John H. Noseworthy, M.D.	—	330,784	15,000	345,784

Glenn M. Renwick	—	355,611	23,037	378,648

Gail R. Wilensky, Ph.D.	145,000	205,592	15,000	365,592

(1)
Mr. Ballard did not stand for re-election at the 2020 Annual Meeting of Shareholders and ceased serving as a member of the Board of Directors on June 1, 2020. Mr. Renwick is not standing for re-election at the 2021 Annual Meeting.

(2)
Directors converted some or all of cash compensation payable to such director into DSUs as follows:

Name	Amount of Cash ($)	Deferred Stock Units (#)
Timothy P. Flynn	134,286	474
Stephen J. Hemsley	350,171	1,248
F. William McNabb III	125,000	443
Valerie C. Montgomery Rice, M.D.	46,875	168
John H. Noseworthy, M.D.	125,000	443
Glenn M. Renwick	150,000	532
(3)
The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2020 computed in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the grant date. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. For each director, the amounts reported include the aggregate grant date fair value of the annual equity award of DSUs granted in quarterly installments. The amounts reflect the value of fractional shares issued with the quarterly installments as we round equity grants up to the nearest whole share. We combine the cash compensation directors elect to convert into DSUs on a quarterly basis and the value of the quarterly DSU grant prior to determining the number of DSUs to be granted each quarter. For 2020, Dr. Wilensky elected for a portion of her annual DSU awards be granted in shares of common stock.

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  The aggregate grant date fair values of the stock awards granted in 2020, computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the grant date, are as follows:

Name	January 2, 2020 ($)	April 1, 2020 ($)	July 1, 2020 ($)	October 1, 2020 ($)
William C. Ballard, Jr.	51,480	51,261	35,132	—
Richard T. Burke	51,480	51,261	51,507	51,343
Timothy P. Flynn*	82,778	82,587	86,937	87,660
Stephen J. Hemsley*	88,335	150,224	150,056	146,204
Michele J. Hooper	51,480	51,261	51,507	51,343
F. William McNabb III*	82,778	82,587	82,769	82,650
Valerie C. Montgomery Rice, M.D.*	51,480	66,924	66,989	66,997
John H. Noseworthy, M.D.*	82,778	82,587	82,769	82,650
Glenn M. Renwick*	88,920	88,758	89,021	88,912
Gail R. Wilensky, Ph.D.	51,480	51,261	51,507	51,343
*
Includes the value of DSUs issued upon conversion of annual cash retainers as described in footnote 2 above of $134,286 for Mr. Flynn, $350,171 for Mr. Hemsley, $125,000 for each of Mr. McNabb and Dr. Noseworthy, $46,875 for Dr. Montgomery Rice and $150,000 for Mr. Renwick.

  As of December 31, 2020, our non-employee directors held outstanding DSU awards as follows:

Name	Deferred Stock Units
William C. Ballard, Jr.	9,301
Richard T. Burke	25,611
Timothy P. Flynn	5,221
Stephen J. Hemsley	1,927
Michele J. Hooper	32,505
F. William McNabb III	3,421
Valerie C. Montgomery Rice, M.D.	2,722
John H. Noseworthy, M.D.	2,111
Glenn M. Renwick	48,499
Gail R. Wilensky, Ph.D.	22,974
(4)
In 2020, the Company matched charitable contributions made by the following directors to charitable organizations selected by the directors pursuant to the Company's Board Matching Program: $15,000 for Messrs. Burke, Flynn, Hemsley and Renwick and Drs. Montgomery Rice, Noseworthy and Wilensky; $14,856 for Ms. Hooper; and $7,500 for Mr. Ballard. In 2020, the Company also paid $252, $12,042, $7,331, $7,977, $8,037 and $505 in health care premiums on behalf of Messrs. Ballard, Burke, Flynn, Hemsley, Renwick and Ms. Hooper, respectively.

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Corporate Governance

Overview

UnitedHealth Group is committed to high standards of corporate governance and ethical business conduct. Important documents reflecting this commitment are listed below.

Corporate Governance Documents
•	Certificate of Incorporation	•	Code of Conduct: Our Principles of Ethics & Integrity
•	Bylaws	•	Related-Person Transactions Approval Policy
•	Principles of Governance	•	Board of Directors Communication Policy
•	Board of Directors Committee Charters	•	Political Contributions Policy
•	Standards for Director Independence	•	Corporate Environmental Policy

You can access these documents at www.unitedhealthgroup.com/who-we-are/corporate-governance to learn more about our corporate governance practices. We will also provide copies of these documents without charge upon written request to the Company's Secretary to the Board of Directors.

Commitment to Effective Corporate Governance

Board Accountability to Shareholders
Annual Election	All directors stand for election by majority vote annually

Proxy Access	Proxy access with market terms

Majority Voting Standard	Majority voting in uncontested director elections, and directors not receiving majority support must tender their resignation for consideration by the Board

Special Meeting / Written Consent Rights	Shareholders have the rights to call a special meeting and act by written consent

No Poison Pill	No shareholder rights plan (commonly referred to as a "poison pill")

Shareholder Voting Rights in Proportion to Economic Interests
One Share, One Vote	No dual class structure; each share of common stock is entitled to one vote

No Supermajority Requirements	No supermajority shareholder approval requirements

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Board Responsiveness to Shareholders / Proactive Understanding of Shareholder Perspectives
Shareholder Engagement Process
Management and Board members met with key shareholders in 2020
Shareholder engagement topics included Board composition, leadership and refreshment, executive compensation program, inclusion and diversity, and sustainability and social topics

Strong Independent, Board Leadership Structure
Board Leadership	Separate CEO and Chair of the Board

Lead Independent Director	Lead Independent Director with clearly defined and robust duties that are disclosed to shareholders

Annual Review	Board considers appropriateness of its leadership structure at least annually

Committee Membership	Independent Committee chairs and fully independent Committees

Disclosure	Proxy discloses why Board believes current leadership structure is appropriate

Adopt Structures and Practices Enhancing Board Effectiveness
Independence	80% of our Board members are independent

Diversity	Over 1/3 of our independent Board members are women and 1/4 are African American

Board and Committee Evaluations	Annual Board and Committee evaluation conducted by independent consultant and led by the Chair of Nominating and Corporate Governance Committee

Board Refreshment	Active Board refreshment plan; six new Board members added in last three years, five of whom are standing for election

Attendance	Directors attended 98% of combined total Board and applicable committee meetings in 2020 and all then-current directors attended the 2020 Annual Meeting

Board Service Limits	Independent directors may serve on no more than three other public company boards; and our CEO may serve on no more than one other public company board

Executive Sessions	Frequent executive sessions of independent directors held

Disclosure	Full disclosure of corporate governance policies and practices

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Align Management Incentive Structures with Long-Term Strategy
Say-on-Pay Results	Executive Compensation program received more than 95% shareholder support in 2020 and has received more than 95% of the votes cast since our inaugural vote in 2011

Annual Review of Compensation Program	Compensation and Human Resources Committee annually reviews and approves incentive program design, goals and objectives for alignment with compensation and business strategies

Incentive Programs Linked to Strategy	Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

Non-Financial Performance Goals	A portion of our annual incentive award is dependent upon the achievement of goals of customer, provider and employee satisfaction, which are viewed to be important to achieving long-term success for the Company

Strong and effective governance practices are critical to UnitedHealth Group's long-term value creation. The Board has enhanced governance policies over time to align with best practices, drive sustained shareholder value and serve the interests of shareholders. Our corporate governance practices align with the corporate governance principles developed by the Investor Stewardship Group (ISG), which includes some of the largest institutional investors and global asset managers and advocates for best practices in corporate governance.

Code of Conduct: Our Principles of Ethics & Integrity

The Code of Conduct: Our Principles of Ethics & Integrity document is posted on our website and covers our principles and policies related to business conduct, conflicts of interest, public disclosure, legal compliance, reporting and accountability, corporate opportunities, confidentiality, fair dealing and protection and proper use of Company assets. Any waiver of the Code of Conduct for the Company's executive officers, senior financial officers or directors may be made only by the Board of Directors or a committee of the Board. We will publish any amendments to the Code of Conduct and waivers of the Code of Conduct for an executive officer or director on our website. Our global workforce receives periodic training on our Code of Conduct.

Compliance and Ethics

We strongly and broadly encourage employees to raise ethics and compliance concerns, including concerns about accounting, internal controls or auditing matters. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including by telephone or online, and individuals may choose to remain anonymous in jurisdictions where anonymous reporting is permissible. We prohibit retaliatory action against any individual who in good faith raises concerns or questions regarding ethics and compliance matters or reports suspected violations. We train all employees annually and periodically advise them regarding the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues.

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Risk Oversight

Enterprise-Wide Risk Oversight

Our Board of Directors oversees management's enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business. Each director on our Board is required to have risk oversight ability for each skill and attribute the director possesses reflected in the collective skills section of our director skills matrix described in "Proposal 1 — Election of Directors — Director Nomination Process — Criteria for Nomination to the Board" above. Collectively, our Board of Directors uses its committees to assist in its risk oversight function as follows:

  •
  The Audit Committee oversees management's internal controls and compliance activities. The Audit Committee also oversees management's processes to identify and quantify material risks facing the Company, including risks disclosed in the Company's Annual Report on Form 10-K. The enterprise risk management function assists the Company in identifying and assessing the Company's material risks. The Company's General Auditor, who reports to the Audit Committee, assists the Company in evaluating risk management controls and methodologies. The Audit Committee receives periodic reports on the enterprise risk management function and the Company's cyber security efforts. In connection with its risk oversight role, the Audit Committee regularly meets privately with representatives from the Company's independent registered public accounting firm and the Company's Chief Financial Officer, General Auditor and Chief Legal Officer;

  •
  The Compensation and Human Resources Committee oversees risks associated with our compensation policies, practices and plans and human capital management practices;

  •
  The Nominating and Corporate Governance Committee oversees Board processes and corporate governance-related risk; and

  •
  The Public Policy Strategies and Responsibility Committee oversees risk associated with the public policy arena, including health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility.

Our Board of Directors maintains overall responsibility for oversight of the work of its various committees by receiving regular reports from the committee chairs regarding their work. In addition, discussions about the Company's culture, strategic plan, consolidated business results, capital structure, merger and acquisition-related activities and other business discussed with the Board of Directors include a discussion of the risks associated with the particular item under consideration. Our Board of Directors and Board committees also have authority to retain independent advisers. Our Board of Directors' and committee's respective processes for managing cybersecurity risk oversight and incentive compensation risk are set forth below.

Cybersecurity Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients and employees. We regularly update our Board and the Audit Committee on the Company's cybersecurity program,

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including continual testing and monitoring and ongoing efforts to ensure the security and proper use of confidential and personal information. We devote significant resources to protecting and evolving the security of our computer systems, software, networks and other technology assets in response to a continuously changing threat landscape. The Company regularly updates its cyber policies, procedures and security measures and trains employees and certain business partners on these requirements.

Incentive Compensation Risk Assessment

Our Compensation and Human Resources Committee requested management to conduct an annual risk assessment of the Company's enterprise-wide compensation programs. The risk assessment reviewed both cash incentive compensation plans and individual cash incentive awards paid in 2020 for the presence of potential design elements that could motivate employees to incur excessive risk. The review included the ratio and level of incentive to fixed compensation, the amount of manager discretion, the level of compensation expense relative to the business units' revenues, and the presence of other design features which serve to mitigate excessive risk-taking, such as the Company's clawback policy, stock ownership and retention guidelines, multiple performance measures and similar features.

After considering the results of the risk assessment, management concluded the level of risk associated with the Company's enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation and Human Resources Committee at its February 2021 meeting. Please see "Compensation Discussion and Analysis" for a discussion of compensation design elements intended to mitigate excessive risk-taking by our executive officers.

The Compensation and Human Resources Committee also receives an annual report on the Company's compliance with its equity award program controls.

Alignment of Environment, Social and Governance (ESG) with Our Long-Term Strategy

What Sustainability Means to Us

Our culture, values, and mission — helping people live healthier lives and helping make the health system work better for everyone — align with our long-term strategy to help create a modern, high-performing health system in a socially conscious way that increases access to care, makes care more affordable, enhances the care experience and improves health outcomes.

We continually engage with a broad and diverse set of stakeholders, including consumers, employees, customers, physicians and other health care professionals, suppliers, policymakers and regulators, investors and non-profit partners. Through that stakeholder engagement, and with oversight from our Board and executive management team, we identified the following key sustainability topics:

  1.
  Helping to Create a Modern, High-Performing Health System: As people and communities face rising health care costs and a shortage of health care workers, UnitedHealth Group is committed to a future

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    where every person has access to high-quality, affordable health care that meets their unique needs and improves health outcomes.

  2.
  Our People and Culture: We are advancing an inclusive environment in which diverse people, experiences and perspectives make us better. We are connected, worldwide, by our values — compassion, integrity, innovation, performance and relationships. From doctors, nurses and technologists to customer care professionals and data scientists, our diverse team is adaptable and committed to shaping the future of health care in collaboration with the people we are privileged to partner with and serve.

  3.
  Responsible Business Practices: Strong and effective governance practices support our ability to help create a modern, high-performing health system.

  4.
  Environmental Health: We recognize the important role the environment plays in the health of every community and we are committed to mitigating our impact on the environment. We work to minimize the impact our business operations have on the environment through our environmental management system, stakeholder engagement and stewardship initiatives.

We are dedicated to earning the opportunity to serve more people and driving distinctive shareholder and societal returns by focusing on these objectives.

Our inaugural Sustainability Report, available at https://www.unitedhealthgroup.com/what-we-do/sustainability/sustainability.html, summarizes the steps the Company is taking to build a health system that works better for everyone through the organization's environmental, social and governance efforts.

Our Public Policy and Strategies and Responsibilities Committee has oversight over our sustainability performance, including responsible social and environmental practices. The Public Policy and Strategies and Responsibilities Committee also oversees UnitedHealth Group's public policy, health care reform and modernization activities, political contributions, external affairs, and community and charitable activities.

Inclusion and Diversity

At UnitedHealth Group, we value, include and learn from diverse people and perspectives. We build stronger connections with each other, deliver products and services that work better for those we serve, and achieve more meaningful outcomes. Our data-driven approach to talent attraction and development helps us build a culture of inclusion and develop a pipeline of diverse leaders.

Inclusion and diversity is a focus of our senior management and our Board, centered around:

  •
  Pay Equity — We are committed to pay equity in several respects, including by gender, ethnicity and race, while ensuring a living wage for all our employees.

  •
  Diverse Hiring & Development — Led by senior leaders, we have established strategies to address diverse leadership advancement, reduce the impact of unconscious bias, and promote strong stewardship our servant leader culture.

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  •
  Business Action Planning — We benchmark practices against global inclusion and diversity best practices to help leaders determine the priority actions they need to take to integrate culture, inclusion and diversity, and social responsibility in our business and people processes.

  •
  Inclusion & Diversity Center of Expertise — Led by a chief inclusion and diversity officer, an enterprise team drives our strategies and initiatives focused on promoting inclusivity and diversity throughout the organization. The Center collaborates closely with internal business councils and external organizations in the communities we serve that share our commitment to inclusion and diversity.

We have made and will continue to make meaningful progress on our activities focused on inclusion and diversity.

  •
  Our Compensation and Human Resource Committee charter formalizes oversight responsibility of inclusion and diversity initiatives and workforce demographics;

  •
  Signed the CEO Action for Inclusion and Diversity;

  •
  Founded an enterprise Equity Advancement Board, chaired by our Chief Human Resources Officer and comprised of 16 senior executive leaders with deep expertise in equity and health equity issues to provide executive leadership, direction and decision making to drive meaningful and sustained progress toward advancing equity and inclusion for team members, customers, partners, suppliers, and communities;

  •
  Maintain eight employee resource groups called "Connected Communities" that enable employees to share their cultural backgrounds and life experiences to foster a more inclusive, diverse workplace aligned with our mission and values; and

  •
  Expanded our inclusion and diversity educational resources through a dedicated learning system available to all employees that helps build greater knowledge and understanding of topics and issues related to inclusion, diversity, and belonging.

Additional information on our inclusion and diversity efforts and human capital management can be found in our Sustainability Reports.

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Executive Compensation

Executive Summary

Overview

UnitedHealth Group's compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe fosters Company growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of our customers and other stakeholders.

In determining 2020 executive compensation, the Compensation and Human Resources Committee considered the Company's strong growth, operating performance and financial results, all of which were achieved in an uncertain environment, as well as individual executive performance. Some of our key business results for 2020 were:

Financial

  •
  Revenues increased 6.2% to $257.1 billion in 2020 from $242.2 billion in 2019;

  •
  Operating earnings increased 13.8% year-over-year to $22.4 billion; net earnings increased 11.3% year-over-year to $15.4 billion; and cash flows from operations grew 20.1% year-over-year to $22.2 billion;

  •
  Diluted earnings per share increased 11.9% to $16.03 per share from $14.33 in 2019. Adjusted earnings per share1 increased 11.7% to $16.88 per share from $15.11 per share in 2019;

  •
  Return on equity at 24.9% in 2020 compared to 25.7% in 2019, reflecting the Company's strong overall operating performance and efficient capital structure;

  •
  Total shareholder return in 2020 was 21%, and 65% from 2018-2020, reflecting continued strong fundamental performance; and
  •
  Our annual cash dividend rate increased to $5.00 per share, representing a 16% increase over the annual cash dividend rate of $4.32 per share since the second quarter of 2019.

Awards and Recognition

  •
  UnitedHealth Group was the top ranked company in the insurance and managed care sector on Fortune's 2021 "World's Most Admired Companies" list. This is the eleventh consecutive year UnitedHealth Group has ranked No. 1 overall in its sector. The Company ranked No. 1 on all nine key attributes of reputation — innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment value, quality of products and services and global competitiveness. In addition, the Company was named to the "All-Star" list of Fortune's 2021 top 50 most admired companies.

  •
  UnitedHealth Group was named to both the Dow Jones Sustainability World and North America Indices since 1999;

  •
  UnitedHealth Group received a perfect score of 100 on the Human Rights Campaign Foundation's Corporate Equality Index 2021, earning the distinction of one of the "Best Places to Work for LGBTQ Equality";

  •
  UnitedHealth Group was named one of America's Most JUST Companies by JUST Capital and Forbes in 2020. The JUST 100 rankings measure how U.S. companies perform on issues Americans care about most, including worker pay and treatment, customer respect, product quality and environmental impact;

  •
  In 2020 and for the ninth consecutive year, The Civic 50, a Points of Light initiative that highlights companies that improve the quality of life in the communities where they do business, ranked UnitedHealth Group one of America's 50 most community-minded companies;

1
Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix B in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

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  •
  The Carbon Disclosure Project named UnitedHealth Group to its Leadership Band in 2020 for efforts to reduce greenhouse gas emissions;

  •
  The National Business Group on Health honored UnitedHealth Group with a 2020 "Best Employers: Excellence in Health & Well-Being" top-tier Platinum award;

  •
  The Disability Equality Index® named UnitedHealth Group one of the best places to work for disability inclusion in 2021; and

  •
  UnitedHealth Group has been ranked No. 6 in the nation on the 2021 Military Friendly® Employers list.

The Compensation and Human Resources Committee believes total compensation for the executive officers listed in the 2020 Summary Compensation Table (the "named executive officers" or "NEOs") should be heavily weighted toward long-term performance-based compensation. In 2020, long-term compensation represented approximately 75% of the total compensation granted to our named executive officers. The elements of compensation for our named executive officers were unchanged from 2019.

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices in effect during 2020:

Strong Oversight and Pay Practices

  •
  Compensation and Human Resources Committee consisting entirely of independent Board members.

  •
  Performance-based compensation arrangements, including performance-based equity awards that use a balanced set of performance measures, with different metrics used for annual and long-term incentive plans.

  •
  Double-trigger accelerated vesting of equity awards, requiring both a change in control and a qualifying employment termination, which is our only change in control consideration.

  •
  All long-term incentive awards are denominated and settled in equity.
  •
  A compensation clawback policy that entitles the Board of Directors to seek cash or equity reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement, or in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions.

  •
  A stock retention policy that generally requires executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award.

  •
  Each of our executive officers and directors was in compliance with our stock ownership guidelines as of April 9, 2021. Andrew Witty, our CEO, is required to own shares equal to eight times his base salary by the fifth anniversary of his appointment as CEO.

  •
  Annual advisory shareholder vote to approve the Company's executive compensation.

  •
  The direct retention by the Compensation and Human Resources Committee of its independent compensation consultant, Pay Governance LLC, who performs no other consulting or other services for the Company.

What We Don't Do

  •
  No excise tax gross-ups. Generally no executive-only perquisites.

  •
  No repricing of stock options and stock appreciation rights or cash buyouts without shareholder approval.

  •
  No discounted stock options or stock appreciation right awards.

  •
  No reload of stock options.

  •
  No hedging and pledging transactions by directors and executive officers.

COVID-19 Considerations

The Company did not change its performance targets for any of its executive compensation plans as a result of COVID-19.

CEO Succession

On February 3, 2021, Andrew Witty was appointed the Company's CEO, succeeding David Wichmann.

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Performance Graph

The following performance graph compares the cumulative five-year total return to shareholders on our common stock relative to the cumulative total returns of the S&P Health Care Index, the Dow Jones US Industrial Average Index and the S&P 500 index for the five-year period ended December 31, 2020. The comparisons assume the investment of $100 on December 31, 2015 in our common stock and in each index, and dividends were reinvested when paid.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
Among UnitedHealth Group, the S&P Health Care Index,
the Dow Jones US Industrial Average Index and the S&P 500 Index

	12/2015 ($)	12/2016 ($)	12/2017 ($)	12/2018 ($)	12/2019 ($)	12/2020 ($)
UnitedHealth Group	100.00	138.41	193.52	221.63	265.92	322.31

S&P Health Care Index	100.00	97.31	118.79	126.47	152.81	173.36

Dow Jones US Industrial Average	100.00	116.50	149.24	144.05	180.56	198.11

S&P 500 Index	100.00	111.96	136.40	130.42	171.49	203.04

The stock price performance included in this graphic is not necessarily indicative of future stock price performance.

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Compensation Discussion and Analysis

The following table sets forth the Company's compensation program and philosophy, core principles that reinforce our philosophy and process for determining compensation.

Program Philosophy and Objectives	Compensation Program Principles	Determination of Compensation

•

Align the economic interests of our executive officers with those of our shareholders.

•

Reward performance that advances our mission of helping people live healthier lives and helping make the health system work better for everyone.

•

Reward performance that emphasizes teamwork and close collaboration among executive officers while also recognizing individual performance.

•

Reward performance that supports the Company's values.

•

Foster an entrepreneurial spirit with innovative thinking and action that leverages the ingenuity of our employees.

•

Attract and retain highly qualified executives.

•

Pay-for-performance. Most of the total compensation of our executive officers is at risk and only earned based on achievement of enterprise-wide goals.

•

Enhance the long-term value of the business. Our pay system is weighted toward long-term compensation to promote long-term shareholder value creation and avoid excessive risk-taking.

•

Reward long-term growth and focus management on sustained success and shareholder value creation. Compensation of our executive officers is heavily weighted toward equity and we require significant stock ownership by our management team. This encourages sustained performance and positive shareholder returns.

•

Provide standard benefits. We provide standard employee benefits and generally do not have "executive-only" benefits or perquisites.

•

The Compensation and Human Resources Committee oversees the Company's risks, policies and philosophy related to total compensation for executive officers.

•

The Compensation and Human Resources Committee reviews and approves the compensation for the named executive officers based on its own evaluation, input from the Chair of the Board, our CEO (for all executive officers except himself), internal pay equity considerations, the tenure, role and performance of each named executive officer, input from its independent consultant and market data.

Respective Roles of Management and the Compensation and Human Resources Committee

The Compensation and Human Resources Committee oversees the Company's risks, policies and philosophy related to total compensation for executive officers. Management recommends appropriate enterprise-wide financial and non-financial performance goals for use in incentive compensation. The Compensation and Human Resources Committee reviews and approves the compensation for the named executive officers based on its own evaluation, input from the Chair of the Board, our CEO (for all executive officers except himself), internal pay equity considerations, the tenure, role and performance of each named executive officer, input from its independent consultant and market data.

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In addition, in evaluating compensation decisions, the Compensation and Human Resources Committee considers the results of the Company's annual shareholder advisory votes approving the Company's executive compensation. More than 95% of the votes cast have been in favor of the Company's executive compensation at each of our annual meetings, beginning with our inaugural vote in 2011. The Compensation and Human Resources Committee believes these shareholder votes reflect strong support for the Company's executive compensation program.

The Compensation and Human Resources Committee's Use of an Independent Compensation Consultant

The Compensation and Human Resources Committee retains an independent compensation consultant, Jon Weinstein of Pay Governance LLC, to advise the Compensation and Human Resources Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. Pay Governance does not provide any other services to the Company and does not perform any work for management. The Compensation and Human Resources Committee has assessed the independence of Mr. Weinstein and of Pay Governance, specifically considering, in accordance with SEC rules, whether Mr. Weinstein and Pay Governance had any relationships with the Company, our officers or our Board members that would impair their independence. Based on this evaluation, the Compensation and Human Resources Committee concluded Mr. Weinstein and Pay Governance are independent and their work for the Compensation and Human Resources Committee does not raise any conflict of interest.

Competitive Positioning

The Compensation and Human Resources Committee believes total compensation for the named executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of annual and long-term compensation or cash and equity compensation and does not formulaically set compensation targets.

In general, the Compensation and Human Resources Committee's goal is to achieve total compensation for the named executive officers as a group that falls within a range of the 50th to 75th percentiles of the market data for our peer group (as discussed below), if paid at target. The Compensation and Human Resources Committee believes this range is an appropriate reflection of the Company's relative size, complexity and consistently strong performance over the past several years, with the Company positioned between the 50th and 75th percentile of the peer group on certain scope measures (e.g., market capitalization basis and earnings from operations) and above the 75th percentile on other measures (e.g., revenue basis and number of employees). The following briefly summarizes the processes followed by the Compensation and Human Resources Committee to select competitive compensation benchmark data and how the Compensation and Human Resources Committee uses these data.

At the request of the Compensation and Human Resources Committee, Pay Governance conducts an annual review of the Company's compensation peer group. This review ensures the peer group companies remain appropriate from a business and talent perspective and occurs at the second quarter Compensation and Human Resources Committee meeting, because recent financial and compensation data are generally available at this time.

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The Compensation and Human Resources Committee uses the following methodology, which formulates a peer group focused on the characteristics and industries most relevant to the Company:

  •
  The 40 largest U.S. companies by revenue and market capitalization.

  •
  Apply an industry screen to limit peer companies to those industries from which the Company recruits senior leaders:

– Managed Care	– Pharma/Life Sciences	– Technology
– Health Care and Services	– Financial Services
  •
  Include the Company's 4 largest managed care competitors, even if they do not all meet the screening criteria.

This screening process resulted in the 18 companies set forth under "Peer Group and Managed Care Companies" at the end of this Compensation Discussion and Analysis. As compared to the peer group, the Company is:

  •
  At the 87th percentile on a revenue basis;

  •
  At the 59th percentile on a market capitalization basis;

  •
  At the 56th percentile in earnings from operations; and

  •
  At the 88th percentile in number of employees.

Once the process is concluded and peer group companies are selected, the Compensation and Human Resources Committee generally uses the market data as follows:

  •
  At the fourth quarter Compensation and Human Resources Committee meeting, Pay Governance presents an annual review of the market competitiveness of the Company's executive compensation levels for the Company's executive officers. The review compares the compensation opportunities provided to the Company's executive officers to peer group companies on a position-by-position basis and on an aggregate basis.

  •
  At the first quarter Compensation and Human Resources Committee meeting, the Compensation and Human Resources Committee determines pay opportunities for each officer using the market competitiveness assessment from the previous fourth quarter as a reference point. In addition, the Compensation and Human Resources Committee takes into consideration the individual officer's tenure in position, Company's performance against previously established performance goals, each officer's individual performance, internal equity, the CEO's recommendations and other relevant business performance that may not be adequately captured by the Company and individual officer goals.

Target total compensation of our named executive officers as a group in 2020, consisting of base salary, target annual cash incentive award, and the grant date fair value of equity awards (including performance shares at target) was between the 50th and the 75th percentiles of the market data for our peer group.

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Use of Tally Sheets and Wealth Accumulation Analysis

When approving compensation decisions, the Compensation and Human Resources Committee reviews tally sheet information for each of our executive officers. These tally sheets are prepared by management and quantify the elements of each executive officer's total compensation. The tally sheets include a summary of all equity awards previously granted to each executive officer, the gain realized from past vesting or exercise of equity awards, and the projected value of accumulated equity awards based upon then current stock price scenarios. This is done to analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could potentially accumulate in the future.

Elements of our Compensation Program

The compensation program for our named executive officers consists of the following elements:

Compensation Element	Purpose

Base salary Annual compensation, not variable	To provide a base level of cash compensation for executive officers tied to role, scope of responsibilities and experience.

Annual cash incentive awards Annual performance compensation, variable	To encourage and reward executive officers for achieving annual corporate performance goals and individual performance results.

Equity awards Long-term performance compensation, variable	To motivate and retain executive officers and align their long-term interests with shareholders through the use of:

    •        Performance shares to encourage sustained performance and growth and potentially assist executives in building ownership in the Company
    •        RSUs to retain executive officers and build stock ownership positions
• Non-qualified stock options to encourage sustained stock price appreciation

Employee benefits Annual indirect compensation, not variable	To promote the health, well-being and financial security of employees, including executive officers; constitutes the smallest part of total remuneration.

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As reflected in the charts below, the mix of total target compensation granted in 2020 to our named executive officers was heavily weighted towards performance-based and long-term incentive compensation, with long-term incentive awards making up approximately 75% of total target compensation for our named executive officers in aggregate.

*
David S. Wichmann served as the Company's CEO in 2020.

Annual Compensation

Base Salary

The Compensation and Human Resources Committee generally determines base salary levels for our named executive officers early in the fiscal year. The Compensation and Human Resources Committee did not increase the base salary of any named executive officer in 2020.

Annual Cash Incentive Awards

2020 Annual Incentive Plan Performance Goals

Annual cash incentive awards may be paid if our Company meets or exceeds annual performance goals established for the year as determined by the Compensation and Human Resources Committee. In establishing the performance measures for the 2020 annual cash incentive awards, the Compensation and Human Resources Committee sought to align broadly the compensation of our executive officers with key elements of the Company's 2020 business plan. Development of the Company's 2020 business plan was a robust process that involved input from all of the Company's business units and was reviewed with the Company's Board of Directors in the fourth quarter of 2019 and the first quarter of 2020. These performance goals are based on enterprise-wide metrics because the Compensation and Human Resources Committee believes the named executive officers share responsibility to support the goals and performance of the Company as key members of the Company's leadership team. The Committee decided to adjust and reweight performance metrics for 2020 as follows:

  •
  Financial measures were adjusted by increasing the weighting on Operating Income with modest decreases on the weightings for Revenue and Cash Flow; the increased weight on Operating Income reflects that it is a primary driver of management decision making, a key metric for shareholders and the financial metric with the strongest correlation to our stock price performance.

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  •
  Replaced the teamwork and engagement metrics with a single Employee Experience Index (EXI) the Company has been using for several years. The Company believes the use of EXI is an evolution in its approach to stewardship allowing for an improved focus on building and maintaining a differentiated employee experience at a more local level. EXI is a better predictor of turnover and productivity and drives stronger alignment in the measurement approaches to employee and consumer sentiment.

  •
  Reweighted the two resulting Stewardship metrics (Net Promoter Score and EXI) equally to comprise 25 percent of the annual incentive scorecard in aggregate.

The following table sets forth the performance measures and goals established for 2020, as well as actual 2020 performance results:

2020 Performance Measure	Weight	Threshold Performance ($)	Target Performance ($)	Maximum Performance ($)	2020 Performance ($)
Revenue*	30%	252.7 billion	266.0 billion	279.3 billion	257.1 billion

Operating Income*	30%	18.9 billion	22.2 billion	25.6 billion	22.4 billion
Cash Flows from Operations*	15%	16.2 billion	19.0 billion	21.9 billion	22.2 billion

Stewardship: • Net Promoter Score (NPS) • Employee Experience Index (EXI)	25%	2.0 points above 2019 results for NPS; 0.3 points below 2019 results for EXI	3.0 points above 2019 results for NPS; 1.0 point above 2019 results for EXI	4.0 points above 2019 results for NPS; 2.3 points above 2019 results for EXI	2.3 points above 2019 results for NPS; 2.2 points above maximum for EXI

*
The Company's annual incentive plan allows for adjustments to the Company's reported results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported results are intended to better reflect executives' line of sight, align award payments with growth of the Company's business, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize the Company's preference for long-term and sustainable growth. The Compensation and Human Resources Committee adjusted 2020 revenue, operating income and cash flows from operations to exclude impact resulting from the COVID-19 pandemic. These adjustments were intended to remove benefits to management from items over which they had no control such as results from merger and acquisition activities and other events not contemplated in the 2020 plan. The Committee felt it was appropriate to exclude these impacts since management had no control over this matter and there was no related consideration included in the 2020 performance measure and goal setting process.

Context for the 2020 Annual Cash Incentive Plan Performance Goals

The 2020 financial performance measures at target level represented, respectively, year-over-year growth in revenues of $23.8 billion, or 9.8%; year-over-year growth in operating income of $2.6 billion, or 13.0%; and year-over-year increase in operating cash flows of $0.5 billion or 2.9%.

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The 2020 non-financial performance measures were based on survey results and, at target levels, represented levels at or above 2019 performance in all categories. These measures were viewed to be important to longer-term financial success, customer satisfaction and employee welfare that might not be immediately reflected in annual financial results. The Compensation and Human Resources Committee was of the view that the breadth of financial and non-financial performance measures for the 2020 annual cash incentive award would motivate executive officers to achieve results that contribute to value creation for our shareholders on a long-term basis, reward performance advancing the Company's mission and values, and avoid excessive risks.

At the beginning of 2020, the Compensation and Human Resources Committee believed achievement of the annual incentive goals required substantial performance on a broad range of initiatives contained in the 2020 business plan. These initiatives included the following:

  •
  Continue to enhance the quality and operations of our government benefit businesses to compensate for continued expected funding pressures;

  •
  Continue to innovate in commercial benefit products, services and distribution;

  •
  Deliver more effective and comprehensive clinical management, and continue expanding the proportion of our spending with value-based elements in our network;

  •
  Enhance customer service and increase the Company's NPS across all business platforms;

  •
  Execute on Optum's growth and alignment initiatives, with major focus areas including care delivery, technology-enabled services and pharmacy care services; and

  •
  Further improve our consolidated operating cost ratio after considering the impact of changes in business mix.

With respect to these initiatives, the Company improved NPS in the majority of its businesses and meaningfully advanced overall NPS. UnitedHealthcare demonstrated excellence in its Medicare plans by sustaining the percentage of members in 4+ Star rated Medicare plans in the 80% range. Optum achieved double digit percentage revenue growth. The Company achieved or made substantial progress on all other initiatives listed above.

Revenues for 2020 grew 6%, while operating income grew 14% and cash flows from operations grew 20%. 2020 revenues, operating income and cash flows from operations were each impacted by the COVID-19 pandemic.

Non-financial performance measures were above maximum for EXI, and above threshold for NPS. NPS improved significantly year-over-year and the Company's 2020 EXI significantly outperformed expectations. Diluted earnings per share and adjusted earnings per share increased 12% in 2020.

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While the Company uses defined performance measures and weightings to determine an overall funding level for the Company's bonus pool, individual annual cash incentive awards are not purely formulaic. In determining the amount of the actual annual incentive award to be paid to each officer, the Compensation and Human Resources Committee considers the CEO's recommendations for executive officers, the business performance underlying each of the performance measures, macroeconomic factors impacting business performance, individual executive performance, market positioning, and related matters. The Compensation and Human Resources Committee retains discretion to pay an annual incentive award higher or lower than the performance level achieved based on these considerations if threshold performance is achieved on any performance measure. However, the overall pool cannot be exceeded.

Determination of 2020 Annual Cash Incentive Award Opportunities

At the beginning of each year, the Compensation and Human Resources Committee approves an annual cash incentive target opportunity for each executive officer as a percentage of the executive officer's base salary.

The target opportunities established for the named executive officers are intended to increase collaboration, teamwork and accountability across the enterprise, to recognize the skills and versatility of each executive officer and to reflect relative contributions to the success of the overall enterprise. At the end of the fiscal year, the Compensation and Human Resources Committee reviews the Company's performance against the goals set at the beginning of the year and determines annual cash incentive awards. The Compensation and Human Resources Committee has the discretion to increase or decrease the awards made in view of actual performance, individual contributions and overall business and market conditions.

The Compensation and Human Resources Committee evaluated the Company's 2020 performance against the performance goals, overall business results, economic conditions and individual performance objectives. The Committee noted strong 2020 business results discussed above. Accordingly, the Committee determined that the 2020 annual cash incentive for officers should be awarded at 125% of the targets set. An exception to this was for Andrew Witty, whose 2020 annual cash incentive opportunity was prorated based on the time he worked for the Company in 2020 and represented 42% of his target opportunity. In exercising this discretion, the Compensation and Human Resources Committee considered the dollar amounts of the awards in addition to the percentage of target paid.

In April 2020, the Compensation and Human Resources Committee also gave Mr. Witty a cash bonus of $550,000 prior to his unpaid leave of absence to co-lead a global effort of the World Health Organization to accelerate the development of a COVID-19 vaccine. This bonus was in recognition of his extraordinary performance in the first few months of 2020 in marshaling the resources and capabilities of Optum to support the Company's customers, communities and employees in the COVID-19 crisis, while also sustaining and building the business for long term growth.

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The target percentages for annual cash incentive awards to our named executive officers and the actual 2020 annual cash incentive awards paid are set forth in the table below. An explanation of how the individual amounts were determined follows the table.

2020 Annual Cash Incentive Awards

Name	Target Percentage (% of Salary)	Target Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
David S. Wichmann	200	2,800,000	3,500,000	125%

John F. Rex	200	2,000,000	2,500,000	125%

Andrew Witty	200	2,200,000	920,000	42%

Dirk C. McMahon	200	2,000,000	2,500,000	125%

Patricia L. Lewis	100	800,000	1,000,000	125%

In determining the 2020 annual cash incentive award amounts for the named executive officers, the Compensation and Human Resources Committee took into account the Company's performance against the 2020 annual performance goals set forth in the table above, business results described under "Context for the 2020 Annual Cash Incentive Plan Performance Goals," including each executive officer's role in achieving those results, and a qualitative assessment of individual performance and accomplishments. Individual factors considered are as follows:

  •
  Mr. Wichmann's individual performance evaluation was conducted by the Chair of the Compensation and Human Resources Committee, with input from the Board. Mr. Wichmann's 2020 performance evaluation reflected the Board's assessment of strong performance in the following areas: leading the organization's COVID-19 response; strategic focus; performance; reputation and government relations; commitment to societal return; and overall business performance, including full year revenues of $257.1 billion (representing 6.2% growth year-over-year) and $22.4 billion in earnings from operations (representing 13.8% year-over-year growth).

  •
  Mr. Rex's individual performance considerations included exceptional performance as Chief Financial Officer; leadership effectiveness, including navigating through the COVID-19 financial landscape; strategic leadership of successful merger and acquisition transactions; strong management of treasury, long-term capital allocation and financial planning; successful venture and private equity investment activity; further strengthening of the finance leadership pipeline; and high regard by the Company's shareholders.

  •
  Mr. Witty's individual performance evaluation was conducted by the Chair of the Compensation and Human Resources Committee, with input from the Board. The Compensation and Human Resources Committee prorated his annual target bonus based on the time he worked for the Company in 2020, before considering his overall performance. The performance evaluation reflected the Board's assessment of exceptional performance in the following areas as President, UnitedHealth Group, and CEO, Optum: strategic focus; culture; performance; leadership and organization effectiveness; successful acquisition and integration activities, reputation and government relations; commitment to societal return; and overall business performance for Optum, including full year revenues of $136.3 billion (representing 21% growth year-over-year) and $10.0 billion in earnings from operations (representing 7% year-over-year growth). In addition, the Compensation and Human Resources Committee considered his sabbatical with the World

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    Health Organization coordinating its global vaccine development efforts, an engagement that enhanced the Company's reputation and reflected its commitment to furthering its mission.

  •
  Mr. McMahon's individual performance considerations included strong performance following assumption of the duties of CEO of UnitedHealthcare, including strong year-over-year Medicare Advantage membership growth of 8%; leadership during the COVID-19 pandemic in improving the operating performance of UnitedHealthcare; and successful management, organizational and operational simplification initiatives.

  •
  Ms. Lewis' individual performance considerations included her strong leadership as a UnitedHealth Group executive in general; leadership of the Human Capital department and oversight of human capital initiatives during the COVID-19 pandemic; talent management and development activities; leadership in succession planning and executive recruiting matters; inclusion and diversity initiatives, helping achieve record high levels of employee engagement; and strengthening the enterprise compensation and benefits programs.

The Compensation and Human Resources Committee did not make specific assessments of, quantify or otherwise assign relative weightings to the factors listed above as it reached its decisions with respect to any of the named executive officers. See the 2020 Summary Compensation Table and other related compensation tables below for details regarding 2020 total compensation for the named executive officers.

Long-Term Incentive Compensation

Long-term incentive compensation, consisting solely of equity awards in 2020, represents the largest portion of executive officer compensation. The combination of long-term incentives we employ provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the advancement of business unit capabilities across the enterprise.

The Compensation and Human Resources Committee determined that long-term equity-based compensation for 2020 should include grants of performance shares, RSUs and non-qualified stock options to achieve balance and effectiveness in our equity-based compensation and to align the interests of our executive officers and our shareholders. The mix of equity-based compensation granted in February 2020 was as follows, based on the grant date fair value of the total award: 50% performance shares, 25% RSUs and 25% non-qualified stock options. Performance share grants were selected to ensure a strong pay-for-performance alignment of the Company's compensation program with drivers of shareholder value, specifically weighted equally between cumulative earnings per share and average return on equity for the three-year performance period. Participants can earn between 0% and 200% of the target performance share award based upon actual results. The performance share payouts are determined formulaically, subject to the authority of the Compensation and Human Resources Committee to make appropriate adjustments to account for events not contemplated when the performance targets were set. RSU grants were selected because they are full value shares with time vesting (typically, ratably over four years) and, as such, provide added retention value. Non-qualified stock options were selected because they have value only if the Company's stock price increases and, as such, provide incentives for sustained long-term stock price appreciation. Non-qualified stock options typically vest ratably over four years.

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Long-Term Awards

2018-2020 Long-Term Goals and Context

The long-term performance share program creates financial incentives for achieving or exceeding three-year financial goals for the enterprise as follows. The table below shows the goals for the 2018-2020 plan, as well as the Company's actual performance against plan:

2018-2020 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	2018-2020 Performance
Cumulative Adjusted Earnings Per Share	50%	$39.59	$41.75	$44.76	$43.09

Return on Equity	50%	20.8%	22.8%	24.8%	24.0%

The performance measures and goals for the 2018-2020 performance period were established during the first quarter of 2018 based on the Company's long-term business plan. The first year of the long-term business plan was based on the Company's 2018 business plan. Subsequent years were based on assumptions and growth initiatives developed by the Company's business units and reviewed by the Board of Directors.

Key assumptions and elements of the 2018-2020 long-term business plan were:

  •
  Modest US economic growth with a gradual increase in interest rates, and a more rapidly growing economy in Brazil, with a stable Brazilian Real - U.S. Dollar exchange rate;

  •
  Medicaid, Medicare Advantage, Medicare Supplement, Part D and Global enrollment growth over the three-year period;

  •
  Commercial risk-based health insurance growth in all years excluding planned Individual Affordable Care Act exits from growth in existing markets, leveraging enhanced products, services and distribution. Commercial fee-based health insurance enrollment declines in 2018, followed by expansion thereafter;

  •
  Continued funding pressure in government businesses;

  •
  An expectation that medical cost trends would be consistent with historical levels;

  •
  Delivery of more effective and comprehensive clinical management;

  •
  Continued growth and enhancement of the quality and operations of our government businesses to compensate for continued expected funding pressures;

  •
  Continued expansion of the Optum Care Delivery platform and capabilities;

  •
  Continued growth in technology-enabled services and specialty networks products and services, driving distinctive revenue, margin and earnings performance;

  •
  Ongoing improvements to our consolidated operating cost ratio on a comparable business mix basis; and

  •
  Effective cross-enterprise collaboration among various business units for the benefit of customers and our overall reputation and performance.

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To achieve maximum performance for the performance share plan, the Company would have had to achieve cumulative three-year adjusted earnings per share ("AEPS") performance of $44.76 and an average return on equity ("ROE") of 24.8%. These maximum performance levels corresponded to a compound annual growth rate in AEPS of 18% over the three-year period. For long-term compensation purposes (see adjustments described below), the Company generated cumulative AEPS of $43.09, which was between target and maximum performance levels, and accompanying ROE of 24.0%, which was between target and maximum performance levels. This represented a compound annual AEPS growth rate of 15% over the three-year performance period, consistent with the Company's projected long-term growth rate of 13% to 16%.

Factors which positively or negatively influenced our results subsequent to the approval of the long-term business plan in early 2018 included:

  •
  Onset of the COVID-19 pandemic beginning in early 2020;

  •
  Significant losses from several state Medicaid managed care contracts;

  •
  Significant acquisition activities over the three-year period; and

  •
  Challenging Brazilian economy and significant devaluation of the Brazilian Real against the U.S. Dollar.

Similar to the annual incentive plan, the Company's long-term incentive plan allows for adjustments to the Company's reported results in determining long-term incentive plan awards, namely adjustments that account for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses. Two adjustments were made in measuring 2018-2020 performance, which resulted in lowering the payouts to the named executive officers:

  •
  Excluded from 2020 results were the impacts from unusual events not contemplated in the 2020 plan; and

  •
  Excluded from 2018, 2019 and 2020 results were impacts from capital allocation actions not contemplated when the performance targets were set, primarily from merger and acquisition activity and share repurchase activity.

Since these factors were not contemplated in the performance targets, and would have resulted in a net benefit to management, they were excluded from final results, reducing the calculated payout ratio.

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Inclusive of these downward adjustments, the shares earned for the 2018-2020 performance period were above target due to the Company's strong ROE and earnings growth performance and are set forth in the table below as well as reflected in the 2020 Option/Stock Appreciation Right Exercises and Stock Vested table:

Long-Term Performance Shares

Name	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Paid (#)	Paid Award (% of Target)
David S. Wichmann	57	24,489	48,978	37,224	152

John F. Rex	26	11,031	22,062	16,767	152

Andrew Witty	40	17,183	34,366	26,119	152

Dirk C. McMahon	28	12,134	24,268	18,444	152

Patricia L. Lewis*	18	7,984	15,968	12,136	152

*
Ms. Lewis was granted these performance shares as part of her employment package intended to make her whole for awards forfeited from her former employer.

Equity Awards

Equity Award Practices

The Compensation and Human Resources Committee's equity award policy requires all grants of equity to be made at set times. We do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

The Company does not pay dividend equivalents on performance shares granted to employees. Unvested shares of RSUs receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. The determination to pay dividend equivalents on RSUs was made after considering market practices.

The aggregate number of shares subject to equity awards made in 2020 for all employees was less than 1% of the Company's shares outstanding at the end of 2020.

Equity Awards — 2020

In 2020, the Compensation and Human Resources Committee granted the following target number of performance shares, RSUs and stock options to our named executive officers:

Name	Target Number of Performance Shares (#)	Annual RSU Award (#)	Annual Stock Option Award (#)
David S. Wichmann	21,179	10,590	60,791

John F. Rex	14,891	7,446	42,744

Andrew Witty	17,704	8,852	50,817

Dirk C. McMahon	14,891	7,446	42,744

Patricia L. Lewis	5,791	2,896	16,623

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The grant date fair values and terms of these equity awards are discussed in the 2020 Grants of Plan-Based Awards table. Please see the "Long-Term Incentive Compensation" section above for additional details regarding the rationale underlying the Compensation and Human Resources Committee's determination to award performance shares, RSUs and stock options.

Other Compensation

Benefits

In addition to generally available benefits, our executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary, and all of our named executive officers receive supplemental group term life insurance coverage of $2 million. Executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the 2020 Non-Qualified Deferred Compensation table for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest. In 2020, we discontinued providing company matching credits under this plan.

Perquisites

We generally do not provide excise tax gross-ups or perquisites to our executive officers. We have agreed to provide Andrew Witty with tax equalization payments to ensure that, as a U.S. non-resident, his overall tax obligation is the same as if he were taxed exclusively in the United Kingdom, including assistance in tax return preparation due to the complexity of multi-jurisdictional filing requirements. We generally prohibit personal use of corporate aircraft by any executive officer unless the Company is reimbursed for the full incremental cost to the Company of such use. Because there is no incremental cost to the Company, we permit an executive officer's family member to on occasion accompany the executive officer on a business flight on Company aircraft provided a seat is available.

Employment Agreements and Post-Employment Payments and Benefits

The Company has entered into employment agreements with each of our named executive officers. These employment agreements are described in greater detail in "Executive Employment Agreements."

Other Compensation Practices

Executive Stock Ownership Guidelines and Stock Retention Policy

The Compensation and Human Resources Committee believes that executive stock ownership aligns management's interests with those of shareholders and fosters a long-term outlook, while also mitigating compensation risk. Under our stock ownership guidelines, each executive officer must beneficially own at least the following amounts of the Company's common stock within five years of the executive officer's election or appointment as an executive officer:

  •
  for the CEO, eight times base salary;

  •
  for executive officers who are direct reports of the CEO, three times base salary; and

  •
  for other executive officers who are not direct reports of the CEO, two times base salary.

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Stock options and stock appreciation rights ("SARs") do not count towards satisfying the ownership requirements under the guidelines, regardless of their vesting status, and performance shares do not count towards satisfying the ownership requirements until they are vested. Time-based RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation and Human Resources Committee periodically reviews compliance with the ownership requirements. As of April 9, 2021, all of our named executive officers were in compliance with the ownership requirements, including Andrew Witty, who owned shares with a value equal to 19 times his base salary.

The Board has established a stock retention policy for executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which includes our named executive officers. Under this policy, Section 16 officers are generally required to retain for at least one year one-third of the net shares acquired upon the vesting or exercise of any equity awards.

Transactions in Company Securities; Prohibition on Hedging, Short Sales and Pledging

In general, SEC rules prohibit uncovered short sales of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales and hedging transactions of our common stock by all employees and directors. Hedging transactions include, for example, purchase or sale of options (puts or calls, whether covered or uncovered), equity swaps or other derivatives directly linked to the Company's securities. Additionally, our insider trading policy prohibits pledging transactions by directors and executive officers and discourages our employees from pledging transactions.

Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks

If the Board of Directors determines an executive officer has engaged in fraud or misconduct, the Board of Directors may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline as would be appropriate, including, without limit: (i) terminating employment and (ii) initiating legal action against the executive officer. In addition, with respect to our senior executives, including our named executive officers, if the fraud or misconduct causes, in whole or in part, a material restatement of the Company's financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive award if calculated based on the restated financial results; (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer to return to the Company all gains from equity awards realized during the 12-month period following the filing of the incorrect financial statements; and (c) seeking reimbursement of the entire amount of any bonus paid.

Consideration of Risk in Named Executive Officer Compensation

Our compensation programs are balanced, focused on long-term pay-for-performance, allow for discretion and are overseen by an independent Compensation and Human Resources Committee. The Compensation and Human Resources Committee believes the design of the compensation program for our executive officers does not encourage excessive or unnecessary risk-taking, as illustrated by the following list of features:

  •
  Our annual cash bonus program includes a variety of financial and non-financial measures that require substantial performance on a broad range of initiatives;

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  •
  Our equity awards are delivered through a balanced mix of performance shares, RSUs and stock options to encourage sustained performance over time;

  •
  We have stock ownership guidelines for our executive officers;

  •
  We generally require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award granted; and

  •
  We have a clawback policy that entitles the Board of Directors to seek reimbursement from any executive involved in fraud or misconduct causing a restatement of financials, or violation of certain employment agreement provisions, including any non-compete, non-solicit or confidentiality provisions. The executive would be required to reimburse the Company the entire amount of a bonus paid, not just the amount that would not have been earned had the executive received a lower award based on the restated earnings.

In addition, our Compensation and Human Resources Committee retains discretion to adjust compensation for quality of performance, adherence to Company values and other factors.

As discussed in "Enterprise-Wide Incentive Compensation Risk Assessment," a compensation risk assessment is performed annually and the results are reviewed with the Compensation and Human Resources Committee.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m)(6) addresses the tax deductibility of compensation paid by health insurance providers, including the Company. Section 162(m)(6) provides an annual tax deduction limit of $500,000 per person per year for compensation that we pay to any of our employees, directors, officers and any other individuals who provide services to or on behalf of the Company. Any outstanding stock options and SARs granted prior to 2010 are not subject to the tax deduction limitation. While the Compensation and Human Resources Committee considers the impact of Section 162(m)(6), it believes shareholder interests are best served by not restricting the Compensation and Human Resources Committee's discretion and flexibility in crafting the executive compensation program, even if non-deductible compensation expenses could result. The Compensation and Human Resources Committee also considers the accounting consequences of its compensation decisions.

Peer Group

Peer Group
Alphabet Inc.	Cardinal Health, Inc.	Johnson & Johnson
Amazon.com, Inc.	Cigna Corporation	JPMorgan Chase & Co.
AmerisourceBergen Corporation	Citigroup Inc.	McKesson Corporation
Anthem, Inc.	CVS Health Corporation	Microsoft Corporation
Apple Inc.	Humana Inc.	Walgreens Boots Alliance, Inc.
Bank of America Corporation	International Business Machines	Wells Fargo & Company

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Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on its review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2020. This report was provided by the following independent directors who comprise the Compensation and Human Resources Committee:

Members of the Compensation and Human Resources Committee

Timothy P. Flynn (Chair)
John H. Noseworthy, M.D.
Gail R. Wilensky, Ph.D.

The members of the Compensation and Human Resources Committee listed above participated in the review, discussion and recommendation with respect to the Compensation Discussion and Analysis.

Compensation and Human Resources Committee Interlocks and Insider Participation

During fiscal 2020, Messrs. Ballard and Flynn and Drs. Noseworthy and Wilensky served on the Compensation and Human Resources Committee. None of these persons had ever been an officer or employee of the Company or any of its subsidiaries while serving on the Compensation and Human Resources Committee. Furthermore, during 2020, none of these persons served as a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served on our Compensation and Human Resources Committee or Board.

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2020 Summary Compensation Table*

The following table provides certain summary information for the years ended December 31, 2020, 2019 and 2018 relating to compensation paid or granted to, or accrued by us on behalf of our named executive officers.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)

David S. Wichmann(1)	2020	1,400,000	—	9,600,592	3,200,038	3,500,000	172,083	17,872,713
CEO	2019	1,384,615	—	9,600,348	3,200,033	4,500,000	201,993	18,886,989
	2018	1,300,000	—	8,325,394	2,775,032	5,390,600	316,330	18,107,356

John F. Rex	2020	1,000,000	—	6,750,241	2,250,044	2,500,000	96,777	12,597,062
Executive Vice President	2019	1,000,000	—	5,250,133	1,750,040	2,500,000	126,912	10,627,085
and CFO	2018	976,923	—	3,750,212	1,250,033	2,500,000	110,744	8,587,912

Andrew Witty(1)	2020	418,846	550,000	8,025,223	2,675,007	920,000	268,100	12,857,176
President; CEO, Optum	2019	1,100,000	—	9,375,614	3,125,046	2,750,000	175,360	16,526,020
	2018	613,462	—	16,300,304	2,100,011	2,200,000	18,773	21,232,550

Dirk C. McMahon(1)	2020	1,000,000	—	6,750,241	2,250,044	2,500,000	106,199	12,606,484
Executive Vice President	2019	896,154	—	4,125,367	1,375,005	2,500,000	70,454	8,966,980
and CEO, UnitedHealthcare

Patricia L. Lewis	2020	800,000	1,500,000	2,625,211	875,035	1,000,000	390,447	7,190,693
Executive Vice President
and Chief Human Resources Officer

*
Please see "Compensation Discussion and Analysis" above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table. Please also see "Executive Employment Agreements" below for a description of the material terms of each named executive officer's employment agreement.

(1)
All principal positions set forth above are as of December 31, 2020. David Wichmann served as Chief Executive Officer of the Company until February 2, 2021. Andrew Witty has served as Chief Executive Officer of the Company since February 3, 2021. Dirk McMahon has served as President and Chief Operating Officer since February 3, 2021.

(2)
Amounts reported reflect the base salary earned by named executive officers in the years ended December 31, 2020, 2019 and 2018. Amounts reported for 2020 include the following amounts deferred by the named executive officers under our Executive Savings Plan.

Name	Amount Deferred ($)
David S. Wichmann	84,000
John F. Rex	—
Andrew Witty	—
Dirk C. McMahon	—
Patricia L. Lewis	48,000
(3)
The amount reported in this column for Andrew Witty reflects a bonus paid in April 2020 prior to his unpaid leave of absence to co-lead a global effort of the World Health Organization to accelerate development of a COVID-19 vaccine as discussed in the "Determination of 2020 Annual Cash Incentive Award Opportunities" section of the "Compensation Discussion and Analysis" section of this proxy. The amount reported in this column for Patricia Lewis represents the second installment of her sign-on bonus to compensate her for the loss of cash and equity incentives at her prior employer upon her employment with the Company.

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(4)
The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and performance shares (at target) granted in 2020, 2019 and 2018 and are computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2020 and the grant date fair value of performance shares granted in 2020 if target performance and maximum performance is achieved are as follows:

		Performance Shares
	Restricted Stock Units ($)
Name		Target ($)	Maximum ($)
David S. Wichmann	3,200,298	6,400,294	12,800,588
John F. Rex	2,250,181	4,500,060	9,000,120
Andrew Witty	2,675,074	5,350,149	10,700,298
Dirk C. McMahon	2,250,181	4,500,060	9,000,120
Patricia L. Lewis	875,171	1,750,040	3,500,800

See the 2020 Grants of Plan-Based Awards table for more information on stock awards granted in 2020.

(5)
The actual value to be realized by a named executive officer depends upon the performance of the Company's stock and the length of time the award is held. No value will be realized with respect to any award if the Company's stock price does not increase following the award's grant date or if the executive officer does not satisfy the vesting criteria.

The amounts reported in this column for 2020 reflect the aggregate grant date fair value of stock options granted in 2020 computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

(6)
Amounts reported reflect annual cash incentive awards to our named executive officers under our 2008 Executive Incentive Plan. The 2020 annual incentive awards, including amounts deferred by the named executive officers, were the following:

Name	Total Amount of Annual Cash Incentive Award ($)	Amount of Annual Cash Incentive Award Deferred ($)
David S. Wichmann	$3,500,000	$210,000
John F. Rex	$2,500,000	—
Andrew Witty	$920,000	—
Dirk C. McMahon	$2,500,000	$150,000
Patricia L. Lewis	$1,000,000	—
(7)
All other compensation for 2020 includes the following:

Name	Company Matching Contributions Under 401(k) Savings Plan ($)	Company Matching Contributions Under Executive Savings Plan ($)	Insurance Premiums ($)	Aircraft Usage ($)	Relocation Benefits ($)	Tax Equalization and Tax Return Preparation ($)
David S. Wichmann	12,825	135,000	12,854	—	—	—
John F. Rex	8,923	75,000	12,854	—	—	—
Andrew Witty	—	—	9,923	—	—	258,177
Dirk C. McMahon	12,825	75,000	18,374	—	—	—
Patricia L. Lewis	—	—	10,320	130,896	249,231	—

As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2020 if the aggregate amount of such compensation to each such named executive officer was less than $10,000. The Company provided each of the named executive officers a

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  $2 million face value term life insurance policy. The Company provided Mr. Wichmann with residential security services with a value of $11,104.

The Company offers relocation assistance for all transferred or relocated professionals and executives. The amount shown for Relocation Benefits represents payments related to relocation costs of Ms. Lewis in 2020 and includes tax assistance of $116,765 made on Ms. Lewis' behalf by the Company during 2020 for the payment of taxes related to those relocation costs. The Company pays the taxes related to relocation costs for all transferred and relocated professionals and executives to the extent those relocation costs are deemed to be income to the professional or executive.

Given the circumstances of 2020, Ms. Lewis travelled by Company aircraft for an interim period of time from her home on the east coast to Company headquarters. The amount shown for Aircraft Usage is the aggregate incremental cost to the Company of these flights.

Andrew Witty is provided with tax equalization pursuant to the Company's tax equalization policy to ensure that as a U.S. non-resident, his overall tax obligation is the same as if he were taxed exclusively in the United Kingdom. This policy also provides assistance in preparation of tax returns due to the complexity of multi-jurisdictional filing requirements.

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2020 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2020 to our named executive officers for fiscal year 2020.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Grant Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock or Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David S. Wichmann
Annual Cash Incentive Award(2)	—	2,520,000	2,800,000	5,600,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/13/2020	—	—	—	35	21,179	42,358	—	—	—	6,400,294
RSU Award(3)	2/13/2020	—	—	—	—	—	—	10,590	—	—	3,200,298
Stock Option Award(3)	2/13/2020	—	—	—	—	—	—	—	60,791	302.20	3,200,038

John F. Rex
Annual Cash Incentive Award(2)	—	1,800,000	2,000,000	4,000,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/13/2020	—	—	—	24	14,891	29,782	—	—	—	4,500,060
RSU Award(3)	2/13/2020	—	—	—	—	—	—	7,446	—	—	2,250,181
Stock Option Award(3)	2/13/2020	—	—	—	—	—	—	—	42,744	302.20	2,250,044

Andrew Witty
Annual Cash Incentive Award(2)	—	1,980,000	2,200,000	4,400,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/13/2020	—	—	—	29	17,704	35,408	—	—	—	5,350,149
RSU Award(3)	2/13/2020	—	—	—	—	—	—	8,852	—	—	2,675,074
Stock Option Award(3)	2/13/2020	—	—	—	—	—	—	—	50,817	302.20	2,675,007

Dirk C. McMahon
Annual Cash Incentive Award(2)	—	1,800,000	2,000,000	4,000,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/13/2020	—	—	—	24	14,891	29,782	—	—	—	4,500,060
RSU Award(3)	2/13/2020	—	—	—	—	—	—	7,446	—	—	2,250,181
Stock Option Award(3)	2/13/2020	—	—	—	—	—	—	—	42,744	302.20	2,250,044

Patricia L. Lewis
Annual Cash Incentive Award(2)	—	720,000	800,000	1,600,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	2/13/2020	—	—	—	10	5,791	11,582	—	—	—	1,750,040
RSU Award(3)	2/13/2020	—	—	—	—	—	—	2,896	—	—	875,171
Stock Option Award(3)	2/13/2020	—	—	—	—	—	—	—	16,623	302.20	875,035

*
Please see "Compensation Discussion and Analysis" above for a description of our executive compensation program necessary for and understanding of the information disclosed in this table.

(1)
The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company's stock and the length of time the award is held. No value will be realized with respect to any stock option award if the Company's stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to FASB ASC Topic 718, see Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair value of each RSU award and targeted grant date value of each performance share award were computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. Under the 2011 Stock Incentive Plan, all equity-based compensation awards are subject to one year minimum vesting requirements, subject to an exception for a limited number of shares not to exceed 5%. Equity-based compensation awards to employees are generally subject to four year vesting provisions.

(2)
Amounts represent estimated payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2020. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers of 2% of the Company's net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The Compensation and Human Resources Committee has generally limited annual cash incentive payouts to not more than two times the target amount, and the maximum amounts shown for each named executive officer equal two times each executive officer's target amount. In order for any amount to be paid, the Company must achieve approved performance measures of (i) revenue, (ii) operating income, (iii) cash flow, (iv) NPS, and (v) employee experience index. The estimated threshold

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  award represents the amount that may be paid if threshold performance is achieved on each of the performance measures. Once threshold performance is achieved, the Compensation and Human Resources Committee has the discretion to pay an award. The actual annual cash incentive amounts earned in connection with the 2020 awards are reported in the 2020 Summary Compensation Table.

(3)
Amounts represent grants under the 2011 Stock Incentive Plan with the terms set forth below. In addition, the RSUs are eligible to receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. No dividend equivalents are paid on performance shares.

Award Type and Vesting Terms	Termination Provisions
Performance Share Award (3-year performance period with cliff vesting)

•

Unvested performance share awards will vest if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., "double trigger" vesting). The number of performance awards that vest will be dependent upon the performance vesting criteria that have been satisfied.

•

If the executive officer is retirement-eligible, upon retirement, the number of performance shares earned at the end of the performance period based on actual performance, if any, will vest as if the executive officer had been continuously employed throughout the entire performance period, provided the executive officer served for at least one year of the performance period.

•

Upon death, disability or termination of employment for Good Reason or other than for Cause (as these terms are defined in the award agreement), the executive officer will receive at the end of the applicable performance period, a pro rata number of performance shares that are earned, if any, based on the number of full months employed plus, if applicable, the number of months for any severance period.

RSU Award (4-year ratable vesting*)	• Unless the executive officer is retirement-eligible, award is subject to earlier termination upon certain events related to termination of employment.
And	• Unvested award will vest in full upon death or disability.
Stock Option Award (4-year ratable vesting with a 10-year term)

•

Unvested award will vest in full if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., "double trigger" vesting), as these terms are defined in the award agreement.

  *
  Except as provided in footnote 4 to the Outstanding Equity Awards at 2020 Fiscal Year-End table with respect to Messrs. Wichmann and McMahon.
(4)
Amounts represent the estimated future number of performance shares that may be earned under our 2011 Stock Incentive Plan at each of the threshold, target and maximum levels. The performance share award will be paid out in shares of Company common stock. The number of performance shares the executive officer will receive will be determined at the conclusion of the 2020-2022 performance period and will be dependent upon the Company's achievement of a cumulative AEPS measure and an average ROE measure approved by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee has the discretion to reduce the number of performance shares an executive officer is entitled to receive. The estimated threshold award represents the number of performance shares that may be awarded if threshold performance is achieved on one of the performance measures.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of fiscal year 2020 by our named executive officers.

	Option Awards						Stock Awards

Name	Date of Option Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise/ Grant Price ($)	Option Expiration Date(1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(2)

David S. Wichmann	2/13/2020	—	60,791	(3)	302.20	2/13/2030	2/13/2020	10,307	(4)	3,614,459	—		—
	2/26/2019	17,101	51,305	(3)	262.98	2/26/2029	2/13/2020	—		—	21,179	(5)	7,427,052
	2/13/2018	32,709	32,709	(3)	226.64	2/13/2028	2/26/2019	9,437	(4)	3,309,367	—		—
	8/15/2017	22,523	7,508	(3)	194.50	8/15/2027	2/26/2019	—		—	24,337	(5)	8,534,499
	2/8/2017	47,797	15,933	(3)	160.31	2/8/2027	2/13/2018	6,418	(4)	2,250,664	—		—
	2/9/2016	83,485	—		111.16	2/9/2026	8/15/2017	1,285	(4)	450,624	—		—
	2/10/2015	73,185	—		108.97	2/10/2025	2/8/2017	3,034	(4)	1,063,963	—		—
	2/12/2014	50,351	—		70.24	2/12/2024	—	—		—	—		—
	2/6/2013	59,587	—		57.38	2/6/2023	—	—		—	—		—

John F. Rex	2/13/2020	—	42,744	(3)	302.20	2/13/2030	2/13/2020	7,574	(4)	2,656,050	—		—
	2/26/2019	9,352	28,058	(3)	262.98	2/26/2029	2/13/2020	—		—	14,891	(5)	5,221,976
	2/13/2018	14,734	14,734	(3)	226.64	2/13/2028	2/26/2019	5,161	(4)	1,809,859	—		—
	2/8/2017	32,670	10,891	(3)	160.31	2/8/2027	2/26/2019	—		—	13,309	(5)	4,667,200
	6/7/2016	56,416	—		136.94	6/7/2026	2/13/2018	2,891	(4)	1,013,816	—		—
	2/9/2016	31,623	—		111.16	2/9/2026	2/8/2017	2,075	(4)	727,661	—		—
	2/10/2015	25,504	—		108.97	2/10/2025	—	—		—	—		—
	2/12/2014	44,757	—		70.24	2/12/2024	—	—		—	—		—
	2/6/2013	52,972	—		57.38	2/6/2023	—	—		—	—		—

Andrew Witty	2/13/2020	—	50,817	(3)	302.20	2/13/2030	2/13/2020	9,004	(4)	3,157,523	—		—
	11/6/2019	4,461	13,384	(3)	250.52	11/6/2029	2/13/2020	—		—	17,704	(5)	6,208,439
	2/26/2019	—	38,078	(3)	262.98	2/26/2029	11/6/2019	2,293	(4)	804,109	—		—
	6/5/2018	—	23,548	(3)	244.43	6/5/2028	11/6/2019	—		—	5,988	(5)	2,099,872
	—	—	—		—	—	2/26/2019	7,004	(4)	2,456,163	—		—
	—	—	—		—	—	2/26/2019	—		—	18,063	(5)	6,334,333
	—	—	—		—	—	6/5/2018	4,488	(4)	1,573,852	—		—
	—	—	—		—	—	6/5/2018	25,645	(6)	8,993,189	—		—

Dirk C. McMahon	2/13/2020	—	42,744	(3)	302.20	2/13/2030	2/13/2020	7,247	(4)	2,541,378	—		—
	2/26/2019	7,348	22,045	(3)	262.98	2/26/2029	2/13/2020	—		—	14,891	(5)	5,221,976
	2/13/2018	16,207	16,207	(3)	226.64	2/13/2028	2/26/2019	4,055	(4)	1,422,007	—		—
	2/8/2017	29,403	9,802	(3)	160.31	2/8/2027	2/26/2019	—		—	10,458	(5)	3,667,411
	2/9/2016	56,921	—		111.16	2/9/2026	2/13/2018	3,180	(4)	1,115,162	—		—
	2/10/2015	11,643	—		108.97	2/10/2025	2/8/2017	1,867	(4)	654,720	—		—

Patricia L. Lewis	2/13/2020	—	16,623	(3)	302.20	2/13/2030	2/13/2020	2,946	(4)	1,033,103	—		—
	—	—	—		—	—	2/13/2020	—		—	5,791	(5)	2,030,788
	—	—	—		—	—	11/6/2019	—		—	7,984	(5)	2,799,829

(1)
The expiration date shown is the latest date that stock options may be exercised. Stock options may terminate earlier in certain circumstances, such as in connection with the named executive officer's termination of employment.

(2)
Based on the per share closing market price of our common stock on December 31, 2020 of $350.68.

(3)
Vest 25% annually over a four-year period beginning on the first anniversary of the grant date.

(4)
Vest 25% annually over a four-year period beginning on the first anniversary of the grant date, other than for retirement eligible executive officers. A portion of a retirement eligible executive officer's award that otherwise would have vested on the next specified vesting date is cancelled to pay applicable FICA taxes owed by the

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  executive officer. The cancellation occurs in the year of grant if the executive officer is retirement eligible during that year or in the first year the executive officer becomes retirement eligible. The remainder of the award vests proportionally over the remaining vesting period. Messrs. Wichmann and McMahon are retirement eligible.

(5)
Vest 100% at the end of the three-year performance period. The number of performance shares the executive officer will receive is dependent upon the achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation and Human Resources Committee. The number of performance shares reported above for grants made in 2020 and 2019 is at the target number established by the Compensation and Human Resources Committee because we currently believe that is the probable outcome of the performance conditions based on the Company's performance through December 31, 2020.

(6)
Vest 20% annually over a five-year period beginning on the first anniversary of the grant date.

2020 Option/Stock Appreciation Right Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and stock appreciation rights (SARs) during fiscal year 2020 by our named executive officers and vesting of restricted stock awards held by our named executive officers for fiscal year 2020.

	Option/SAR Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

David S. Wichmann	76,024	19,725,187	(2)	51,605	17,254,197	(3)(4)(5)

John F. Rex	80,000	20,209,600	(2)	25,845	8,534,408	(3)(4)

Andrew Witty	36,240	1,907,032	(2)	39,836	13,352,119	(3)(4)

Dirk C. McMahon	—	—		26,010	8,662,680	(3)(4)(5)

Patricia L. Lewis	—	—		12,136	4,255,852	(4)

(1)
Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the stock options/SARs.

(2)
The value was computed as described in footnote 1 above and was based on the following:

Name	Date of Award	Expiration Date	Exercise Date	Number of Options Exercised	Market Price at Exercise ($)	Exercise Price ($)
David S. Wichmann	2/9/2010	2/9/2020	2/7/2020	76,024	292.46	33.00
John F. Rex	6/5/2012	6/5/2022	7/17/2020	80,000	308.66	56.04
Andrew Witty	6/5/2018	6/5/2028	7/24/2020	20,000	301.07	244.43
	6/5/2018	6/5/2028	7/29/2020	3,548	307.50	244.43
	2/26/2019	2/26/2029	8/4/2020	12,692	306.35	262.98

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(3)
Reflects the vesting of a portion of the RSUs granted. The value realized on vesting was computed based on the following:

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting ($)	Value Realized on Vesting ($)
David S. Wichmann	2/9/2016	2/9/2020	3,947	289.22	1,141,671
	2/8/2017	2/8/2020	2,983	289.22	862,773
	8/15/2017	8/15/2020	1,274	323.70	412,272
	2/13/2018	2/13/2020	3,154	302.20	953,165
	2/26/2019	2/26/2020	2,558	263.00	672,697
John F. Rex	2/9/2016	2/9/2020	1,496	289.22	432,550
	6/7/2016	6/7/2020	2,431	311.85	758,069
	2/8/2017	2/8/2020	2,039	289.22	589,602
	2/13/2018	2/13/2020	1,421	302.20	429,408
	2/26/2019	2/26/2020	1,690	263.00	444,577
Andrew Witty	6/5/2018	6/5/2020	2,217	311.85	691,330
	6/5/2018	6/5/2020	8,444	311.85	2,633,361
	2/26/2019	2/26/2020	2,295	263.00	603,640
	11/6/2019	11/6/2020	761	347.46	264,377
Dirk C. McMahon	2/9/2016	2/9/2020	2,692	289.22	778,650
	2/8/2017	2/8/2020	1,835	289.22	530,611
	2/13/2018	2/13/2020	1,563	302.20	472,379
	2/26/2019	2/26/2020	1,149	263.00	302,071
(4)
Also reflects the performance shares earned for the 2018-2020 performance period that ended on December 31, 2020 because performance targets were met. The value shown as realized on December 31, 2020 is based on the number of shares earned for the 2018-2020 performance period using the per share closing market price of our common stock on December 31, 2020, although shares were not issued until the Compensation and Human Resources Committee certified the performance results on February 22, 2021:

Name	Date of Award	Performance Period Completion Date	Number of Shares Acquired on Vesting	Market Price at End of Performance Period ($)	Value Realized on Vesting ($)
David S. Wichmann	2/13/2018	12/31/2020	37,224	350.68	13,053,712
John F. Rex	2/13/2018	12/31/2020	16,768	350.68	5,880,202
Andrew Witty	6/15/2018	12/31/2020	26,119	350.68	9,159,411
Dirk C. McMahon	2/13/2018	12/31/2020	18,444	350.68	6,467,942
Patricia L. Lewis	11/6/2019	12/31/2020	12,136	350.68	4,255,852
(5)
Reflects the cancellation on December 16, 2020 of RSUs for the payment of FICA tax liability. The value realized was computed based on a closing stock price of $339.34 on December 16, 2020.

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting ($)	Value Realized on Vesting ($)
David S. Wichmann	2/13/2020	12/16/2020	465	339.34	157,907
Dirk C. McMahon	2/13/2020	12/16/2020	327	339.34	111,027

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2020 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2020 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal year 2020.

Name (a)	Executive Contributions in Last FY ($)(1)(2) (b)	Registrant Contributions in Last FY ($)(1)(3) (c)	Aggregate Earnings in Last FY ($)(4) (d)	Aggregate Withdrawals/ Distributions ($)(5) (e)	Aggregate Balance at Last FYE ($)(6) (f)

David S. Wichmann	354,000	135,000	2,133,470	—	13,514,492

John F. Rex	150,000	75,000	307,492	—	2,185,554

Andrew Witty	—	—	—	—	—

Dirk C. McMahon	150,000	75,000	220,382	—	1,939,699

Patricia L. Lewis	48,000	—	5,363	—	53,363

(1)
All amounts in these columns have been reported as compensation in the 2020 Summary Compensation Table.

(2)
Named executive officers are eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may generally defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual cash incentive awards. Amounts deferred, including Company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company's practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change in control.

(3)
For amounts deferred prior to 2020, for the first 6% of the employee's base salary and annual incentive award deferrals under our Executive Savings Plan, the Company provided a matching credit of up to 50% of amounts deferred at the time of each deferral. The Company contributions shown relate to the deferral of 2019 annual incentive awards paid in March 2020. Company matching credits have been discontinued for 2020 deferrals onward.

(4)
Amounts deferred are credited with earnings from measuring investments selected by the employee from a predetermined collection of unaffiliated mutual funds identified by the Company. The Executive Savings Plan does not credit above market earnings or preferential earnings to amounts deferred. Employees may change their selection of measuring investments on a daily basis.

(5)
Under our Executive Savings Plan, unless an employee in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the employee's termination. However, upon a showing of severe financial hardship, an employee may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates or a combination thereof. An employee may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, employees may not accelerate the timing of the distributions.

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(6)
This column includes the amounts shown in columns (b) and (c) as well as the following amounts reported in the summary compensation table for prior years:

Name	Amount Previously Reported
David S. Wichmann	4,354,867
John F. Rex	1,025,203
Andrew Witty	—
Dirk C. McMahon	195,000
Patricia L. Lewis	—

Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers. The table below and the narrative that follows summarize the material terms of their respective employment agreements.

Summary of Compensation Components

Compensation Component	David S. Wichmann	John F. Rex	Andrew Witty	Dirk C. McMahon	Patricia L. Lewis

Base salary(1)

Participation in incentive compensation plans(1)

Stock-based awards(1)

$2 million term life insurance policy(2)

Long-term disability policy(2)(3)

One-time sign-on / promotion equity award and/or bonus

Generally available employee benefit programs

(1)
Any adjustments to base salary, actual bonuses payable and stock-based awards are at the discretion of the Compensation and Human Resources Committee.

(2)
Benefit provided at the Company's expense.

(3)
Annual benefit covers 60% of eligible base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

Termination Provisions

Each employment agreement and each executive officer's employment may be terminated (a) by mutual agreement, (b) by the Company with or without Cause, (c) by the executive officer, and (d) upon the executive officer's death or disability that renders him or her incapable of performing the essential functions of his or her job, with or without reasonable accommodation. Each executive officer may also terminate his or her employment agreement and employment at any time for Good Reason. If the executive officer's employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his or her annualized base salary as of

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his or her termination date, (b) 200% of the average of his or her last two calendar year bonuses, or if termination occurs within two years from the start of employment with the Company, 200% of his or her target incentive, excluding any equity awards and any special or one-time bonus or incentive compensation payments, and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period. In addition, if the Company terminates Mr. Rex's employment without Cause, or if Mr. Rex terminates employment for Good Reason, Mr. Rex has the option to remain employed in an advisory capacity for one year (at his then-current annual base salary and target bonus) following notification of termination.

Material Definitions

As defined in each executive officer's employment agreement, "Cause" means (a) material failure to follow the Company's reasonable direction, or to perform any duties reasonably required on material matters; (b) material violation of, or failure to act upon or report known or suspected violations of, the Company's Code of Conduct; (c) conviction of any felony, commission of any criminal, fraudulent or dishonest act, or any conduct that is materially detrimental to the Company's interests, or (d) material breach of the employment agreement. The Company must provide the executive office with written notice of Cause within 120 days of discovery, and the executive will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied.

As defined in each executive officer's employment agreement, "Good Reason" exists if the Company (a) reduces the executive officer's base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves the executive officer's primary work location more than 50 miles, or (c) makes changes that substantially diminish the executive officer's duties or responsibilities. For Messrs. Wichmann, Rex and McMahon, "Good Reason" also exists if the Company changes the executive officer's reporting relationship. For Mr. Rex, "Good Reason" also exists if the Company makes changes resulting in Mr. Rex no longer serving as both Chief Financial Officer of the Company and as a member of the Office of the Chief Executive Officer. The executive officer must provide the Company with written notice of the circumstances constituting Good Reason within 120 days of discovery, and the Company will have 60 days to remedy the circumstances, if they are reasonably capable of being remedied.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Each executive officer is subject to provisions prohibiting his or her solicitation of the Company's employees and customers or competing with the Company during the term of the employment agreement and for two years following termination of employment for any reason. In addition, each executive officer is prohibited at all times from disclosing Company confidential information.

David S. Wichmann

Mr. Wichmann entered into an amended and restated employment with the Company on December 1, 2014, and the employment agreement was amended on August 16, 2017. Mr. Wichmann's employment ended on March 31, 2021. Pursuant to the terms of his employment agreement, Mr. Wichmann will receive payments approximating his most recent base salary and non-equity incentive compensation award for a two-year period and is subject to restrictive covenants, including non-competition and non-solicitation provision, during this two-year period.

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Potential Payments Upon Termination or Change in Control

The following table describes the potential payments to named executive officers upon termination of employment or a change in control of the Company as of December 31, 2020, and includes Mr. Wichmann as he was serving as the Company's Chief Executive Officer as of that date. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under "Executive Employment Agreements."

Name	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Retirement ($)	Change In Control ($)

David S. Wichmann
Cash Payments	11,812,000	—	—	—	—
Annual Cash Incentive(1)	—	5,600,000	5,600,000	5,600,000	—
Insurance Benefits	—	2,000,000	840,000	—	—
Acceleration of Equity(2)	42,360,213	34,564,246	34,564,246	42,360,213	42,360,213

Total(3)	54,172,213	42,164,246	41,004,246	47,960,213	42,360,213

John F. Rex
Cash Payments	7,012,000	—	—	—	—
Annual Cash Incentive(1)	—	4,000,000	4,000,000	4,000,000	—
Insurance Benefits	—	2,000,000	600,000	—	—
Acceleration of Equity(2)	20,742,719	19,493,587	19,493,587	—	24,530,403

Total(3)	27,754,719	25,493,587	24,093,587	4,000,000	24,530,403

Andrew Witty
Cash Payments	7,162,000	—	—	—	—
Annual Cash Incentive(1)	—	4,400,000	4,400,000	4,400,000	—
Insurance Benefits	—	2,000,000	660,000	—	—
Acceleration of Equity(2)	32,818,026	34,322,917	34,322,917	—	41,273,044

Total(3)	39,980,026	40,722,917	39,382,917	4,400,000	41,273,044

Dirk C. McMahon
Cash Payments	6,012,000	—	—	—	—
Annual Cash Incentive(1)	—	4,000,000	4,000,000	4,000,000	—
Insurance Benefits	—	2,000,000	600,000	—	—
Acceleration of Equity(2)	22,504,533	17,800,882	17,800,882	22,504,553	22,504,553

Total(3)	28,516,553	23,800,882	22,400,882	26,504,553	22,504,553

Patricia L. Lewis
Cash Payments	3,212,000	—	—	—	—
Annual Cash Incentive(1)	—	1,600,000	1,600,000	1,600,000	—
Insurance Benefits	—	2,000,000	480,000	—	—
Acceleration of Equity(2)	5,750,134	4,382,819	4,382,819	—	6,669,603

Total(3)	8,962,134	7,982,819	6,462,819	1,600,000	6,669,603

(1)
Represents the maximum amount the Compensation and Human Resources Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer's estate, if applicable) based upon a prorated portion of the award the executive officer would have received but for his death,

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  disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 2 to the 2020 Grants of Plan-Based Awards table. For the purposes of this table, the potential amounts have not been prorated because the table assumes a death, disability or retirement as of December 31, 2020.

(2)
Represents the (i) unvested RSUs multiplied by the closing stock price on December 31, 2020 ($350.68), (ii) intrinsic value of the unvested stock options, which is calculated based on the difference between the closing price of our stock on December 31, 2020 ($350.68) and the exercise or grant price of the unvested stock options as of that date, and (iii) the number of performance shares earned if target performance is achieved multiplied by the closing stock price on December 31, 2020 ($350.68). If maximum performance is achieved for the performance shares, the amounts for Acceleration of Equity would be (a) for "For Good Reason or Not for Cause," $58,321,764 for Mr. Wichmann; $30,631,895 for Mr. Rex; $47,460,669 for Mr. Witty; $31,393,941 for Mr. McMahon; and $10,580,751 for Ms. Lewis; (b) for "Death" and "Disability," $42,729,830 for Mr. Wichmann; $24,345,946 for Mr. Rex; $42,015,433 for Mr. Witty; $21,986,599 for Mr. McMahon; and $6,926,652 for Ms. Lewis; (c) for "Retirement," $58,321,764 for Mr. Wichmann; and $31,393,941 for Mr. McMahon; and (d) for "Change in Control," $58,321,764 for Mr. Wichmann; $34,419,579 for Mr. Rex; $55,915,687 for Mr. Witty; $31,393,941 for Mr. McMahon; and $11,500,220 for Ms. Lewis.

  For "For Good Reason or Not for Cause," the amount includes the value of unvested equity awards held by the named executive officer that will not immediately vest upon termination but will continue to vest through any applicable severance. For "Retirement," the amount includes the value of certain unvested equity awards granted in 2017, 2018, 2019 and 2020 that will continue to vest and be exercisable for a period of five years (but not after the award's expiration date). The value of the awards that will not immediately vest is based on their intrinsic values on December 31, 2020. However, because these awards would continue to vest after termination of employment or retirement, the actual value the named executive officer would receive is not determinable. At December 31, 2020, Messrs. Wichmann and McMahon had met the retirement eligibility provisions.

(3)
Does not include value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO.

For purposes of reporting annual total compensation and the ratio of annual total compensation of our CEO to our median employee, both the CEO and median employee's annual total compensation were calculated consistent with the Summary Compensation Table executive compensation disclosure requirements, plus the value of employer-paid health insurance contributions. Our median employee compensation was $55,696 and our CEO's compensation was $17,888,569. Accordingly, our CEO to median employee pay ratio is 321:1.

Our enterprise-wide Company compensation philosophy is designed to attract and retain high-quality talent and provide market-competitive total compensation opportunities that support our pay-for-performance culture. Actual pay practices vary for employees by level and geographic location based on competitive market factors. The most

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significant difference in the pay practices for our CEO versus our median employee is the use of variable/at-risk compensation.

We consistently applied total cash compensation as the measure to determine the median employee in our global employee population as of October 1, 2020. That workforce population consisted of 317,160 global full-time, part-time, temporary and seasonal employees employed on that date. 112,009 of those employees were located outside the United States and we then applied the de minimis exemption to exclude 14,253 employees in the Philippines (4.5% of our global employee population).

We have a broad and diverse workforce with approximately 59% of the people represented in three key talent pillars (38% clinicians, 12% customer-facing employees and 9% information and computer technologists). Our median employee (one of our customer-facing employees) is a non-exempt, full-time employee who works within our operations function as a customer service representative in the United States.

A summary of our workforce population is provided in the charts below:

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PROPOSAL 2: Advisory Approval of the Company's Executive Compensation

The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. As required by Section 14A of the Exchange Act, we are seeking shareholders' views on our executive compensation philosophy and practices through an advisory vote on the following resolution at the Annual Meeting:

"Resolved, the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures."

The Compensation Discussion and Analysis, compensation tables and related narrative disclosures appear on pages 32-65 of this proxy statement.

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes our executive compensation program attracts and retains highly qualified executives while linking executive compensation directly to Company-wide performance and long-term shareholder interests. In deciding how to vote on this proposal, the Board of Directors asks you to consider the key points with regard to our executive compensation program included in the Compensation Discussion and Analysis and in the "Executive Summary" section on pages 32-34 of this proxy statement.

This advisory proposal, commonly referred to as a "Say-on-Pay" proposal, is not binding on the Board of Directors. Although the voting results are not binding, the Board and the Compensation and Human Resources Committee will review and consider them when evaluating our executive compensation program. More than 95% of the votes cast were in favor of our executive compensation program at each of our annual meetings since our inaugural vote in 2011.

In addition to our annual advisory vote to approve the Company's executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year where appropriate through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders.

The Board of Directors recommends you vote FOR approval of the compensation of the named executive officers, as disclosed in this proxy statement. Executed proxies will be voted FOR approval of the compensation of the named executive officers unless you specify otherwise.

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Audit

Audit Committee Report

The Audit Committee of our Board of Directors is comprised of three non-employee directors, all of whom are audit committee financial experts, as defined by the SEC. The Board of Directors has determined all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company's Standards for Director Independence. The Audit Committee operates under a written charter adopted by the Board of Directors accessible in the corporate governance section of our website at www.unitedhealthgroup.com/About/CorporateGovernance.aspx.

The Audit Committee has responsibility for selecting and evaluating the independent registered public accounting firm, which reports directly to the Audit Committee, overseeing the performance of the Company's internal audit function, and assisting the Board of Directors in its oversight of enterprise risk management including privacy and data security. Management has primary responsibility for the Company's consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Company's internal auditors, for assessing the effectiveness of the Company's internal control over financial reporting. Deloitte & Touche LLP ("Deloitte") has served as the Company's independent registered public accounting firm since 2002.

While it is not the duty of the Audit Committee to plan or conduct audits, the Audit Committee engages with the Company's independent registered public accounting firm and the internal auditors regarding the overall scope and plans for their respective audits. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States of America, and auditing management's assessment of the effectiveness of internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also oversees management's processes to identify and quantify material risks facing the Company, including risks disclosed in the Company's Annual Report on Form 10-K. The Audit Committee meets regularly with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal control over financial reporting and the overall quality of the Company's accounting and reporting.

The Audit Committee has adopted a Policy for Approval of Independent Auditor Services (the "Policy") outlining the scope of services the independent registered public accounting firm may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining the independent registered public accounting firm to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by the independent registered public accounting firm under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved.

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Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and Deloitte in separate sessions the Company's consolidated financial statements for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, management's annual report on the Company's internal control over financial reporting and Deloitte's attestation. The Audit Committee discussed with management and Deloitte the process used to support certifications by the Company's CEO and CFO as required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company's periodic filings with the SEC and the process used to support management's annual report on the Company's internal controls over financial reporting.

The Audit Committee discussed with Deloitte matters required to be discussed by the applicable Public Company Accounting Oversight Board standards and Rule 2-07 of Regulation S-X. Deloitte provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm's independence. In considering the independence of Deloitte, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of Deloitte. In connection with its selection of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2021, the Audit Committee conducted a performance evaluation of Deloitte's services.

Based upon the Audit Committee's review of the financial statements, independent discussions with management and Deloitte, and the Audit Committee's review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, and subject to the limitations of the Audit Committee's role, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.

Members of the Audit Committee

Glenn M. Renwick, Chair
Michele J. Hooper
F. William McNabb III

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Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and 2019, represent fees billed by the Company's principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, "Deloitte"). The Audit Committee pre-approved the audit and non-audit services provided in the years ended December 31, 2020 and 2019, by Deloitte, as reflected in the table below.

Fee Category	2020 ($)	2019 ($)
Audit Fees(1)	16,992,000	16,035,000
Audit-Related Fees(2)	8,324,000	7,460,000

Total Audit and Audit-Related Fees	25,316,000	23,495,000
Tax Fees(3)	1,536,000	2,412,000
All Other Fees(4)	163,000	97,000

Total	27,015,000	26,004,000

(1)
Audit fees for 2020 and 2019 include the audit of our consolidated financial statements and internal control over financial reporting, quarterly reviews, other statutory and legal entity audits, and consultations on technical matters.

(2)
Audit Related Fees for 2020 and 2019 include service organization controls (SOC) reports, benefit plan audits, assurance services for one of our subsidiaries, certain AICPA agreed upon procedures and due diligence services.

(3)
Tax Fees include tax compliance, planning and support services. In 2020 and 2019, approximately $528,000 and $60,000, respectively, of Tax Fees were related to international tax services, approximately $719,000 and $1,986,000, respectively, of Tax Fees were for tax operating model design services and audit support and approximately $289,000 and $366,000, respectively, of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, review of the tax treatment for certain expenses and claims for refunds).

(4)
All Other Fees include consulting fees.

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Audit Committee's Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte and has concluded these services are compatible with maintaining the firm's ability to serve as our independent registered public accounting firm.

Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted a Policy for Approval of Independent Auditor Services (the "Policy") outlining the scope of services Deloitte may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services which may not be performed by Deloitte under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve permitted audit and non-audit services between regularly scheduled quarterly Audit Committee meetings, provided such pre-approvals are presented to the Audit Committee at its next scheduled meeting. All fees reported above were approved pursuant to the Policy. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee, and the Policy is evaluated and updated periodically by the Audit Committee.

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PROPOSAL 3: Ratification of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, evaluation, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2021. Deloitte has been retained as our independent registered public accounting firm since 2002. The Audit Committee is responsible for approving audit fees associated with the retention of Deloitte. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of our independent registered public accounting firm. Further, as part of the Audit Committee's assessment of Deloitte and in conjunction with the mandated rotation of the audit firm's lead engagement partner, in October 2020, the Audit Committee interviewed candidates to become Deloitte's new lead engagement partner and following those interviews, selected the individual who will become the new lead engagement partner in 2022.

Based on its most recent evaluation of Deloitte, the members of the Audit Committee believe the continued retention of Deloitte as the Company's independent registered public accounting firm is in the best interest of the Company and its shareholders. Among the factors considered by the Audit Committee in reaching this recommendation were the following: the quality and efficiency of Deloitte's historical and recent audit plans and performance; Deloitte's capabilities and expertise in handling the breadth and complexity of the Company's U.S. and global operations; external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Deloitte; the appropriateness of Deloitte's fees for audit and non-audit services; Deloitte's independence and objectivity; and the quality and candor of Deloitte's communications with management and the Audit Committee.

The Board of Directors has proposed that shareholders ratify the appointment of Deloitte at the Annual Meeting. If shareholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. The Audit Committee evaluates, at least every three years, whether to rotate our independent registered public accounting firm.

Representatives of Deloitte are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2021. Executed proxies will be voted FOR ratification of this appointment unless you specify otherwise.

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Annual Meeting

PROPOSAL 4: Approval of the UnitedHealth Group 1993 Employee Stock Purchase Plan Amendment

Overview

UnitedHealth Group's 1993 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") is a valuable tool in motivating our employees and increasing their efforts and contributions to our growth and success. Eligible participants may make contributions for the purchase of the Company's common stock through after-tax payroll deductions for six month periods. Participants may purchase shares of common stock for 90% of the fair market value of the Company's common stock based upon the closing price of our common stock on the NYSE on the last day of the six-month period. Participants may not purchase more than 1,000 shares of common stock` in each six-month purchase period, or an amount of shares with a fair market value that exceeds $25,000 in any calendar year.

As of April 9, 2021, there were approximately 3.8 million shares available for future offerings under the plan, which is not sufficient for the program to continue beyond next year given the current usage. To permit the Company to continue to offer this program to our employees, the Board approved an amendment to the Employee Stock Purchase Plan to increase the number of shares of common stock available for purchase by 15 million shares (the "ESPP Amendment") and recommends that our shareholders approve this amendment. If the ESPP Amendment is not approved by our shareholders, our ability to recruit and retain employees could be negatively impacted.

The Employee Stock Purchase Plan includes certain provisions that are designed to protect our shareholders' interests and to reflect corporate governance best practices including:

  •
  Submission of amendments to the Employee Stock Purchase Plan to shareholders.  The plan requires shareholder approval for key amendments to the plan, including any increase in the number of shares reserved for issuance under the plan, any increase in the rate of payroll reductions permitted, or any reduction in the purchase price per share.

  •
  Broad-based eligibility for equity awards.  The majority of our employees are eligible to participate in the plan. By doing so, we align our employee's interests with shareholder interests and thereby providing an incentive for employees to contribute to the Company's continued profitability and success.

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Summary of the UnitedHealth Group 1993 Employee Stock Purchase Plan

The following summary of the material features of the plan is qualified in its entirety by reference to Appendix B to this proxy statement, which contains the plan as proposed to be amended and is marked to show the proposed increase in the number of shares available for sale under the Employee Stock Purchase Plan. The Board urges you to read the full text of the Employee Stock Purchase Plan provided in Appendix B to this proxy statement for a complete description of its legal terms and conditions.

Key Provisions	Description
Shares Subject to the Plan	As of April 9, 2021, there were 35,000,000 shares of authorized common stock under the Employee Stock Purchase Plan, of which approximately 3,776,212 shares were available for purchase. If shareholders approve the amendment, the number of authorized shares will be increased to 50,000,000 and approximately 18,776,212 shares will be available for purchase under the plan.

Effective Date	The date shareholders approve the plan amendment.

Plan Administration	The Compensation and Human Resources Committee administers the plan.

Eligible Participants
All employees of the Company and its subsidiaries designated by the Compensation and Human Resources Committee are eligible to participate, except for:

(i)    employees customarily employed less than 20 hours weekly;

(ii)    employees whose customary employment is not for more than five months in any calendar year; and

(iii)    employees who would be deemed to own five percent or more of the total combined voting power or value of all classes of shares of the Company.

On April 9, 2021, there were approximately [175,000] employees who were eligible to participate under the plan.

Purchases	Participants may make contributions for the purchase of common stock through after-tax payroll deductions for six-month periods in amounts not less than one percent or more than 10% of their total compensation. Participants may purchase shares of common stock for 90% of the fair market value of the Company's common stock based upon the closing price of our common stock on the NYSE on the last day of the six-month period.

Purchase Limitations	Participants may not purchase more than 1,000 shares of common stock in each six-month purchase period, or an amount of shares with a fair market value that exceeds $25,000 in any calendar year.

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Key Provisions	Description
Amendment and Termination of the Plan	The Board may amend or terminate the plan but cannot, without prior approval of shareholders, adopt an amendment that would:

•

authorize an increase in the number of shares (other than as a result of a stock dividend, stock-split or reclassification);

•

permit the issuance of common stock before payment in full for that common stock;

•

increase the rate of payroll deductions above 10% of compensation;

•

reduce the purchase price per share;

•

withdraw administration of the plan from the Compensation and Human Resources Committee; or

•

change the definition of the Company's subsidiaries eligible to participate in the plan.

The Board has delegated to the Company's Executive Vice President and Chief Human Resources Officer the authority to amend the plan for any amendment does not materially increase the cost of the plan.

The Board may terminate the plan when no further shares of common stock remain for issuance or at any time in its discretion (after 30 days written notice to eligible employees).

On April 9, 2021, the closing price of our common stock was $376.28 per share. Because employee participants may purchase shares of our common stock at a discount to the fair market value of our common stock, the value of the purchase of common stock under the plan is not currently determinable.

U.S. Federal Income Tax Matters

For U.S. participants, the plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986. The following is a general outline of tax consequences applicable to U.S. participants, but each participant is encouraged to seek advice from his or her tax counsel.

The amounts deducted from a participant's wages to purchase shares under the plan will be reportable as part of his or her income for the year. The participant will not have any additional taxable income at the time shares are purchased under the plan, even though the purchase will be made for less than fair market value.

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When a participant sells, gifts, or otherwise disposes of shares purchased under the plan before the expiration of two years from the first day of the applicable purchase period:

  (i)
  The excess of the fair market value on the date of purchase over the amount paid for the shares will be ordinary income reported on the participant's Form W-2, and deductible by the Company.

  (ii)
  The excess (deficiency) of the amount realized upon the disposition over the fair market value on the date of purchase will be a long-term capital gain (loss) if the disposition occurs more than twelve months after the date the shares were transferred to the participant, and short-term capital gain (loss) if the disposition occurs twelve months or less after the shares were transferred to the participant.

When a participant sells, gifts, or otherwise disposes of shares purchased under the plan more than two years after the first day of the applicable purchase period:

  (i)
  The excess of the fair market value on the date of the disposition over the amount paid for the shares, or the excess of the fair market value on the first day of the purchase period over the amount paid for the shares on the last day of the purchase period, whichever is less, will be ordinary income but not reportable on the participant's Form W-2.

  (ii)
  The excess of the amount realized upon the disposition over the sum of the amount paid for the shares and the amount of ordinary income recognized under (i) above will be treated as long-term capital gain, or long-term capital loss if the amount realized upon the disposition is less than the amount paid for the shares.

Vote Required

This proposal must be approved by holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

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Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2020, concerning shares of common stock authorized for issuance under all of our equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(in millions)		(in millions)
Equity compensation plans approved by shareholders(1)	28	$211	75 (3)
Equity compensation plans not approved by shareholders(2)	—	—	—

Total(2)	28	$211	75

(1)
Consists of the UnitedHealth Group Incorporated 2020 Stock Incentive Plan, as amended, and the UnitedHealth Group 1993 Employee Stock Purchase Plan, as amended.

(2)
Excludes 290,000 shares underlying stock options assumed by us in connection with acquisitions. These options have a weighted-average exercise price of $249.26 and an average remaining term of approximately 4 years. These options are administered pursuant to the terms of the plans under which the options originally were granted. No future awards will be granted under these acquired plans.

(3)
Includes 4 million shares of common stock available for future issuance under the Employee Stock Purchase Plan as of December 31, 2020, and 71 million shares available under the 2020 Stock Incentive Plan as of December 31, 2020. Shares available under the 2020 Stock Incentive Plan may become the subject of future awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.

The Board of Directors recommends you vote FOR approval of the UnitedHealth Group Incorporated 1993 Employee Stock Purchase Plan Amendment. Executed proxies will be voted FOR this proposal unless you specify otherwise.

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PROPOSAL 5: Shareholder Proposal to Reduce the Share Ownership Threshold for Calling a Special Meeting of Shareholders

We have been informed John Chevedden intends to introduce the proposal set forth below at the Annual Meeting. In accordance with SEC rules, the text of the proposal is printed verbatim from the submission. The Company will provide to shareholders the address and reported holdings of the Company's common stock for the proposal sponsor promptly upon receiving an oral or written request. The Board of Directors has recommended a vote against this proposal for the reasons set forth following the proposal.

Proposal 5 — Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to calI a special shareholder meeting. The Board of Directors would continue to have its existing power to call a special meeting.

A special shareholder meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. For instance Mr. Richard Burke, UNH Lead Director, received the most negative director votes in 2020. Mr. Burke, at age 77, has 44-years of tenure on the UNH board. Mr. Burke has no other public directorships to help keep his skills up-to-date. A highlight of Mr. Burke's career was his ownership of a National Hockey League team.

Since the 2020 UnitedHealth Group annual meeting there has been a dramatic development that makes shareholder meetings so much easier for management with a substantial cost reduction. Special shareholder meeting can now be online shareholder meetings which make it easier for management to diminish the role of shareholders. In fact the UNH bylaws even specify, "The Board of Directors may designate that the special meeting is to be held solely by remote communication."

Management entrenchment is so well defended at online shareholder meetings that shareholders should have a corresponding greater flexibility in calling for a special shareholder meeting.

At an online shareholder meeting almost everything is optional. For instance a management narrative on the state of the company is optional. Also management answers to shareholder questions are optional even if management asks for questions.

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Thus management hardly needs to prepare for an online shareholder meeting. It is astounding what management can get away with at an online shareholder meeting. Thus shareholders should rightfully have more flexibility in requesting a special shareholder meeting.

The core purpose of such a meeting can simply be the announcement of the vote.

For instance the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button for shareholders that was used to quash constructive criticism. AT&T would not even allow shareholders to speak at its online shareholder meeting.

Please see:

Goodyear's virtual meeting creates issues with shareholder

https://www crainscleveland.com/manufacturing/ goodyears-virtual-meeting-creates-issues-shareholder

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Shareholders thus need greater flexibility in calling for a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement — Proposal 5

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Board of Directors' Recommendation

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

We have carefully considered this proposal and have concluded it is unnecessary and not in the best interests of the Company and its shareholders.

UnitedHealth Group has long been committed to robust shareholder engagement. The Board understands our shareholders view the right to call a special meeting as an important measure to ensure Board accountability. In light of the Company's receipt of a shareholder proposal requesting the Board lower the number of shares required to be held by shareholders to call a special meeting, the Board carefully evaluated our corporate governance practices, shareholder feedback, previous shareholder votes on this topic at other companies, and benchmarking of other companies' practices. Based on this evaluation and recent shareholder engagement, the Board decided to lower the number of shares required to be held by shareholders to call a special meeting to 15% of the outstanding stock entitled to vote on the matter from 25% and amended our Bylaws to reflect this lowered threshold on February 23, 2021.

The calling of a special meeting should not be an ordinary process. Special meetings are expensive and disruptive because the Board and management must divert time and resources away from overseeing and running the business in order to adequately prepare for such a meeting. Special meetings should be limited to circumstances where a reasonable number of shareholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Accordingly, our Board believes the share ownership threshold to call special meetings must strike a balance between empowering shareholders' ability to call a special meeting in appropriate circumstances and mitigating the risk that shareholders with special interests could call special meetings to promote agenda items relevant to particular constituencies and not generally in the best interests of all shareholders. After careful evaluation, assessment of practices of peer companies, and evaluation of our shareholders' views, we believe that a 15% threshold strikes the necessary balance.

In reaching this determination, we also concluded that allowing shareholders to call a special meeting with the support of only 10% of our shares is unnecessary, considering our robust shareholder engagement program and our corporate governance practices. We have meaningful avenues for shareholders to hold our Board accountable, including annual director elections with majority voting, proxy access provisions, and the ability of shareholders to act by written consent. We maintain open and regular communication with large and small shareholders, financial analysts and shareholder advisory services about important issues relating to our business and governance and regularly incorporate feedback from those engagements into our governing documents, policies, and practices. We have no history of materially modifying shareholder rights without prior robust consultation and engagement with shareholders. Shareholders also can and do effectively use our Annual Meeting of Shareholders to communicate their views to management, the Board, and other shareholders.

The Board of Directors recommends you vote AGAINST the proposal. Executed proxies will be voted AGAINST this proposal unless you specify otherwise.

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Questions and Answers About the Annual Meeting and Voting

1.     When and where is our Annual Meeting?

We will be holding our Annual Meeting virtually on Monday, June 7, 2021, at 11:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/UNH2021.

In light of the coronavirus (COVID-19) pandemic and the current status of vaccine availability, we have determined that the 2021 Annual Meeting will be held in virtual format only. At our Annual Meeting, shareholders will be able to participate in, vote and submit questions via the internet. Whether or not you plan to participate in the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at www.unitedhealthgroup.com/proxymaterials.

An archived copy of the Annual Meeting will be available on the "Investors" page of our website at www.unitedhealthgroup.com/investors for 14 days following the Annual Meeting.

2.     What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include:

  •
  election of nine directors named in this proxy statement;

  •
  an advisory vote to approve our executive compensation (a "Say-on-Pay" vote);

  •
  ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

  •
  approval of the UnitedHealth Group 1993 Employee Stock Purchase Plan amendment; and

  •
  if properly presented, one shareholder proposal.

Also, once the business of the Annual Meeting is concluded, management of the Company will give a business update. Management, chairs of each standing Board committee and representatives of Deloitte will be available to respond to questions from shareholders.

3.     What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Dannette L. Smith and Kuai H. Leong to serve as proxies for the 2021 Annual Meeting. The Board of Directors will use the proxies at the 2021 Annual Meeting of Shareholders. The proxies also may be voted at any adjournments or postponements of the meeting.

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4.     What is a proxy statement?

The Company's Board of Directors is soliciting proxies for use at the 2021 Annual Meeting of Shareholders. A proxy statement is a document we give you when we are soliciting your vote pursuant to SEC regulations.

5.     What is the difference between a shareholder of record and a shareholder who holds stock in street name?

Shareholders of Record.    If your shares are registered in your name with our transfer agent, EQ Shareowner Services, you are a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials ("Notice") or the proxy materials were sent directly to you by Broadridge Financial Solutions. A list of shareholders entitled to vote at the Annual Meeting will be available for viewing during the Annual Meeting by those who log in at www.virtualshareholdermeeting.com/UNH2021 and enter the control number provided on your proxy card, voting instruction form or Notice.

Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in "street name." The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account or you may vote your shares electronically by participating in the Annual Meeting.

6.     How many shares must be present to hold the Annual Meeting?

In order to conduct the Annual Meeting, holders of a majority of the shares issued and outstanding and entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the Annual Meeting. Your shares are counted as present if you participate in the virtual Annual Meeting and vote electronically, or if you vote your proxy before the Annual Meeting over the internet or by telephone or by mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

7.     How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting of Shareholders, Proxy Statement (including a form of proxy card) and Annual Report for the year ended December 31, 2020 at www.unitedhealthgroup.com/proxymaterials. We will also provide a hard copy of any of these documents free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

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Shareholders of Record.    If you vote at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.unitedhealthgroup.com/investors/annual-meeting and following the enrollment instructions.

Street Name Holders.    If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

8.     What do I need to participate in the Annual Meeting?

Shareholders as of the record date may participate in, vote and submit questions virtually at our Annual Meeting by logging in at www.virtualshareholdermeeting.com/UNH2021. To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call the technical support number posted on the Annual Meeting website. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

Shareholders as of our record date who participate in our Annual Meeting at www.virtualshareholdermeeting.com/UNH2021 will have an opportunity to submit written questions live via the internet during a designated portion of the Annual Meeting. In order to do so, shareholders must have available their control number provided on their proxy card, voting instruction form or Notice.

Consistent with our past practice for in-person annual meetings, each shareholder will be limited to one question to allow us to respond to as many shareholder questions as possible during the question and answer portion of the meeting. We will address substantially similar questions, or questions that relate to the same topic, in a single response. Questions must comply with the Meeting Guidelines and Procedures which will be available at www.virtualshareholdermeeting.com/UNH2021. Questions that do not comply with the Meeting Guidelines and Procedures, are not directly related to the business of the Company and are not pertinent to the Annual Meeting matters will not be answered. We ask that all shareholders provide their name and contact details when submitting a question through the virtual meeting platform so that we may address any individual concerns or follow up matters directly.

9.     What shares are included on the Notice, proxy card or voting instruction form?

If you are a shareholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

  •
  in certificate form;

  •
  in book-entry form; and

  •
  in any Company benefit plan.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

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If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which they have received voting instructions. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Eastern Time on June 2, 2021.

10.  What different methods can I use to vote?

By Written Proxy.    All shareholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice or the proxy materials electronically, you may request a proxy card at any time by following the instructions on the Notice or on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet.    All shareholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to vote their shares and to confirm their instructions have been properly recorded.

Electronically at the Annual Meeting.    Shareholders who participate in the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/UNH2021 to vote during the meeting.

The Notice is not a proxy card and cannot be used to vote your shares.

11.  What is the record date and what does it mean?

The record date for the Annual Meeting is April 9, 2021. Only owners of record of shares of common stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. On April 9, 2021, there were 943,888,589 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

The record date was established by our Board of Directors as required by the Delaware General Corporation Law. Owners of record of common stock at the close of business on the record date are entitled to:

  •
  receive notice of the Annual Meeting; and

  •
  vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

12.  If I submit a proxy, may I later revoke it and/or change my vote?

Shareholders of record may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

  •
  signing another proxy card with a later date and delivering it to an officer of the Company before the Annual Meeting;

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  •
  voting again over the internet or by telephone prior to 11:59 p.m., Eastern Time, on June 6, 2021;

  •
  voting electronically at the Annual Meeting; or

  •
  notifying the Secretary to the Board of Directors in writing before the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

  •
  submitting new voting instructions in the manner provided by your bank or broker; or

  •
  voting electronically at the Annual Meeting.

13.  Are votes confidential? Who counts the votes?

We hold the votes of all shareholders in confidence from directors, officers and employees except:

  •
  as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

  •
  in the case of a contested proxy solicitation;

  •
  if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

  •
  to allow the independent inspectors of the election to certify the results of the vote.

We have retained Broadridge Financial Solutions to tabulate the votes. We have retained CT Hagberg LLC to act as independent inspector of the election.

14.  How may I confirm my vote was counted?

We are offering our shareholders the opportunity to confirm their votes were cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Beginning May 24, 2021 and for up to two months after the Annual Meeting, you may confirm your vote beginning 24 hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using your control number (located on your Notice or proxy card) and receive confirmation on how your vote was cast. If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

15.  What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, shareholders may:

  •
  vote in favor of a nominee;

  •
  vote against a nominee; or

  •
  abstain from voting with respect to a nominee.

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A director nominee will be elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against" the nominee. To address a provision in Delaware law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes "for" than "against" his or her election in an uncontested election to tender his or her resignation from the Board of Directors following certification of the shareholder vote. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign within 90 days of certification of the shareholder vote. The text of this policy appears in our Principles of Governance, which is available on our website at www.unitedhealthgroup.com/who-we-are/corporate-governance.

16.  What are my choices when voting on each of the other proposals considered at the Annual Meeting?

For each of the other proposals, shareholders may:

  •
  vote for the proposal;

  •
  vote against the proposal; or

  •
  abstain from voting on the proposal.

17.  What vote is needed to approve each of the other proposals?

The proposal to ratify the appointment of Deloitte as our independent registered public accounting firm, the proposal to amend the UnitedHealth Group 1993 Employee Stock Purchase Plan and the shareholder proposals must be approved by a majority of the voting power of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting in order to pass. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting. For the advisory vote to approve our executive compensation, there is no minimum approval necessary since it is an advisory vote; however, the Board of Directors will consider the results of the advisory vote when considering future decisions related to such proposal.

18.  What is the Board's recommendation with regard to each proposal?

The Board of Directors makes the following recommendation with regard to each proposal:

  •
  The Board of Directors recommends a vote FOR each of the director nominees named in this proxy statement.

  •
  The Board of Directors recommends a vote FOR advisory approval of the Company's executive compensation.

  •
  The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

  •
  The Board of Directors recommends a vote FOR the amendment to the UnitedHealth Group 1993 Employee Stock Purchase Plan.

  •
  The Board of Directors recommends a vote AGAINST the shareholder proposal to reduce the share ownership threshold for calling a special meeting of shareholders.

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19.  What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

  •
  FOR the election of all director nominees;

  •
  FOR the advisory approval of our executive compensation;

  •
  FOR the ratification of the appointment of Deloitte as the Company's independent registered public accounting firm;

  •
  FOR the UnitedHealth Group 1993 Employee Stock Purchase Plan Amendment; and

  •
  AGAINST the shareholder proposal regarding the threshold for shareholders to call a special meeting.

20.  Are my shares voted if I do not provide a proxy?

If you are a shareholder of record and do not provide a proxy, you must participate in the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Deloitte as our independent registered public accounting firm is considered a routine matter. The other matters being voted on at the Annual Meeting are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote on non-routine matters are counted as "broker non-votes."

21.  How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors. Abstentions have the effect of an "against" vote on the advisory vote to approve our executive compensation, the ratification of the appointment of the Company's independent registered public accounting firm, the amendment to the UnitedHealth Group 1993 Employee Stock Purchase Plan and the shareholder proposal. Broker non-votes have no effect on the vote for any matter at the meeting.

22.  Does the Company have a policy about directors' attendance at the Annual Meeting of Shareholders?

The Company expects directors to participate in the Annual Meeting, absent a compelling reason.

23.  What are the deadlines for submitting director nominees and other shareholder proposals for the 2022 Annual Meeting?

Shareholder Director Nominations for Inclusion in the Company's Proxy Materials (Proxy Access).    To be considered for inclusion in our proxy statement for our 2022 Annual Meeting, director nominations submitted pursuant to Section 3.04 of our Bylaws must be received at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors, no

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earlier than November 24, 2021 and no later than December 24, 2021, and must be submitted in accordance with Section 3.04 of our Bylaws. If we do not receive the information required by our Bylaws by the deadline described above, the director nominee will be excluded from our proxy statement for our 2022 Annual Meeting.

Other Shareholder Proposals to Be Considered for Inclusion in the Company's Proxy Materials (SEC Rule 14a-8).    To be considered for inclusion in our proxy statement for our 2022 Annual Meeting, shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received no later than December 24, 2021 and be submitted in accordance with Rule 14a-8. These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors. If we do not receive a shareholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2022 Annual Meeting

Other Shareholder Proposals for Presentation at the 2022 Annual Meeting (Advance Notice Provision).    A shareholder proposal that is not submitted for inclusion in our proxy statement for our 2022 Annual Meeting pursuant to Section 3.04 of our Bylaws or SEC Rule 14a-8 and is sought to be presented at the 2022 Annual Meeting must comply with the "advance notice" deadlines in our Bylaws. As such, these shareholder proposals must be received no earlier than February 7, 2022, and no later than the close of business on March 9, 2022. These shareholder proposals must be in writing and received within the "advance notice" deadlines described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors. These shareholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws. If we do not receive a shareholder proposal and the required information by the "advance notice" deadlines described above, the proposal may be excluded from consideration at the 2021 annual meeting. The "advance notice" requirement described above supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

24.  How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Morrow Sodali LLC to assist with the solicitation of proxies for a base fee of $20,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

25.  Where can I find more information about my voting rights as a shareholder?

The SEC has an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that information at www.investor.gov/research-before-you-invest/research/shareholder-voting or at www.investor.gov.

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Householding Notice

We have adopted "householding" procedures allowing us to deliver one Notice or single copies of proxy statements and annual reports to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. Each registered shareholder living in that household will receive a separate proxy card if the householded proxy materials are received by mail.

If you participate in householding but wish to receive a separate copy of the Notice, this proxy statement or our 2020 Annual Report for the year ended December 31, 2020, please notify us at: UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attn: Secretary to the Board of Directors, telephone (877) 536-3550. Upon written or oral request, we will deliver promptly, to any shareholder that elects not to participate in householding, a separate copy of the Notice of Internet Availability and, if a shareholder requests printed versions by mail, this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2020. You may opt-in or opt-out of householding at any time by contacting our transfer agent, EQ Shareowner Services, at P.O. Box 64854, St. Paul, Minnesota 55164-0854, telephone (800) 468-9716. Your householding election will apply to all materials mailed more than 30 days after your request is received.

Your participation in the householding program is encouraged. As an alternative to householding, you may choose to receive documents electronically. Instructions for electing electronic delivery are described in Question7 of the "Questions and Answers About the Annual Meeting and Voting" section of this proxy statement.

We have been notified that some banks and brokers will household proxy materials. If your shares are held in "street name" by a bank or broker, you may request information about householding from your bank or broker.

Other Matters at Meeting

In accordance with the requirements of advance notice described in our Bylaws, no shareholder nominations or shareholder proposals other than those included in this proxy statement will be presented at the 2021 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named as proxies will vote on such matters according to their individual judgment.

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Other Information

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about shareholders known to us to beneficially own more than 5% of the outstanding shares of our common stock, based solely on the information filed by such shareholders in 2021 for the year ended December 31, 2020 on Schedule 13G under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)

The Vanguard Group(1)	79,092,547	8.34
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

BlackRock, Inc.(2)	71,592,885	7.50
55 East 52nd Street
New York, New York 10055

FMR LLC(3)	53,235,526	5.61
245 Summer Street
Boston, Massachusetts 02210

(1)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2021. The Vanguard Group reported having shared voting power over 1,631,831 shares, sole dispositive power over 74,874,760 shares and shared dispositive power over 4,217,787 shares.

(2)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 1, 2021. BlackRock, Inc. reported having sole voting power over 63,130,982 shares and sole dispositive power over 71,592,885 shares.

(3)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 8, 2021. FMR LLC reported having sole voting power over 8,042,173 shares and sole dispositive power over 53,235,526 shares.

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The following table provides information about the beneficial ownership of our common stock as of April 9, 2021, by each director and nominee for director, each current named executive officer, and by all of our current directors, executive officers and director nominees as a group. As of April 9, 2021, there were 943,888,589 shares of our common stock issued, outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of April 9, 2021	Total(1)	Percent of Common Stock Outstanding (%)

Richard T. Burke	1,470,681	(2)(3)	—	1,470,681	*

Timothy P. Flynn	7,730	(2)	—	7,730	*

Stephen J. Hemsley	2,121,528	(2)(4)(5)	573,730	2,695,258	*

Michele J. Hooper	36,273	(2)	—	36,273	*

F. William McNabb III	10,326	(2)	—	10,326	*

Valerie C. Montgomery Rice, M.D.	3,128	(2)	—	3,128	*

John H. Noseworthy, M.D.	2,581	(2)	—	2,581	*

Glenn M. Renwick	85,130	(2)	—	85,130	*

Gail R. Wilensky, Ph.D.	67,656	(2)(6)	—	67,656	*

Andrew Witty	26,646		52,461	79,107	*

John F. Rex	102,359	(7)	306,325	408,684	*

Dirk C. McMahon	61,492		157,461	218,953	*

Patricia L. Lewis	7,125		4,155	11,280	*

All current directors, executive officers and director nominees as a group (13 individuals)	4,027,094	(8)	1,147,892	5,174,986	0.55%

*
Less than 1%.

(1)
Unless otherwise noted, each person and group identified possesses sole voting and dispositive power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of April 9, 2021, are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)
Includes the following number of vested DSUs which are considered owned under the Company's stock ownership guidelines for directors: Mr. Burke — 25,986; Mr. Flynn — 5,730; Mr. Hemsley — 2,704; Ms. Hooper — 32,903; Mr. McNabb — 3,896; Dr. Montgomery Rice — 3,128; Dr. Noseworthy — 2,581; Mr. Renwick — 48,919; and Dr. Wilensky — 23,200.

(3)
Includes 1,316,500 shares held indirectly in a limited liability partnership.

(4)
Includes 89,500 shares held in charitable foundations.

(5)
Includes 325.5878 shares held in trust pursuant to our 401(k) plan. Pursuant to the terms of the 401(k) plan, a participant has sole voting power over their shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

(6)
Includes 43,735 shares held indirectly in a family trust by Dr. Wilensky.

(7)
Includes 12,331 shares held in a grantor retained annuity trust which are beneficially owned by Mr. Rex.

(8)
Includes the indirect holdings included in footnotes 3, 4, 5, 6 and 7.

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Certain Relationships and Transactions

Approval or Ratification of Related-Person Transactions

The Board of Directors has adopted a written Related-Person Transactions Approval Policy, which is administered by the Nominating and Corporate Governance Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com/about/corporate-governance. Under the policy, "related-person" transactions are prohibited unless approved or ratified by the Nominating and Corporate Governance Committee. In general, a related-person transaction is any transaction or series of transactions (or amendments thereto) directly or indirectly involving:

  •
  A director or an immediate family member of a director in which an executive officer of the Company is directly or indirectly a participant and the amount involved exceeds $1.00; or

  •
  A director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members, in which the Company or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $120,000; provided that if a director is an executive officer of an entity that is a party to a transaction with the Company or its subsidiaries, and the director was actively involved in the transaction, then the amount shall be $1.00.

Related-person transactions under the policy do not include:

  •
  Indemnification and advancement of expenses made pursuant to the Company's Certificate of Incorporation or Bylaws or pursuant to any agreement or instrument.

  •
  Interests arising solely from the ownership of a class of the Company's equity securities, if all holders of that class of equity securities receive the same benefit on a pro rata basis.

  •
  Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, the Company determines whether a transaction falls under the definition of a related-person transaction requiring review by the Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related-person transaction, the Nominating and Corporate Governance Committee will consider, among other things, whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not an affiliate; the business reasons for the transaction; whether the transaction could impair the independence of a director under the Company's Standards for Director Independence; and whether the transaction would present an improper conflict of interest for any director or executive officer of the Company. Any member of the Nominating and Corporate Governance Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Nominating and Corporate Governance Committee, participate in some or all of the Nominating and Corporate Governance Committee's discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Nominating and Corporate Governance Committee so as to avoid or otherwise address any resulting conflict of interest.

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As required under SEC rules, transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, are disclosed below.

Related-Person Transactions

Transactions with 5% Shareholders

The Vanguard Group, Inc. ("Vanguard") beneficially owned approximately 8.34% of our common stock as of December 31, 2020. The Company paid Vanguard $437,400 in benefits management fees in 2020.

BlackRock, Inc. beneficially owned approximately 7.50% of our common stock as of December 31, 2020. The Company paid BlackRock $9.7 million for investment management fees in 2020. BlackRock maintains a self-funded health insurance plan through the Company and paid the Company $2.3 million for administrative services and $1.3 million for premium payments in 2020.

FMR LLC beneficially owned approximately 5.61% of our common stock as of December 31, 2020. The Company paid Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC, $8.6 million in benefits management fees in 2020. Fidelity maintained a self-funded health insurance plan through the Company and paid the Company $200,600 for administrative services, $4.3 million for premium payments and $3.7 million for an employee assistance program and wellness services in 2020.

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Appendix A – COVID-19 Response

Coronavirus (COVID-19) has profoundly impacted the health of people around the world, as well as our global economies. The safety and health of the people we serve, our team members, their families, our stakeholders, broader communities and the reliability of our health care systems consume our resources and our focus. The following is a summary of actions we have taken to respond to the pandemic.

Care of Our Team Members

•
Team members who contracted COVID-19, or were subject to a quarantine, were paid fully and not required to take paid time off.*

•
Compensation for our front-line clinical workforce serving in high incidence communities was increased.

•
We launched UnitedCARES, a high-touch support program for team members who have, or had, a family member diagnosed with COVID-19.

•
We did not furlough any employees as a result of the pandemic.

•
Business continuity plans and clinical safety protocols were engaged fully and effective in keeping team members safe while serving the needs of our members, patients, customers and government partners without disruption.

•
90% of our nonclinical workforce was transitioned to a work at home status while maintaining all service levels.

•
More than 80 processes and protocols were developed to guide our Care Delivery Organizations for COVID-19 scenarios, CDC protocols, and state and county regulations.

Serving Our Customers, Members and Patients

•
Provided $2 billion in direct customer and consumer support through premium credits, cost-sharing waivers and other efforts.

•
Accelerated nearly $2 billion of payments to care providers to provide needed liquidity for the health system.

•
Waived all cost sharing for COVID-19 diagnosis through the national public health emergency and waived COVID-19 treatment costs for members.

•
Continue removal of prior authorizations for COVID-19 treatment for high-impacted areas.*

•
Expanded assistance for socially isolated members, coordinating access to medications, supplies, food, care and support programs, and partnered with the AARP Foundation to create a public education campaign about social isolation, its impact on mental and physical health, and resources to address it.

•
Provided early refills, prolonged authorizations and increased home delivery options of medication to ensure no shortages; extended hours at our behavioral health pharmacies to ensure medication adherence for those with mental health and substance use disorders.

•
Facilitated coverage transitions to ensure members maintained health insurance.

•
Allowed grace periods for employers and individuals to pay premiums.

•
Deployed triage tools, including a symptom checker with next best action recommendations for our highest risk members.*

•
Deployed 700 Advance Practice Clinicians to serve members and patients on telehealth lines.

•
Quickly shifted more than 17,000 Optum Care physicians to telehealth visits that otherwise would have been canceled due to COVID-19 safety concerns.

•
Opened a special enrollment period to allow customers to add employees who previously declined health benefit coverage.

•
Expanded testing capacity for our clients to reach underserved communities in California, Indiana, New Jersey, North Carolina and Jacksonville, Florida, administering more than 3.8 million tests at hundreds of community-based sites.

•
Partnered with New York City Health + Hospital (NYCH+H) to support the City's COVID-19 monitoring program, which included hiring, training and deploying contact tracers from all 5 boroughs, including from communities hardest hit by the pandemic.

•
Supported the State of California's efforts to advance its COVID-19 Reporting System (CCRS), which is used to collect, store, analyze, and publish COVID-19 electronic lab reporting and case data for Californians.*

•
Over 39,000 behavioral health professionals in our virtual visit network can use our online behavioral health platform.

•
Developed the OptumRx Prescription Relief Program to provide a cash discount on prescription drugs and support medication adherence for members who lost pharmacy benefit coverage because of furloughs or job loss.

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•
Facilitated bringing infusion services to the home to ensure patients continued to receive life-sustaining infusions traditionally administered in the hospital or hospital clinic settings.

•
Created a vaccination program to help people stay informed on vaccines, including creating awareness of $0 cost-share on vaccines through the national public health emergency, and providing resources to help people find vaccine information.

•
Developed and deployed web-based tools in English and Spanish on MyUHC.com and Optum.com to assist individuals seeking vaccination information.*

•
Created a COVID-19 vaccination record to give members easy access to their vaccination information.*

Serving Society

•
Selected by HHS to assist in processing and distributing CARES Act funding to care delivery providers.

•
Joined forces with Microsoft to launch ProtectWell™, an innovative return-to-workplace protocol that enables employers to bring employees back to the workplace in a safer environment.

•
Through our care practices, community-based pharmacies and health services operations, Optum administered COVID-19 vaccines to patients, employees and other community members.

•
Through OptumLabs, we are operating monoclonal antibody infusion sites in Minnesota, Nevada, Colorado and New Jersey to treat COVID-19 patients with mild to moderate symptoms for free.*

•
Led a study resulting in FDA approval for the use of alternative swab materials and commonly available saline for COVID-19 testing, providing more options for sample collection.

•
Partnered with the Morehouse School of Medicine to study the effect of sickle cell trait, which is prevalent in 8%-10% of African Americans, on COVID-19.*

•
Partnered with Boston Scientific, Medtronic and the University of Minnesota to develop 3,000 "light ventilators" to address critical shortages in the nation's supply of ventilators.

•
Donated $5 million to accelerate and expand Mayo Clinic's groundbreaking investigational study of convalescent plasma treatments for COVID-19 patients nationwide.

•
Created the COVID-19 Vaccine Resource Locator to help people find vaccine eligibility and vaccination providers.*

•
Participating in the COVID-19 Vaccine Community Connectors pilot initiative, which enables vaccination of 2 million seniors age 65+ in at-risk, vulnerable and underserved communities.*
•
Both clinicians and employees volunteered to support vaccination sites in local communities, helping to schedule vaccine appointments, coordinating vaccination events and administering vaccine shots.*

•
Opened free access to our mental health mobile app and 24/7 emotional support phone lines to help all Americans cope with mental health impacts during the COVID-19 pandemic.

•
Worked with local partners to deliver more than 67,000 individual episodes of service, including free testing, health education, food and medical referrals to address health disparities and meet the unique needs of disadvantaged communities through our STOP COVID effort in Los Angeles, California; Chester City, Pennsylvania; Prince George's County, Maryland; Washington D.C.; Miami, Florida; Liberal and Kansas City, Kansas; Atlanta, Georgia; and Orleans Parish, Louisiana.

•
Bringing together the full breadth of UHG, conducted a pragmatic study of Lilly's monoclonal antibody therapy, bamlanivimab: leveraging digital tools, real-world data, and on-demand clinical support to create a personalized and seamless study experience and increase access to an important therapy.

•
Provided mental health professionals with a free Sanvello Clinician Dashboard to support COVID-19 response.

•
Provided more than $100 million in support to those affected by COVID-19, including hot spot relief efforts, health workforce safety, seniors and individuals experiencing homelessness and food insecurity.

•
To help ease the burden and aid in recovery from the effects of the pandemic, UnitedHealthcare donated over $12 million through Empowering Health grants to community-based organizations across 21 states. More than half of the grants will help organizations increase their capacity to fight COVID-19 and support impacted communities.

•
Allocated three senior executives to major scientific discovery and relief efforts; one to assist the World Health Organization in the development of a global strategy for vaccine discovery and distribution, and two to provide leadership in developing and deploying New Jersey's field-based hospital system.

•
Organized our cafeteria and food service teams to make meals for those in need — more than 75,000 meals per week — in Minneapolis-St. Paul, Minnesota; Greensboro, North Carolina; Hartford Connecticut; and Las Vegas, Nevada.

•
We did not request nor retain any government assistance.

Items marked with an asterisk (*) are active and ongoing activities.

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Appendix B – Reconciliation of Non-GAAP Financial Measure

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(in millions, except per share data)
(unaudited)

ADJUSTED NET EARNINGS PER SHARE(a)

	Year Ended December 31, 2020 ($)	Year Ended December 31, 2019 ($)
GAAP net earnings attributable to UnitedHealth Group common shareholders	15,403	13,839
Intangible amortization	1,080	1,004
Tax effect of intangible amortization	(262)	(248)

Adjusted net earnings attributable to UnitedHealth Group common shareholders	16,221	14,595

GAAP diluted earnings per share	16.03	14.33
Intangible amortization per share	1.12	1.04
Tax effect per share of intangible amortization	(0.27)	(0.26)

Adjusted diluted earnings per share	16.88	15.11

(a)
Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted net earnings per share excludes from the relevant GAAP metric, as applicable, intangible amortization and other items, if any, that do not relate to the Company's underlying business performance. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization. As amortization fluctuates based on the size and timing of the Company's acquisition activity, management believes this exclusion provides a more useful comparison of the Company's underlying business performance and trends from period to period. While intangible assets contribute to the Company's revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.

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Appendix C – Amendment to the UnitedHealth Group 1993 Employee Stock Purchase Plan

UNITEDHEALTH GROUP 1993
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated Effective January 2, 2020
ARTICLE I
PURPOSE

                        Section 1.01.  The purpose of the UnitedHealth Group 1993 Employee Stock Purchase Plan (the "Plan") is to enhance employee commitment to the goals of the Company, by providing a means of achieving stock ownership on advantageous terms to eligible employees of the Company or a Participating Affiliate.

ARTICLE II
DEFINITIONS

                        Section 2.01.  For purposes of the Plan the following terms shall be defined as follows:

                        (a)   "Adoption Date" means February 9, 2011.

                        (b)   "Affiliate" means any subsidiary corporation of the Company, as defined in Section 424(o) of the Code, whether now or hereafter acquired.

                        (c)   "Board of Directors" means the Board of Directors of UnitedHealth Group Incorporated.

                        (d)   "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include all regulations and other binding interpretive authority issued pursuant to the Code.

                        (e)   "Code Section 423 Plan" means an employee stock purchase plan which is designed to meet the requirements set forth in Section 423 of the Code, as amended. The provisions of the Code Section 423 Plan shall be construed, administered and enforced in accordance with Section 423.

                        (f)    "Common Stock" means the Common Stock, par value $.01 per share, of UnitedHealth Group Incorporated.

                        (g)   "Committee" means the Compensation and Human Resources Committee of the Company's Board of Directors, or such successor committee as is made up of three or more directors of the Company, none of whom shall be officers or employees of the Company and all of whom shall be "Non-Employee Directors" with respect to the Plan within the meaning of Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended, and any successor rule.

                        (h)   "Company" means UnitedHealth Group Incorporated, or any company that assumes and succeeds to the obligations of UnitedHealth Group Incorporated under the Plan.

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                        (i)     "Compensation" means the Eligible Employee's annualized rate of salary, or regular hourly compensation, in effect at any time during an Offering Period, exclusive of all overtime earnings, shift differentials, commissions, bonus payments, the value of fringe or welfare benefits and all other forms of remuneration (but including any elective contributions to employee benefit plans withheld from the Eligible Employee's Compensation).

                        (j)     "Eligible Employees" means all employees of the Company or a Participating Affiliate except (i) employees customarily employed less than twenty (20) hours weekly; (ii) employees whose customary employment is for not more than 5 months in any calendar year; and (iii) employees who, immediately after a right to purchase is granted, would be deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the shares of the Company.

                        (k)   "Maximum Offering" shall mean, with respect to some or all participants in the Non-423 Plan, a maximum number or value of shares of the Company stock made available for purchase in specified countries, locations or Participating Affiliates. Such maximum shall be determined by the Committee or its designate to comply with securities laws, to achieve tax objectives or to meet other Company objectives.

                        (l)     "Non-423 Plan" means an employee stock purchase plan which does not meet the requirements set forth in Section 423 of the Code, as amended.

                        (m)  "Participant" means an Eligible Employee who has elected to participate in the Plan in the manner set forth in the Plan, and whose participation in the Plan has not ended as set forth in and pursuant to Article VII.

                        (n)   "Participating Affiliate" means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose Eligible Employees may participate in the Plan. The Committee may determine that employees of any Participating Affiliate shall participate in the Non-Section 423 Plan.

                        (o)   "Plan" means the UnitedHealth Group 1993 Employee Stock Purchase Plan, Amended and Restated as of January 2, 2020, which includes a Code Section 423 Plan and a Non-423 Plan component.

                        (p)   "Plan Year" means the twelve month period, beginning January 2, 1999, that commences each January 2 and ends on January l of the next succeeding year.

                        (q)   "Purchase Date" means the last day of a Purchase Period.

                        (r)    "Purchase Period" means each of the two 26 week periods in each Plan Year, i.e. the 26-week period from January 2 to July 1 and the 26-week period from July 2 to January 1, during the term of this Plan and during which time payroll deductions are made from the Compensation of Eligible Participants in the Plan. The Committee may specify Purchase Periods of different duration from time to time. Each Purchase Period shall constitute a separate "offering" of shares for purposes of Code Section 423 and the regulations thereunder.

                        (s)   "Stock Purchase Account" means the individual account established by the Company for each Participant to which payroll deductions are credited.

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ARTICLE III
ELIGIBLE EMPLOYEES; ELECTION TO PARTICIPATE; PAYROLL DEDUCTIONS

                        Section 3.01.

                        a.     Election to Participate.    Each Eligible Employee may elect to participate in the Plan by completing the appropriate enrollment forms and procedures by the enrollment deadline established for a Purchase Period. The enrollment procedures will authorize regular payroll deductions from the employee's Compensation, such deductions to begin with the first payroll period ending on or after the beginning of the first Purchase Period after the Eligible Employee enrolls in the Plan.

                        b.     Contribution and Payroll Deduction Election.    A Participant may elect contributions and payroll deductions from his or her Compensation in whole percentages not less than one percent (1%) or more than ten percent (10%) of his or her Compensation.

                        c.     Change in Payroll Deduction Election.    A Participant may not increase his or her contributions and payroll deductions during a Purchase Period. A Participant may discontinue contributions and payroll deductions during a Purchase Period as explained in Section 7.02.a. A Participant may increase or reduce his or her contributions and payroll deductions for a future Purchase Period as explained in Section 7.02.b.

ARTICLE IV
PAYROLL DEDUCTIONS; STOCK PURCHASE ACCOUNT

                        Section 4.01.    Payroll deductions shall be credited to the Participant's Stock Purchase Account. A Participant may not make any separate cash payment into his or her Stock Purchase Account.

                        Section 4.02.    The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company, or the Participating Affiliate (as the case may be). No amounts credited to any Participant's Stock Purchase Account nor any benefit received by a Participant under the Plan shall be subject to the debts, contracts, liabilities, engagements or torts of the Participant. No interest shall be paid on amounts credited to a Participant's Stock Purchase Account.

                        Section 4.03.    Participants are responsible for paying all income taxes, employment, social insurance, welfare and other taxes under applicable law relating to any amounts deemed under the laws of the country of their residence or of the organization of the Participating Affiliate which employs them to constitute (i) income arising out of the Plan, (ii) the purchase and sale of shares of Common Stock pursuant to the Plan and the distribution of Common Stock or (iii) cash to the Participant in accordance with this Plan. By participating in the Plan, each Participant authorizes the relevant Participating Affiliate to make appropriate withholding deductions from the Participant's compensation, which shall be in addition to any payroll deductions made pursuant to Section 4.01, and to pay such amounts to the tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of the Participant under applicable law.

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ARTICLE V
PURCHASE PRICE

                        Section 5.01.    Subject to the provision of Section 7.01.b.ii., each Participant shall have the right to purchase on the Purchase Date for the applicable Purchase Period, that number of whole and fractional shares of Common Stock as can be purchased at a price equal to the price specified in Section 5.02 on such date, with the funds then present in the Participant's Stock Purchase Account on the last day of such Purchase Period; provided, however, that no Participant shall be allowed to purchase more than 1,000 shares in any one Purchase Period, except as otherwise determined pursuant to Section 11.01. No Participant shall be allowed to purchase Common Stock under the Code Section 423 Plan (and under all other employee stock purchase plans, if any, of the Company and any Affiliate) at a rate which exceeds $25,000 in fair market value of Common Stock (determined on the date on which Eligible Employees are treated as having been granted the option to purchase shares for tax purposes) in any calendar year.

                        If Participants elect during any given Purchase Period to purchase shares of Common Stock which would result in aggregate elections to purchase more than the number of shares of Common Stock then available under the Plan, the Committee will allocate the remaining shares of Common Stock available under the Plan, on a pro rata basis, in accordance with the elections previously filed by each Participant.

                        Section 5.02.    The purchase price shall be 90% of the fair market value of the Common Stock on the last day of the applicable Purchase Period, rounded up to the next higher full cent. The fair market value on any day shall be (i) the closing price of the Common Stock as reported for composite transactions if the Common Stock is then traded on a national securities exchange; (ii) the last sale price if the Common Stock is then quoted on the NASDAQ National Market; or (iii) the average of the closing representative bid and asked prices if the Common Stock is then reported on NASDAQ, in each case on the date as of which the fair market value is being determined. If the Common Stock is not traded, quoted or reported on any of the above exchanges or reporting systems on such date, the Committee shall make a good faith attempt to establish the fair market value of the Common Stock and in connection therewith shall take such action as it deems necessary or advisable. If the last day of any Purchase Period is a Saturday, Sunday or holiday on which NASDAQ or the applicable national securities exchange is closed, the fair market value shall be determined as of the immediately preceding day on which the NASDAQ or the applicable national securities exchange was open.

ARTICLE VI
PURCHASE

                        Section 6.01.    Except as provided in Section 7.01, on the Purchase Date for each Purchase Period, the funds in each Participant's Stock Purchase Account shall be used to purchase the largest number of whole and fractional shares of Common Stock that can be purchased with such funds (taking into account the limitations set forth in Section 5.01).

                        Section 6.02.    Any funds remaining in a Participant's Stock Purchase Account after each such purchase shall be refunded to him or her as soon as practicable after the end of the applicable Purchase Period.

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ARTICLE VII
RENEWAL OF ELECTION TO CONTRIBUTE; ELECTION TO DISCONTINUE CONTRIBUTIONS; TERMINATION OF RIGHT TO CONTRIBUTE; TERMINATION OF RIGHT TO PURCHASE COMMON STOCK

                        Section 7.01.

                        a.     Automatic Renewal of Election to Contribute.    Once an Eligible Employee becomes a Participant, his or her contribution and payroll deduction election remains in effect from Purchase Period to Purchase Period , and is automatically renewed, except as provided in Section 7.02.a, until the Participant's right to contribute to the Plan ends as provided in Section 7.01.b.i. Notwithstanding the foregoing, Eligible Employees shall be required to make a separate election in order to participate for the Purchase Period commencing January 2, 2020, and the Committee may provide that separate elections shall be required for any subsequent Purchase Period.

                        b.     Termination of Right to Participate.

                        i.      Termination of Right to Contribute.    A Participant's right to contribute to the Plan ends as of the date on which he or she (a) no longer is an Eligible Employee, (b) is no longer employed by the Company or a Participating Affiliate, or (c) elects to discontinue contributions as provided in Sections 7.02.a. or b.

                        ii.     Termination of Right to Purchase.    When a Participant' s right to contribute to the Plan ends because he or she (a) no longer is an Eligible Employee, or (b) is no longer employed by the Company or a Participating Affiliate, the Participant's right to purchase Common Stock for the current Purchase Period ends at the same time.

                        Section 7.02.

                        a.     Election to Discontinue Contributions For Remainder of Current Purchase Period.

                        i.      Each Participant has the right to elect to discontinue contributions to the Plan up to and until the last day of the fifth month of the current Purchase Period. Such election must be made in accordance with the Company's administrative procedures and shall be effective with the first payroll period that is administratively feasible following the receipt of the Participant's election, and shall be irrevocable for the remainder of the current Purchase Period.

                        ii.     The Participant's contributions, made during the current Purchase Period, will be used to purchase Common Stock on the Purchase Date for the current Purchase Period, unless the Participant elects a refund pursuant to Section 7.02.c.

                        b.     Election to Increase, Decrease or Discontinue Contributions in Future Purchase Period.    Each Participant has the right to elect to increase, decrease or discontinue contributions to the Plan effective as of the next succeeding Purchase Period. Such election must be made in accordance with the Company's administrative procedures, shall be effective with the first payroll period in the subsequent Purchase Period. Except as provided in Section 7.02.a.i, such election shall be irrevocable for the duration of the subsequent Purchase Period.

                        c.     Election of Refund of Uninvested Contributions.    Each Participant has the right to elect to have the funds that exist in his or her Stock Purchase Account up to and until the last day of the fifth month of the Purchase

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Period refunded to him or her instead of being used to purchase Common Stock; notwithstanding, the Committee shall have the administrative discretion to alter this date in accordance with Section 11.01. Such election shall be made in accordance with the Company's administrative procedures. Such refund will be made as provided in Section 7.03.

                        d.     Election to Resume Contributions.    A Participant who elects in accordance with Section 7.02.a.i. to discontinue contributions to the Plan for the remainder of a current Purchase Period may elect to resume contributions to the Plan only for a subsequent Purchase Period, and such election must be made in accordance with the Company's administrative procedures.

                        Section 7.03  Timing of Refund of Uninvested Contributions.    When a Participant's right to purchase Common Stock ends as provided in Section 7.01.b., or when a Participant elects a refund of uninvested contributions pursuant to Section 7.02.c., the Company shall refund in cash to the Participant all uninvested contributions that remain in the Participant's Stock Purchase Account. Such refund will be made as soon as is administratively feasible and in accordance with the Company's administrative procedures.

ARTICLE VIII
TRANSFERABILITY

                        Section 8.01.    A Participant's rights hereunder are exercisable during his or her lifetime only by him or her and may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise) in any manner, other than by will or the laws of descent and distribution and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase shall be null and void and without effect.

                        Section 8.02.    The funds accumulated in a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of the funds accumulated in the Stock Purchase Account shall be null and void and without effect.

ARTICLE IX
ACCOUNT STATEMENTS; CERTIFICATES

                        Section 9.01.    As soon as practicable after each Purchase Period the Company will cause to be delivered to the Participant an account statement describing the Common Stock purchased with respect to such Purchase Period. Upon request from the Participant, as soon as practicable after each Purchase Period the Company shall cause to be delivered to the Participant a Certificate representing the Common Stock purchased.

                        Section 9.02.    The Company shall not be required to issue any Common Stock purchased hereunder prior to registration under the Securities Act of 1933, as amended, or registration, or qualification under any state law if such registration is required.

                        Section 9.03.    A Participant shall have no interest in, and will not be entitled to any of the rights or privileges of a shareholder of the Company with respect to the Common Stock purchased by him or her pursuant to the Plan, including the right to receive any dividends which may be declared by the Company, until such time as he or she has actually paid the purchase price for the shares and the Company has so credited the Participant's Stock Purchase Account. Cash dividends received in respect of Common Stock held in a Participant's Stock Purchase Account shall be credited to the Participant's Stock Purchase Account, net of applicable United States withholding taxes on such dividends, which shall be withheld by the Company and paid to the appropriate United

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States tax authorities. Such cash dividends may either be (i) reinvested in shares of Common Stock as promptly as practicable following crediting thereof, or (ii) held as cash in the Participant's Stock Purchase Account. The Company or the Participating Affiliate employing the Participant shall notify each Participant annually as part of its periodic reporting obligations of the amount of such US tax withholding applicable to each Participant's Stock Purchase Account in order to enable the Participant to apply for any applicable tax credit in the Participant's country of residence.

                        Section 9.04.    The Common Stock issued under the Plan shares. shall be registered in the name of the Participant purchasing such shares. Notwithstanding the foregoing, the Committee may provide for shares purchased under the Plan to be held in a brokerage account in the name of the Participant with a broker designated by the Plan.

ARTICLE X
AMENDMENT; TERMINATION OF PLAN

                        Section 10.01.    The Board of Directors of the Company may at any time terminate or amend the Plan except that no amendment shall be made without prior approval of the shareholders which would (i) authorize an increase in the number of shares which may be purchased under the Plan, except as provided in Section 12.01; (ii) permit the issuance of Common Stock before payment therefore in full; (iii) increase the rate of payroll deductions above ten percent (10%) of Compensation; (iv) reduce the price per share at which Common Stock may be purchased below 85% of the lower of the fair market value of the Common Stock on the first or last day of the applicable Offering Period; (v) withdraw administration of the Plan from the Committee; or (vi) change the definition of subsidiaries eligible to participate in the Plan.

                        Section 10.02.    The Plan may be terminated (i) on the day when no further shares of Common Stock remain under the Plan; or (ii) at any time in the discretion of the Board of Directors after 30 days' notice has been given to Eligible Employees. Upon termination of the Plan, the applicable Purchase Period shall be deemed closed, and shares of Common Stock will be issued to Participants in accordance with Section 5.01.

ARTICLE XI
ADMINISTRATION

                        Section 11.01.    The Plan shall be administered by the Committee which is authorized to interpret and construe any provision of the Plan, to establish deadlines and procedures by which the various administrative processes must be completed in order to be effective and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall, to the extent necessary or desirable, establish any special rules for Eligible Employees, former employees, or Participants located in any particular country other than the United States. In administering the Plan, it may be necessary, from time to time, to change or waive requirements of the Plan to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operations of the Plan. Therefore, the Company reserves the right, exercisable by the Committee, to make variations in the provisions of the Plan for such purposes. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, alter the time and duration of Purchase Periods and the procedures for making, revising and terminating participation elections (including the extent to which elections are applicable to future Offering Periods), may change the maximum number of shares of Common Stock that may be purchased in an Offering Period (subject to Section 423 of the Code), and may change the purchase price for shares of Common Stock provided that the purchase price is not reduced below the price specified in Section 10.01.iv. Any such change that is communicated to Eligible Employees shall be deemed to an

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exercise of the Committee's authority to make variations in the provisions of the Plan without the need for formal amendment. The Committee will determine any questions arising in the administration, interpretations and application of the Plan, and all determinations will be conclusive and binding on all parties.

ARTICLE XII
STOCK DIVIDEND OR RECLASSIFICATION; MERGER OR CONSOLIDATION

                        Section 12.01.    If a record date for a stock dividend, stock-split or for a reclassification by way of split-up or reduction in the number of shares of Common Stock shall occur during a Purchase Period, appropriate adjustments in the number of shares of Common Stock and purchase prices shall be made to give effect thereto on an equitable basis. Similarly, on the payment of any stock dividend, stock-split or reclassification by way of split-up or reduction in the number of shares, the total number of shares authorized by Section 14.01 to be sold under the Plan shall be adjusted accordingly.

                        Section 12.02.    If the Company is merged into or consolidated with one or more corporations during a Purchase Period, appropriate adjustments shall be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

ARTICLE XIII
CHANGE IN CONTROL

                        Section 13.01.    A "Change in Control" shall mean the sale of all or substantially all of the Company's assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

                        Section 13.02.

                        a.     Rights and Obligations Under the Plan.    In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be, which may be the Company (the "Acquiring Corporation"), may assume the Company's rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company's rights and obligations under the Plan and with respect to Participants' right to purchase stock, the Purchase Date of the then current Purchase Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Common Stock that may be purchased with the outstanding funds accumulated in the Stock Purchase Account shall not be adjusted.

                        b.     Non-423 Plan.    Notwithstanding Section 13.02.a., the Purchase Date with respect to Participants' rights to purchase Common Stock granted pursuant to a Non-423 Plan to a Participant who would otherwise be subject to Code Section 409A shall be accelerated as contemplated by the foregoing sentence only to the extent the event constituting the Change in Control qualifies as a "change in ownership" or "change in effective control" of the Company or a "change in ownership of a substantial portion of the assets" of the Company, as these concepts are defined in U.S. Treas. Reg. §1.409A-3(i)(5) or successor provisions.

                        c.     Termination of Purchase Rights.    All Participants' rights to purchase Common Stock which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control, and all remaining funds in Participants' Stock Purchase Accounts shall be refunded as soon as practical.

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ARTICLE XIV
SHARES TO BE SOLD

                        Section 14.01.    The Common Stock to be issued and sold under the Plan may be authorized but unissued shares, or the Company may go into the market and purchase shares for sale under the Plan. Except as provided in Section 12.01, the aggregate number of shares of authorized but unissued Common Stock to be sold under the Plan on or after the Adoption Date shall not exceed 50,000,000 ~~35,000,000~~. If on a given Purchase Date the number of shares to be purchased exceeds the number of shares then available under the Plan or the Maximum Offering, if any, that may be issued on any given Purchase Date, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. The pro rata allocation shall be limited, in the case of exceeding the Maximum Offering, to those Participants in the countries, locations or Participating Affiliates in the specified Maximum Offering.

ARTICLE XV
NOTICES; CONSTRUCTION

                        Section 15.01.    Notices to the Company under the Plan shall be addressed to the address shown below, and notice to an Eligible Employee or Participant shall be addressed to the Eligible Employee's or Participant's last address as reflect on the personnel records of the Company or the Participating Affiliate employing such person.

UnitedHealth Group Incorporated
Attention: Corporate Benefits - ESPP
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

                        Section 15.02.    The Company intends that the Code Section 423 Plan qualify as an "employee stock purchase plan" under Section 423 of the Code and, therefore, the Plan shall be construed in a manner consistent therewith. All Participants in the Code Section 423 Plan shall have the same rights and privileges under the terms of the Code Section 423 Plan.

ARTICLE XVI
GOVERNMENTAL REGULATIONS AND LISTING

                        Section 16.01.    All rights granted to Participants under this Plan are expressly subject to all applicable laws, regulations and the approval of all governmental authorities required for the authorization, issuance, sale or transfer of the shares of Common Stock reserved for the Plan. This includes, without limitation, a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock that may be purchased under the Plan. If a registration statement is not effective on the last day of a Purchase Period, the Purchase Period shall be extended until the first business day after the effective date of a registration statement, or post-effective amendment; provided, however, that a Purchase Period for a Participant in a Non-423 Plan who would otherwise be subject to Section 409A of the Code shall be extended only to the extent that such extension would not cause a violation under Section 409A of the Code.

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ARTICLE XVII
MISCELLANEOUS

                        Section 17.01.    This Plan will not be deemed to constitute a contract of employment between the Company or a Participating Affiliate and any Eligible Employee, nor will it interfere with the right of the Company to terminate any Eligible Employee and treat him or her without regard to the effect that termination might have upon him or her under the Plan. Nothing in this Plan shall confer on any Participant (i) any express or implied right to continued employment by the Company or any Affiliate, whether for the duration of the Plan or otherwise, (ii) legal or equitable right against the Company or any Affiliate, directly or indirectly or (iii) cause of action at law or equity against the Company or any Affiliate. Neither the Common Stock acquired under this Plan nor any other benefits conferred hereby, including the acquisition of Common Stock at a discount, will form any part of the wages or salary of any Eligible Employee for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under this Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

                        Section 17.02.    By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

                        Section 17.03.    The Code Section 423 Plan is exempt from the application of Section 409A of the Code. The Non-423 Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent an option or rights under the Non-423 Plan or the vesting, payment, settlement or deferral thereof is subject to Section 409A of the Code, the option or right shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Non-423 Plan that would cause the grant of an option or right or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which amendment may be made on a retroactive basis, in accordance with the final regulations and guidance issued under Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if an option or right granted under the Plan that is intended to be exempt from, or compliant with Section 409A of the Code is not so exempt or compliant or for any action (or failure to act) taken by the Committee with respect thereto.

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VIEW MATERIALS & VOTE  SCAN TO UNITEDHEALTH GROUP INCORPORATED 9900 BREN ROAD EAST MINNETONKA, MN 55343 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on June 6, 2021, or June 2, 2021 for shares held in the UnitedHealth Group 401(k) Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UNH2021 You may participate in the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow  XXXX XXXX XXXX XXXX available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on June 6, 2021, or June 2, 2021 for shares held in the UnitedHealth Group 401(k) Savings Plan. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by June 6, 2021. VOTE CONFIRMATION You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on June 7, 2021 via the ProxyVote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow  XXXX XXXX XXXX XXXX Vote Confirmation is available 24 hours after your vote is received beginning May 24, 2021, with the final vote tabulation remaining available through August 7, 2021. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by UnitedHealth Group in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D53509-P51703 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. UNITEDHEALTH GROUP INCORPORATED The Board of Directors recommends you vote FOR each of the nominees for director in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and AGAINST Proposal 5. 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Richard T. Burke For Against Abstain 2. Advisory approval of the Company’s executive compensation. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2021. Approval of an amendment to the UnitedHealth Group 1993 Employee Stock Purchase Plan. ! ! ! ! ! ! ! ! ! 1b. Timothy P. Flynn 3. 1c. Stephen J. Hemsley 1d. Michele J. Hooper 4. The Board of Directors recommends you vote AGAINST Proposal 5. 1e. F. William McNabb III 5. If properly presented at the 2021 Annual Meeting of Shareholders, the shareholder proposal set forth in the proxy statement requesting a reduction of the share ownership threshold for calling a special meeting of shareholders. ! ! ! 1f. Valerie C. Montgomery Rice, M.D. 1g. John H. Noseworthy, M.D. 1h. Gail R. Wilensky, Ph.D. 1i. Andrew Witty Yes No ! ! Please indicate if you plan to participate in this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2021 Annual Meeting of Shareholders Monday, June 7, 2021 11:00 a.m. Eastern Time Meeting Live Via The Internet www.virtualshareholdermeeting.com/UNH2021 UnitedHealth Group will be hosting the 2021 Annual Meeting (the "Annual Meeting") live via the internet this year. To participate in the Annual Meeting live, please visit www.virtualshareholdermeeting.com/UNH2021 and have the information printed in the box marked by the arrow  on the following page available to access the Annual Meeting. You may vote your proxy at any time over the internet at www.proxyvote.com or by telephone at 1-800-690-6903. Please see the reverse side of this proxy card for complete instructions on how to vote your proxy. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.unitedhealthgroup.com/proxymaterials. Instructions on how to participate in the Annual Meeting are available at www.unitedhealthgroup.com/annualmeeting. D53510-P51703 UNITEDHEALTH GROUP INCORPORATED Annual Meeting of Shareholders June 7, 2021 11:00 a.m. Eastern Time This proxy is solicited by the Board of Directors By signing the proxy, you revoke all prior proxies and appoint each of Dannette L. Smith and Kuai H. Leong each individually, and with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the 2021 Annual Meeting of Shareholders and all adjournments or postponements thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted FOR all of the nominees for director in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and AGAINST Proposal 5, and in the discretion of the named proxies on all other matters that may properly come before the meeting. If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, internet or telephone is not received by 11:59 p.m. Eastern Time on June 2, 2021, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants. Continued and to be signed on reverse side XXXX XXXX XXXX XXXX